Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND AMONG

MUDRICK CAPITAL ACQUISITION CORPORATION,

MUDS ACQUISITION SUB, INC.,

and

HYCROFT MINING CORPORATION

DATED AS OF JANUARY 13, 2020

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2.20	Insurance	27
2.21	Interested Party Transactions	27
2.22	Permits	28
2.23	Mining and Precious Metals	28
2.24	Privacy and Data Security	30
2.25	Certain Provided Information	31
2.26	Board Approval	31
2.27	Disclaimer of Other Warranties	31
Article III	REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB	32
3.1	Organization and Qualification	33
3.2	Parent Subsidiaries	33
3.3	Capitalization	33
3.4	Authority Relative to this Agreement	35
3.5	No Conflict; Required Filings and Consents	35
3.6	Compliance	36
3.7	Parent SEC Reports and Financial Statements	36
3.8	Absence of Certain Changes or Events	38
3.9	Litigation	38
3.10	Business Activities	38
3.11	Parent Contracts	38
3.12	Interested Party Transactions	39
3.13	Parent Listing	39
3.14	Trust Account	39
3.15	Finders and Brokers	40
3.16	Investment Company Act	40
3.17	Information Supplied	40
3.18	Disclaimer of Other Warranties	41
Article IV	CONDUCT PRIOR TO THE CLOSING DATE	42
4.1	Conduct of Business by the Seller and the Seller Subsidiaries	42
4.2	Conduct of Business by Parent and its Subsidiaries	45

Article V	ADDITIONAL AGREEMENTS	47
5.1	Registration Statement; Special Meetings	47
5.2	HSR Act	50
5.3	Filings and Other Documents	51
5.4	Required Information	52
5.5	Confidentiality; Access to Information	53
5.6	Commercially Reasonable Efforts	54
5.7	No Parent Securities Transactions	54
5.8	No Claim Against Trust Account	55
5.9	Notification of Certain Matters	55
5.10	Assumption of Assumed Liabilities	55
5.11	Employee Matters	56
5.12	Securities Listing	57
5.13	No Solicitation	58
5.14	Trust Account	58
5.15	Directors’ and Officers’ Liability Insurance	59
5.16	Tax Matters	61
5.17	280G Approval	61
5.18	Certain Financial Information	62
5.19	Access to Financial Information	62
5.20	Parent Borrowings	62
5.21	Section 16 Matters	62
5.22	Qualification as an Emerging Growth Company	62
5.23	Trust Account Disbursement	63
5.24	Debt Payoff	63
5.25	Exchange, Conversion and Assumption of Certain Seller Indebtedness	63
5.26	Support Agreement	64
5.27	Private Investment	64
5.28	Registration Rights Agreement	64
5.29	LLC Conversions	64
5.30	Transferred Assets	64
5.31	Distribution of Purchase Shares	65
5.32	Owned Property Liens	65
5.33	SPAC Extension	65

Article VI	CONDITIONS TO THE TRANSACTION	66
6.1	Conditions to Obligations of Each Party to Effect the Acquisition	66
6.2	Additional Conditions to Obligations of the Seller	67
6.3	Additional Conditions to the Obligations of Parent and Acquisition Sub	68
Article VII	TERMINATION	69
7.1	Termination	69
7.2	Notice of Termination; Effect of Termination	70
7.3	Fees and Expenses	71
Article VIII	GENERAL PROVISIONS	71
8.1	Notices	71
8.2	Interpretation	72
8.3	Counterparts; Electronic Delivery	73
8.4	Entire Agreement; Third Party Beneficiaries	73
8.5	Severability	73
8.6	Other Remedies; Specific Performance	73
8.7	Governing Law	74
8.8	Consent to Jurisdiction; Waiver of Jury Trial	74
8.9	Rules of Construction	75
8.10	Assignment	75
8.11	Amendment	75
8.12	Extension; Waiver	75
8.13	Currency	76
8.14	No Recourse	76
8.15	Release	76
8.16	Public Announcements	77
8.17	Survival of Representations and Warranties	77

EXHIBITS

Exhibit A	Form of Seller Support Agreement
Exhibit B	Form of Post-Closing Parent Charter
Exhibit C	Form of Trust Termination Letter
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Sprott Royalty Agreement
Exhibit F	Allocation Principles

SCHEDULES Schedule A	Defined Terms

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made and entered into as of January 13, 2020, by and among Mudrick Capital Acquisition Corporation, a Delaware corporation (“Parent”), MUDS Acquisition Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Acquisition Sub”), and Hycroft Mining Corporation, a Delaware corporation (the “Seller”). Each of the Seller, Parent and Acquisition Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Purchase Agreement, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Seller Disclosure Letter and the Parent Disclosure Letter. Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located).

RECITALS

A.             Parent is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

B.             The Seller is the sole owner of (i) all of the issued and outstanding limited liability company interests of Allied Nevada Gold Holdings LLC, a Nevada limited liability company (“Nevada Gold”), (ii) all of the issued and outstanding shares of capital stock of Allied VGH Inc., a Nevada corporation (“Allied VGH”) and (iii) all of the issued and outstanding shares of capital stock of Allied Nevada Delaware Holdings Inc., a Delaware corporation (“Allied Delaware” and, together with Nevada Gold and Allied VGH, the “Direct Subsidiaries”). The equity interests of the Direct Subsidiaries as of the date of this Agreement and as of the Closing (in each case, the “Direct Subsidiary Equity Interests”) and the Transferred Assets (as defined below) constitute all or substantially all of the assets of the Seller.

C.             Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (as amended, the “DGCL”) and other applicable Law, the Parties intend to enter into a business combination transaction pursuant to which, following the consummation of the LLC Conversions, the Seller will sell to Acquisition Sub, and Acquisition Sub will purchase from the Seller, the Direct Subsidiary Equity Interests and the Transferred Assets (the “Acquisition”).

D.             The board of directors of the Seller (the “Seller Board”) has (i) deemed it expedient and for the best interests of the Seller and the Seller Stockholders to enter into this Agreement providing for the Acquisition in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Acquisition, in accordance with the DGCL, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending this Agreement, the Acquisition and the other Transactions be approved and adopted by the Seller Stockholders.

E.             Stockholders of the Seller holding at least a majority of the shares of common stock, par value $0.001 per share, of the Seller (the “Seller Common Stock”) issued and outstanding as of the date hereof will execute and deliver to Parent a Support Agreement (the “Seller Support Agreement”), substantially in the form attached hereto as Exhibit A, within 24 hours of the execution of this Agreement.

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F.             The board of directors of Parent (the “Parent Board”) has (i) determined that it is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement providing for the Acquisition in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Acquisition, in accordance with the DGCL, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending this Agreement, the Acquisition and the other Transactions be approved and adopted by the Parent Stockholders (the “Parent Recommendation”).

G.             In connection with the Closing, Acquisition Sub shall pay or cause to be paid, on behalf of the Seller, or the applicable Seller Subsidiary, the Payoff Amounts to the lenders under the First Lien Debt and the Jacobs Note in full satisfaction of the Seller’s, or the applicable Seller Subsidiary’s, obligations thereunder.

H.             The holders of 100% of the 1.25 Lien Notes are executing and delivering to the Seller, concurrently with the execution and delivery of this Agreement, a Note Exchange Agreement (the “1.25 Lien Exchange Agreement”), pursuant to which the holders of the 1.25 Lien Notes and the Seller have mutually agreed that (i) the holders of the 1.25 Lien Notes will exchange the outstanding 1.25 Lien Notes for New Subordinated Notes immediately prior to the Closing and (ii) not more than $80,000,000 in aggregate principal amount of New Subordinated Notes, on a pro rata basis (the “Assumed New Subordinated Notes”), will be assigned to and assumed by Parent at the Closing.

I.               The holders of 100% of the 1.25 Lien Notes and the 1.5 Lien Notes are executing and delivering to Acquisition Sub, concurrently with the execution and delivery of this Agreement, an Exchange Agreement (the “Exchange Agreement”), pursuant to which the holders of the 1.25 Lien Notes and the 1.5 Lien Notes and Acquisition Sub have mutually agreed that the holders of any New Subordinated Notes in excess of the Assumed New Subordinated Notes (the “Excess Notes”) and the 1.5 Lien Notes will transfer the Excess Notes and 1.5 Lien Notes to Acquisition Sub in exchange for Acquisition Sub transferring to the holders of the Excess Notes and the 1.5 Lien Notes, the Excess Notes Share Payment and the Excess Notes Cash Payment Amount, if any, and the 1.5 Lien Share Payment and the 1.5 Lien Cash Payment Amount, if any, respectively, at the Closing.

J.               The holders of more than 75% of the Second Lien Notes are executing and delivering to the Seller, concurrently with the execution and delivery of this Agreement, a Conversion and Consent Agreement (the “Second Lien Conversion Agreement”), pursuant to which such holders have agreed to convert the Second Lien Notes into Seller Common Stock in accordance with the terms of the Second Lien Notes immediately prior to the Closing, and to modify the indenture governing the Second Lien Notes to eliminate substantially all of the restrictive covenants included therein.

K.             No later than the Business Day prior to the Closing Date, the Seller shall cause the LLC Conversions to be consummated.

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L.             Concurrently with the Closing, Parent will consummate an equity financing (the “Private Investment”) in an aggregate amount of at least the difference (not below zero) between (a) $65,000,000 and (b) the cash remaining in the Trust Account in excess of $10,000,000 following the satisfaction of the Parent Stockholder Redemptions, if any, which shall be funded in accordance with the terms of (i) subscription agreements entered into with the Initial Subscribers as of the date hereof and (ii) subscription agreements or similar instruments, if any, entered into with Third-Party Private Investors prior to the Closing.

M.           Concurrently with the Closing, Parent and Sponsor will consummate the transactions contemplated by that certain Forward Purchase Contract, dated as of January 24, 2018, by and between Sponsor and Parent (the “Forward Purchase Contract”), pursuant to which Sponsor will purchase 2,500,000 Parent Units and 625,000 shares of Parent Class A Common Stock for an aggregate purchase price of $25,000,000.

N.            Concurrently with the execution and delivery of this Agreement, Sponsor and Parent have entered into a letter agreement (the “Parent Sponsor Letter Agreement”), pursuant to which, immediately prior to the Closing, Sponsor shall surrender to Parent the Surrendered Shares, upon the terms and subject to the conditions set forth therein.

O.            Concurrently with the Closing, the Sprott Credit Agreement will be assigned to and assumed by Parent in accordance with the terms thereof, and an amount not less than $55,000,000 will be funded under the Sprott Credit Agreement.

P.             Concurrently with the Closing, Parent and Hycroft Resources & Development, LLC, which shall be the successor of Hycroft Resources & Development, Inc., a Nevada corporation and an indirect, wholly-owned Subsidiary of the Seller (“HR&D”) following the consummation of the LLC Conversions, will enter into the Sprott Royalty Agreement.

Q.             As promptly as practicable following the consummation of the Acquisition, the Seller will distribute the Purchase Shares pro rata to the Seller Stockholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

THE CLOSING TRANSACTIONS

1.1           Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller will sell to Acquisition Sub, and Acquisition Sub will purchase from the Seller, the Direct Subsidiary Equity Interests, free and clear of all Liens, and the Transferred Assets, free and clear of all Liens (other than Permitted Liens (but excluding any Liens set forth in clause (v) of the definition of “Permitted Lien” herein)). The aggregate purchase price for the Direct Subsidiary Equity Interests and the Transferred Assets will be (a) the Aggregate Acquisition Consideration and (b)(i) Acquisition Sub’s assumption of the Acquisition Sub Assumed Liabilities and (ii) Parent’s assumption of the Parent Assumed Liabilities.

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1.2          Closing. Unless this Agreement shall have been validly terminated pursuant to Section 7.1, the Parties shall cause the Transactions to be consummated (the “Closing”), at the offices of Weil Gotshal & Manges LLP, counsel to Parent, 767 Fifth Avenue, New York, NY 10153 at a time and date to be specified in writing by the Parties, which shall be no later than the second (2nd) Business Day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Closing shall be deemed to be effective at 9:00 a.m. New York time on the Closing Date (the “Effective Time”). The Parties agree that the Closing signatures may be transmitted by email pdf files.

1.3          Closing Transactions.

(a)         At the Closing, the Parties shall cause the consummation of the following transactions upon the terms and subject to the conditions of this Agreement:

(i)             The 1.25 Lien Notes will be exchanged for the New Subordinated Notes pursuant to the 1.25 Lien Exchange Agreement.

(ii)            Sponsor shall surrender to Parent the Surrendered Shares pursuant to the Parent Sponsor Letter Agreement.

(iii)           The Private Investment shall be consummated (if applicable).

(iv)           Parent and Sponsor shall consummate the transactions contemplated by the Forward Purchase Contract.

(v)            Parent shall utilize cash available in the Trust Account to satisfy the Parent Stockholder Redemptions, if any.

(vi)           The parties to the Exchange Agreement shall consummate the transactions contemplated thereby.

(vii)          The parties to the Second Lien Conversion Agreement shall consummate the transactions contemplated thereby.

(viii)         Acquisition Sub shall deliver, or cause to be delivered on its behalf, the Aggregate Acquisition Consideration to the Seller (other than the Payoff Amounts, which Acquisition Sub shall deliver, or cause to be delivered on its behalf, to the accounts specified in the Payoff Letters on behalf of the Seller (or the applicable Seller Subsidiary) as set forth in Section 1.4(b)).

(ix)            The Seller shall deliver, or cause to be delivered, the Direct Subsidiary Equity Interests and the Transferred Assets to Acquisition Sub, and (A) Acquisition Sub shall assume the Acquisition Sub Assumed Liabilities and (B) Parent shall assume the Parent Assumed Liabilities.

(x)             The Seller shall cancel the 1.5 Lien Notes and the Excess Notes.

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(b)          The Seller shall distribute the Purchase Shares pro rata to the Seller Stockholders as promptly as practicable following the consummation of the Transactions.

1.4         Closing Deliveries. At the Closing, the Parties shall cause the delivery of the following items, as applicable, upon the terms and subject to the conditions of this Agreement:

(a)          Parent shall:

(i)              deliver to the Seller resignation letters from the then-current directors and officers of Parent and Acquisition Sub, which letters shall be effective as of the Closing;

(ii)             deliver to the Seller the certificate contemplated by Section 6.2(g);

(iii)            deliver a counterpart of the Registration Rights Agreement, duly executed by Parent; and

(iv)            deliver all other closing certificates and documents required to be delivered by Parent at the Closing pursuant to this Agreement.

(b)          Acquisition Sub shall:

(i)              deliver, or cause to be delivered on its behalf, by wire transfer of immediately available funds to accounts specified in the Payoff Letters, an amount equal to the Payoff Amounts on behalf of the Seller (or the applicable Seller Subsidiary);

(ii)             deliver, or cause to be delivered on its behalf, to the Seller the Purchase Shares;

(iii)            transfer the 1.5 Lien Notes and any Excess Notes to the Seller;

(iv)            deliver a counterpart of a Bill of Sale and Assignment and Assumption Agreement in form and substance reasonably acceptable to Parent, pursuant to which (A) the Seller shall transfer the Transferred Assets to Acquisition Sub, (B) Acquisition Sub shall assume the Acquisition Sub Assumed Liabilities and (C) Parent shall assume the Parent Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Acquisition Sub and Parent; and

(v)             deliver all other closing certificates and documents required to be delivered by Acquisition Sub at the Closing pursuant to this Agreement.

(c)          The Seller shall:

(i)              deliver to Acquisition Sub certificates representing all of the Direct Subsidiary Equity Interests, as well as duly executed stock powers or other transfer documents or instruments reasonably requested by and acceptable to Parent and Acquisition Sub;

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(ii)            deliver to Parent resignation letters from each then-current director (or other similar position) of each of the Seller Subsidiaries who are not designated in Section 5.1(j) of the Seller Disclosure Letter, which letters shall be effective as of the Closing;

(iii)           deliver to Acquisition Sub evidence reasonably satisfactory to Acquisition Sub that the LLC Conversions have been consummated;

(iv)           deliver to Acquisition Sub a counterpart of the Assignment and Assumption Agreement, duly executed by the Seller;

(v)            deliver to Acquisition Sub the certificate contemplated by Section 6.3(g);

(vi)           deliver to Acquisition Sub the certificate contemplated by Section 6.3(h); and

(vii)          deliver all other closing certificates and documents required to be delivered by the Seller at the Closing pursuant to this Agreement, including with respect to the transfer of the Transferred Assets to Acquisition Sub.

1.5         Adjustments to Aggregate Acquisition Consideration. The portion of the Aggregate Acquisition Consideration constituting the Purchase Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Class A Common Stock), extraordinary cash dividend, share capitalization, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Common Stock occurring on or after the date hereof until the Effective Time.

1.6          Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Acquisition Sub and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so properly withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.7          Further Actions. If, at any time after the Closing Date, any further action is reasonably necessary or reasonably desirable to carry out the purposes of this Agreement and to vest Acquisition Sub with full right, title and possession to the Direct Subsidiary Equity Interests and the Transferred Assets, the officers and directors of the Seller and Acquisition Sub will take all such lawful and reasonably necessary action.

1.8          Transfer of Transferred Assets and Assumed Liabilities.

(a)            The entire beneficial interest in and to, and the risk of loss with respect to, (a) the Transferred Assets and the Acquisition Sub Assumed Liabilities shall pass to Acquisition Sub when the legal title thereto shall be transferred to Acquisition Sub and (b) the Parent Assumed Liabilities shall pass to Parent when the legal title thereto shall be transferred to Parent.

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(b)            Notwithstanding anything in this Agreement to the contrary, if the legal interest or legal title to or in any of the Transferred Assets, or any claim, right or benefit arising thereunder or resulting therefrom, cannot be sold, assigned, transferred or conveyed hereunder as of the Effective Time because (i) any waiting or notice period has not expired, (ii) any consents or approvals required for such transfer have not been obtained or waived or (iii) such transfer would constitute a violation of applicable Law, then the legal interest in such Transferred Assets shall not be sold, assigned, transferred or conveyed at the Effective Time. Seller shall use commercially reasonable efforts to obtain such consents or approvals as may be necessary to complete such transfers as soon as practicable after the Closing.

(c)            For so long as any such consent or approval shall not be obtained, (i) Seller, to the maximum extent permitted by Law, shall cooperate with Acquisition Sub in any commercially reasonable arrangement designed to provide for Acquisition Sub all benefits intended to be assigned to Acquisition Sub under the relevant Seller Contract, Permit or Transferred Asset, including (A) enforcement of any and all rights of Seller against the other party thereto arising out of a breach thereof by such other party or otherwise and (B) paying to Acquisition Sub any monies received under such Seller Contract, Permit or Transferred Asset; and (ii) Acquisition Sub shall, at its own cost and for its own benefit, perform, to the maximum extent permitted by Law, the obligations of Seller with respect to any such Seller Contract, Permit or Transferred Asset to the extent it is obtaining all benefits of such Seller Contract, Permit or Transferred Asset.

(d)           Acquisition Sub shall bear all costs and expenses associated with the assignment to Acquisition Sub and its Affiliates of all the Transferred Assets that could not be sold, assigned, transferred or conveyed at the Closing pursuant to Section 1.8(b), including any such Transferred Assets constituting Seller Registered Intellectual Property, and Acquisition Sub shall bear all costs and expenses associated with the recordation by Acquisition Sub of such Seller Registered Intellectual Property. For the avoidance of doubt, Acquisition Sub shall not be required to expend monies in order to obtain any consent or approval required in connection with the assignment, transfer or conveyance of the Transferred Assets pursuant to this Section 1.8.

(e)            As of the Effective Time, (i) Acquisition Sub agrees and undertakes to assume the Acquisition Sub Assumed Liabilities and to duly and properly perform and discharge the outstanding obligations under the Acquisition Sub Assumed Liabilities and (ii) Parent agrees and undertakes to assume the Parent Assumed Liabilities and to duly and properly perform and discharge the outstanding obligations under the Parent Assumed Liabilities.

(f)             Nothing in this Agreement shall be construed as an attempt to assign to Acquisition Sub or Parent any legal interest in any of the Transferred Assets, the Acquisition Sub Assumed Liabilities or the Parent Assumed Liabilities which, as a matter of Law or by the terms of any legally binding Seller Contract to which the Seller is subject, is not assignable without the consent of any other party, unless such consent shall have been given.

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Article II

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

The Seller hereby represents and warrants to Parent and Acquisition Sub as follows:

2.1         Seller Subsidiaries.

(a)            All of the Seller’s direct and indirect Subsidiaries, together with their state of incorporation or formation, as applicable, and each jurisdiction in which they are qualified or licensed to do business, are listed in Part 1 of Section 2.1(a) of the letter dated as of the date of this Agreement delivered by the Seller to Parent and Acquisition Sub prior to or in connection with the execution and delivery of this Agreement (the “Seller Disclosure Letter”) (as of the date of this Agreement and as of the Closing, the “Seller Subsidiaries”). Except as set forth in Part 2 of Section 2.1(a) of the Seller Disclosure Letter, the Seller or one or more of the Seller Subsidiaries owns, and following the LLC Conversions will own, all of the outstanding equity securities of the Seller Subsidiaries, free and clear of all Liens (other than any transfer restrictions arising under applicable securities Laws). Except as set forth in Part 3 of Section 2.1(a) of the Seller Disclosure Letter, the Direct Subsidiary Equity Interests and the Transferred Assets constitute, and following the LLC Conversions will constitute, all of the Seller’s assets. All of the Seller’s assets that will be transferred to Acquisition Sub in connection with the Closing, other than the Direct Subsidiary Equity Interests, are described in Part 4 of Section 2.1(a) of the Seller Disclosure Letter (the “Transferred Assets”). Except for the Seller Subsidiaries, the Seller does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other Person.

(b)           Each Seller Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Seller and the Seller Subsidiaries, taken as a whole. Each Seller Subsidiary that is a limited liability company is and, following the LLC Conversions, each Seller Subsidiary that is a corporation as of the date of this Agreement but will be a limited liability company following the LLC Conversions will be, duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation and has (and will have, in the case of a Seller Subsidiary that is a corporation as of the date of this Agreement but will be a limited liability company following the LLC Conversions) the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Seller and the Seller Subsidiaries, taken as a whole. Complete and correct copies of the Charter Documents of each Seller Subsidiary, as amended and currently in effect, have been heretofore delivered or made available to Parent. No Seller Subsidiary is in violation of any of the provisions of its Charter Documents.

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(c)            Each Seller Subsidiary is (and, following the LLC Conversions, to the extent applicable, will be) qualified or licensed to do business as a foreign entity in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d)            Allied Nevada (Cayman) Corp., an exempted company formed under the Laws of the Cayman Islands, (i) underwent a strike-off dissolution pursuant to Section 156 of the Companies Law (2016 Revision) of the Cayman Islands, effective as of March 30, 2018, (ii) thereafter ceased to exist and (iii) is therefore no longer a Subsidiary of the Seller.

2.2          Capitalization.

(a)            Section 2.2(a) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, for each Seller Subsidiary, the number of shares or other equity interests (i) authorized with respect to such Seller Subsidiary, (ii) issued and outstanding with respect to such Seller Subsidiary and (iii) the holder of such shares or equity interests, as applicable (collectively, the “Subsidiary Equity Interests”). Other than the Subsidiary Equity Interests, no Seller Subsidiary has any class or series of securities or ownership interests authorized by its Charter Documents. Section 2.2(a) of the Seller Disclosure Letter lists, as of the date of this Agreement, each holder of Subsidiary Equity Interests and all Subsidiary Equity Interests owned by such Person. All outstanding Subsidiary Equity Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights. Each Subsidiary Equity Interest has been issued in compliance in all material respects with (x) applicable Law and (y) the applicable Seller Subsidiary’s Charter Documents. Following the consummation of the LLC Conversions, the information set forth in Section 2.2(a) of the Seller Disclosure Letter will continue to be accurate with respect to the limited liability company interests of the Seller Subsidiaries into which the Subsidiary Equity Interests convert in connection with the consummation of the LLC Conversions. Upon the consummation of the LLC Conversions, all outstanding limited liability company interests into which the Subsidiary Equity Interests convert will have been duly authorized, validly issued, fully paid and will be non-assessable and will not be subject to preemptive rights. Each such limited liability company interest will have been issued in compliance in all material respects with (A) applicable Law and (B) the applicable Seller Subsidiary’s Charter Documents.

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(b)            The Seller Warrants are not subject to Section 409A of the Code. Other than as set forth in Section 2.2(b) of the Seller Disclosure Letter, no securities or ownership interests are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Seller Common Stock.

(c)            Except as set forth in Section 2.2(c) of the Seller Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Seller or any Seller Subsidiary is a party or by which it is bound obligating the Seller or any Seller Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Other than as set forth in Section 2.2(c) of the Seller Disclosure Letter, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Seller or any Seller Subsidiary.

(d)            Except as set forth in the Seller’s Charter Documents, the Charter Documents of the Seller Subsidiaries and the Stockholders Agreement, or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary is bound with respect to any ownership interests of the Seller or any Seller Subsidiary.

(e)            Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Seller or any Seller Subsidiary are issuable and no rights in connection with any shares, warrants, options or other securities of the Seller or any Seller Subsidiary accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). The Seller Warrants will remain outstanding obligations of the Seller after the Closing.

(f)             Except as set forth in Section 2.2(f) of the Seller Disclosure Letter, no outstanding shares of Seller Common Stock or Subsidiary Equity Interests are unvested or subjected to a repurchase option, risk of forfeiture or other similar condition under any applicable agreement with the Seller or any Seller Subsidiary.

2.3          Authority Relative to this Agreement; Financial Advisor Opinion.

(a)            The Seller has the requisite power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and perform its obligations hereunder and thereunder and to consummate the Transactions (including the Acquisition), subject to receipt of the Requisite Seller Stockholder Approval. The execution and delivery by the Seller of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Seller of the Transactions (including (i) the Acquisition and (ii) the distribution of the Purchase Shares pro rata to the Seller Stockholders as promptly as practicable following the consummation of the Transactions) have been duly and validly authorized by the Seller, and, subject to receipt of the Requisite Seller Stockholder Approval, no other proceedings on the part of the Seller or any of the Seller Subsidiaries are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been, and the other Transaction Agreements to which it is a party shall be when delivered, duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery thereof by the other Parties hereto and thereto, this Agreement constitutes, and the other Transaction Agreements to which it is a party shall constitute when delivered, the legal and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies (the “Enforceability Exceptions”).

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(b)            The Seller Board has received an oral opinion of Greenhill & Co., Canada, Ltd., which will be subsequently confirmed in writing, that as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Aggregate Acquisition Consideration to be received by the Seller, together with the assumption by Parent of the Assumed New Subordinated Notes, in each case, pursuant to this Agreement is fair, from a financial point of view, to the Seller.

2.4          No Conflict; Required Filings and Consents.

(a)            Except as set forth in Section 2.4(a) of the Seller Disclosure Letter, the execution and delivery by the Seller of this Agreement and the other Transaction Agreements to which it is a party do not, and the performance of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Charter Documents of the Seller or any of the Seller Subsidiaries, (ii) conflict with or violate applicable Law, (iii) require any consent, approval authorization or permit of, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any third party any rights of termination, amendment, acceleration or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on the ownership interests in the Seller Subsidiaries or any of the properties or assets of any of the Seller Subsidiaries pursuant to, any Seller Contracts, except, with respect to clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)           Except as set forth in Section 2.4(b) of the Seller Disclosure Letter and subject to receipt of the Requisite Seller Stockholder Approval, the execution and delivery of this Agreement by the Seller, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) filings required with Nasdaq with respect to the Transactions, (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Seller is licensed or qualified to do business, (iii) the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or, after the Closing, a Parent Material Adverse Effect.

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2.5          Compliance. Except as set forth in Section 2.5 of the Seller Disclosure Letter, the Seller, each of the Seller Subsidiaries and each of their respective properties and assets are, and since October 22, 2015 (the “Emergence Date”) have been, in compliance with all applicable Laws, including with respect to the conduct of its business and the ownership or operation of its business (and assuming the Seller’s emergence from “care and maintenance mode” and recommencement of production and mining operations at the Mine), except for failures to comply or violations which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. The properties, assets, businesses and activities of the Seller and each Seller Subsidiary have not been and are not being maintained, utilized or conducted in violation of applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Since the Emergence Date, no written notice of non-compliance with applicable Law has been received by the Seller or any of the Seller Subsidiaries (and the Seller has no Knowledge of any such notice delivered to any other Person). Neither the Seller nor any Seller Subsidiary is in violation of any term of any Material Seller Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

2.6          Financial Statements.

(a)            The Seller has made available to Parent true and complete copies of the audited consolidated balance sheets and the related audited consolidated statements of operations, cash flows and stockholders’ equity (deficit) (including any related notes thereto) of the Seller and the Seller Subsidiaries for the fiscal years ended December 31, 2018 and 2017 (the “Seller Audited Financial Statements”). The Seller Audited Financial Statements comply as to form in all material respects, and were prepared in accordance, with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved, except as indicated in Section 2.6(a) of the Seller Disclosure Letter (except as otherwise indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Seller and the Seller Subsidiaries at the date thereof and the consolidated results of their operations and cash flows for the period indicated.

(b)            The Seller has made available to Parent true and complete copies of the unaudited consolidated balance sheets and the related unaudited consolidated statements of operations, cash flows and stockholders’ equity (deficit) of the Seller and the Seller Subsidiaries for the nine months ended September 30, 2019 (the “Seller Interim Financial Statements” and, together with the Seller Audited Financial Statements, the “Seller Financial Statements”). The Seller Interim Financial Statements comply as to form in all material respects, and were prepared in accordance, with U.S. GAAP applied on a consistent basis throughout the periods involved, subject to the absence of footnotes and normal and recurring year-end adjustments (none of which are reasonably expected to be material to the Seller or the Seller Subsidiaries), and fairly present in all material respects the consolidated financial position of the Seller and the Seller Subsidiaries at the date thereof and the consolidated results of their operations and cash flows for the period indicated.

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(c)            The Seller has established and maintained a system of internal controls and, to the Knowledge of the Seller, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Seller’s financial reporting and the preparation of the Seller Financial Statements for external purposes in accordance with U.S. GAAP.

(d)            There are no outstanding loans or other extensions of credit made by the Seller to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Seller or any Seller Subsidiary.

2.7         No Undisclosed Liabilities.

(a)            Section 2.7(a) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, all outstanding Indebtedness of the Seller and any Seller Subsidiaries. Following the consummation of the transactions contemplated by the 1.25 Lien Exchange Agreement, the Exchange Agreement, the Second Lien Conversion Agreement and the payment of the Payoff Amounts, at the Closing, neither the Seller nor any of the Seller Subsidiaries will have any outstanding Indebtedness other than pursuant to the Sprott Credit Agreement.

(b)            The Seller and the Seller Subsidiaries have no material liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP, except for liabilities (i) incurred or accrued since the date of the most recent Seller Financial Statements (A) in the Ordinary Course of Business (none of which relate to tort) or (B) in connection with this Agreement or the transactions contemplated hereby, (ii) that arise under any Seller Contract, none of which arose out of a breach of Contract or violation of Law, (iii) that are disclosed in the Seller Financial Statements, or (iv) disclosed in Part 1 of Section 2.7(b) of the Seller Disclosure Letter. Disclosed in Part 2 of Section 2.7(b) of the Seller Disclosure Letter are all liabilities of the Seller and the Seller Subsidiaries associated with leases recognized under GAAP as operating leases to be reflected on the Seller and the Seller Subsidiaries’ balance sheet pursuant to FASB Accounting Standards Update No. 2016, 02.

2.8         Absence of Certain Changes or Events.

(a)            Since December 31, 2018 and through the date of this Agreement, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the Seller and the Seller Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

(b)            Since December 31, 2018, except as set forth in Section 2.8(b) of the Seller Disclosure Letter, there has not been (i) any Seller Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of the shares of Seller Common Stock or the ownership interests of any Seller Subsidiary, or any purchase, redemption or other acquisition by the Seller of any of the shares of Seller Common Stock or any other securities of the Seller (including any options, warrants, calls or rights to acquire any such Seller Common Stock), (iii) any split, combination or reclassification of any of the shares of Seller Common Stock, (iv) any material change by the Seller or any of the Seller Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or applicable Law, (v) any change in the auditors of the Seller, (vi) any issuance of shares of Seller Common Stock or the ownership interests of any Seller Subsidiary, or (vii) any revaluation by the Seller of any of its assets, including any sale of assets of the Seller other than in the Ordinary Course of Business.

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2.9          Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened in writing against the Seller or any of the Seller Subsidiaries before any Governmental Entity, except, if adversely determined, as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

2.10        Employee Benefit Plans.

(a)            Section 2.10(a) of the Seller Disclosure Letter sets forth a correct and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, phantom or incentive equity or equity-based, termination, severance, retention, change in control, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and each other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, which the Seller or any of the Seller Subsidiaries sponsors, maintains, contributes to or is required to contribute to for the benefit of its current or former employees, contractors, directors, officers, or with respect to which the Seller or any of the Seller Subsidiaries has or could reasonably be expected to have any direct or indirect present or future liability (including on account of an ERISA Affiliate) (collectively, the “Employee Benefit Plans”).

(b)            With respect to each Employee Benefit Plan, the Seller has made available to Parent a true, correct and complete copy of the following documents, to the extent applicable: (i) all plan documents, including any related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) for the most recent plan year, (A) the IRS Form 5500 and all schedules thereto, (B) financial statements for such Employee Benefit Plan, if any, and (C) actuarial or other valuation reports; (iii) the most recent IRS determination letter or opinion letter, as applicable, (iv) the most recent summary plan description and other material communications to participants regarding the Employee Benefit Plans, (v) written summaries of all non-written Employee Benefit Plans, (vi) any non-routine correspondence with any Governmental Authority regarding Employee Benefits Plans during the past three years and (vii) non-discrimination testing for the most recently completed plan year.

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(c)          Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all applicable Law. No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan that would reasonably be expected to result in material liability to the Seller or any of the Seller Subsidiaries.

(d)          Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code does so qualify and has timely received a favorable determination letter from the IRS or is in the form of a prototype or volume submitter document that is the subject of a favorable opinion or advisory letter from the IRS, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt. Nothing has occurred and no condition or circumstance exists that could reasonably be expected to cause the denial or loss of such qualification or exemption.

(e)           No Employee Benefit Plan is, and none of the Seller, the Seller Subsidiaries or any of their respective ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)           No Employee Benefit Plan provides for, and none of the Seller, the Seller Subsidiaries or any of their respective ERISA Affiliates has any liability in respect of, post-retiree or post-employment health, welfare or life insurance benefits or coverage for any individual, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state Law and at the sole expense of such individual.

(g)           With respect to any Employee Benefit Plan, (i) no Legal Proceedings (other than routine claims for benefits in the ordinary course) or audits are pending, or, to the Knowledge of the Seller, threatened with respect to any Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or any fiduciary of any Employee Benefit Plan with respect to the operation thereof, and (ii) to the Knowledge of the Seller, no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Proceedings or audits, in either case that would reasonably be expected to result in material liability to the Seller or any of the Seller Subsidiaries. With respect to any Employee Benefit Plan, since the Emergence Date, no event has occurred, and to the Knowledge of the Seller, no condition exists that would subject the Seller to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws (including by reason of the Seller’s affiliation with any ERISA Affiliates).

(h)          All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued. The Seller does not have any plan or commitment to establish any new Employee Benefit Plan or to modify any Employee Benefit Plan (except to the extent required by applicable Law or to conform any such Employee Benefit Plan to the requirements of applicable Law).

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(i)           Except as set forth in Section 2.10(i) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event, directly or indirectly, (i) result in any payment or benefit becoming due to any current or former employee, contractor, director or officer of the Seller or the Seller Subsidiaries or under any Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits to any current or former employee, contractor, director or officer of the Seller or the Seller Subsidiaries or under any Employee Benefit Plan or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(j)           Except as set forth in Section 2.10(j) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event, directly or indirectly, give rise to any payments or benefits that, separately or in the aggregate, could result in any excise tax owing under Section 4999 of the Code or that could be non-deductible under Section 280G of the Code.

(k)          Neither the Seller nor any of the Seller Subsidiaries has any obligation to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(l)           Each Employee Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

2.11       Labor Matters.

(a)          Neither the Seller nor the Seller Subsidiaries is a party to any collective bargaining agreement or other labor union contract. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or threatened within the last three years. There is no organizing activity involving the Seller or the Seller Subsidiaries pending or, to the Knowledge of the Seller, threatened by any labor organization or group of employees.

(b)          From July 8, 2015 through December 31, 2018, the Seller and the Seller Subsidiaries had ceased mining operations, and their operations consisted primarily of care and maintenance of the Mine, including producing gold and silver from the Seller’s existing leach pads. Beginning in 2019, the Seller and the Seller Subsidiaries commenced the restart and “ramp up” of mining operations at the Mine. Except as set forth in Section 2.11(b) of the Seller Disclosure Letter, neither the Seller nor any of the Seller Subsidiaries has experienced any strikes, slowdowns, lockouts, arbitrations, material grievances or other labor disputes, unfair labor practice charges, grievances or complaints by or on behalf of any employee, former employee, or labor organization, nor, to the Knowledge of the Seller, is any such action or activity presently threatened in writing against the Seller or any Seller Subsidiary.

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(c)          Each employee and consultant of the Seller and the Seller Subsidiaries is terminable “at will” subject to applicable notice periods as set forth by Law or in any applicable employment agreement other than severance obligations thereunder, and there are no agreements or understandings between the Seller or the Seller Subsidiaries and any of their employees or consultants that their employment or services will be for any particular period. To the Knowledge of the Seller, as of the date hereof, none of the Seller’s officers or key employees has given written notice of any intent to terminate his or her employment with the Seller. The Seller and the Seller Subsidiaries are in compliance in all material respects with the terms of any employment and consulting agreements between the Seller or the Seller Subsidiaries and such individual.

(d)          There are no complaints, charges or claims against the Seller or the Seller Subsidiaries pending or, to Knowledge of the Seller, threatened that is reasonably likely to be brought or filed, with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Seller or the Seller Subsidiaries, of any individual. Each of the Seller and the Seller Subsidiaries is and for the last three (3) years has been in material compliance with all applicable Law respecting employment, employment practices, terms and conditions of employment and wages, hours, the Worker Adjustment and Retraining Notification (“WARN”) Act, and any similar state or local “mass layoff” or “plant closing” laws, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for non-compliance that has not had, or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Seller or any of the Seller Subsidiaries. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Seller or the Seller Subsidiaries within the last three (3) years. The Seller and the Seller Subsidiaries are not liable for any material arrears of wages or penalties with respect thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Seller and the Seller Subsidiaries, taken as a whole. The Seller has no Knowledge of any circumstance that is reasonably likely to give rise to any valid material claim by any individual for compensation on termination of employment (beyond any severance pay to which such individual may be entitled under any applicable employment agreement). All amounts that the Seller or the Seller Subsidiaries are legally required to withhold from their employees’ wages and to remit to any Governmental Entity as required by applicable Law have been withheld and remitted, and the Seller and the Seller Subsidiaries do not have any outstanding obligation to make any such withholding or remittance, other than with respect to an open payroll period. There are no pending, or to the Knowledge of the Seller, threatened in writing Legal Proceedings against the Seller or any of the Seller Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Seller or the Seller Subsidiaries.

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(e)           Except as would not reasonably be expected to result in the Seller’s incurring a material liability, (i) no individual is owed any wages, benefits or other compensation for past services to the Seller or any Seller Subsidiary (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Law, are payable in the future, such as but not limited to accrued vacation, recreation leave and severance pay) and (ii) each individual who is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

2.12       Restrictions on Business Activities. There is no agreement, commitment, or Order binding upon the Seller, any of the Seller Subsidiaries or their respective assets or to which the Seller or any of the Seller Subsidiaries is a party which has had, or would reasonably be expected to have, the effect of prohibiting or materially impairing the ability of the Seller to restart or conduct mining operations in the Ordinary Course of Business, other than such effects which, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Seller or the Seller Subsidiaries, taken as a whole.

2.13        Title to Property.

(a)          Section 2.13(a)(i) of the Seller Disclosure Letter contains a true, correct, and complete list or description of all parcels of real property and real property interests (including mining claims) owned in fee and/or subject to claims held by the Seller and Seller Subsidiaries (the “Owned Property”). The Seller and Seller Subsidiaries have no options, contracts, or other agreements under which the Seller or any of the Seller Subsidiaries has a right to purchase, lease or otherwise acquire, or the obligation to sell, lease, or otherwise divest, any real property or interests in real property. The Seller or the applicable Seller Subsidiary has fee title to all Owned Property, free and clear of all Liens, except for Permitted Liens, Unpatented Claims and any matters listed on Section 2.13(a)(ii) of the Seller Disclosure Letter.

(b)          Section 2.13(b) of the Seller Disclosure Letter contains a true, correct, and complete list or description of all leases, subleases, surface use agreements, licenses, easements, and other agreements for use or occupancy of real property or real property interests held by the Seller and Seller Subsidiaries (the “Real Property Leases”) and descriptions of the real property subject to the Real Property Leases (“Leased Real Property”). The Seller has made available to Parent true, correct and complete copies of the Real Property Leases and all extensions, amendments, modifications and supplements, thereof and subordination and nondisturbance agreements, if any, related thereto. Each of the Seller and Seller Subsidiaries, as applicable, has valid leasehold title to all of the Real Property Leases, free and clear of all Liens, except for Permitted Liens. Each of the Real Property Leases are in full force and effect and is a legal, valid and binding obligation of the Seller or the applicable Seller Subsidiary, and to the Knowledge of the Seller, any counterparty, enforceable against them in accordance with its terms. There is not, under any of the Real Property Leases, any existing default or event of default of the Seller or any Seller Subsidiary or, to the Knowledge of the Seller, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the existence of such default or event of default would not reasonably be expected to, individually or in the aggregate, be material to the Seller’s or any Seller Subsidiary’s rights to, or the use or operation of, the Mine and any tangible property on, in or under the Owned Real Property or Leased Real Property or otherwise used in connection with mining and processing minerals or related activities.

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(c)          The applicable Seller and Seller Subsidiaries have undivided title and/or a valid and enforceable leasehold interest in the Mine, Minerals, and surface of the land, together with all easements, rights of way, licenses, privileges, rights and appurtenances thereto, as are necessary for the operation at full capacity of the Mine in the Ordinary Course of Business, including mining, removal, processing, decommissioning, and transporting of Minerals, subject only to Permitted Liens and the Crofoot Royalty Agreements. The Seller has made available to Parent true, correct and complete copies of all material documents evidencing title to the Owned Property and to mining claims or rights (notwithstanding that the same may be pursuant to Real Property Leases) including all muniments of title, deeds, claims, notice of claims, title searches, title reports, title insurance policies, existing title opinions, and surveys. The Owned Property and Leased Real Property constitute all of the real property used and operated by the Seller and Seller Subsidiaries in connection with Ordinary Course of Business mining and mining related activities and the Mine. No other Person has a right to use or occupy any of the Owned Property or Leased Real Property in a manner that would materially interfere with or impair the conduct of the Ordinary Course of Business of the Seller and the Seller Subsidiaries. Except as disclosed in Section 2.13(c) of the Seller Disclosure Letter, (i) there are no royalties, net profit interests, production payments or other similar burdens on the Mine or Minerals, or production from the Mine or Minerals, payable to any Person, and (ii) the Seller has not granted or conveyed to any Person an interest in production or in the proceeds of production from the Mine or Minerals, including any dedication of production or right to take-in-kind in lieu of production.

(d)          None of the Seller or the Seller Subsidiaries has received any notice of any pending condemnation, action in eminent domain, taking or revocation (or intent to revoke) by any Governmental Authority with respect to any of the Owned Property or Leased Real Property (including, for the avoidance of doubt, mining claims) that is material to the Seller or operation of the Mine in the Ordinary Course of Business. All mining maintenance fees together with the applicable forms have been timely paid to the Nevada state office of the Bureau of Land Management sufficient to maintain in good standing any unpatented mining claims. All property tax payment in connection with the patented mining claims have been paid to the applicable county in which such claims are held when due.

(e)          The Seller has made available to Parent true, correct, and complete copies of all material current reserve estimates, reserve reports and engineering studies. The Seller represents that the internally-prepared reserve estimates provided to Parent were prepared in compliance, in all material respects, with industry standards and practices in the preparation of mineral reserve reports, and such estimates represent the Seller’s good faith estimate of the mineral reserves held by the Seller and Seller Subsidiaries, as applicable, as of the date thereof.

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(f)          To the extent required by U.S. GAAP, all leases of real property or real property interests held by the Seller and any Seller Subsidiary, if any, and all material personal and other property and assets of the Seller and the Seller Subsidiaries owned, used or held for use in connection with the business of the Seller (the “Personal Property”) are shown or reflected on the balance sheet included in the most recent Seller Financial Statements, other than those entered into or acquired on or after the date of the most recent Seller Financial Statements in the Ordinary Course of Business.

(g)         All leases pursuant to which the Seller and any Seller Subsidiary, if any, leases from others Personal Property, if any, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Seller and any Seller Subsidiary, if any, or, to the Knowledge of the Seller and any Seller Subsidiary, if any, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the existence of such default or event of default has not had and would not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect.

2.14        Taxes.

(a)          All income and other material Tax Returns required to be filed by or on behalf of the Seller and each of the Seller Subsidiaries have been duly and timely filed with the appropriate Governmental Entity (subject to applicable extensions) and all such Tax Returns are true, correct and complete in all material respects. All income and other material amounts of Taxes payable by or on behalf of the Seller and each of the Seller Subsidiaries have been fully and timely paid.

(b)         The Seller and each of the Seller Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding and collecting of Taxes and has timely withheld, collected and paid all material amounts of Taxes required to have been withheld, collected and paid to the relevant Governmental Entity in connection with any amounts paid or owing to any Person.

(c)          No deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity against the Seller or any of the Seller Subsidiaries which has not been paid or resolved.

(d)          No Tax audit or other examination of the Seller or any of the Seller Subsidiaries by any Governmental Entity is presently in progress, nor has the Seller been notified in writing of any request for such an audit or other examination. No issue has been raised by a Governmental Entity in any prior audit or examination of the Seller or any of the Seller Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for a material amount of Tax for any subsequent taxable period.

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(e)          There are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Seller or the Seller Subsidiaries.

(f)           The Seller and each of the Seller Subsidiaries has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Seller Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Seller and the Seller Subsidiaries in the Ordinary Course of Business.

(g)          Neither the Seller nor any of the Seller Subsidiaries (i) has any liability for the Taxes of another Person (other than the Seller or any of the Seller Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or a successor or by contract (other than pursuant to commercial agreements the principal purpose of which is not related to Taxes) or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding customary provisions of commercial agreements the principal purpose of which is not related to Taxes).

(h)          Neither the Seller nor any of the Seller Subsidiaries (i) has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity which extension is still in effect, (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A of the Code, (iii) has executed or entered into any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law, (iv) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code or (v) has any liability pursuant to Section 965(h) of the Code.

(i)           Neither the Seller nor any of the Seller Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(j)           Neither the Seller nor any Seller Subsidiary will be required to include any material item of income in or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, which income was realized prior to the Closing Date, as a result of (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date, (ii) any change in method of accounting on or prior to the Closing Date, (iii) a prepaid amount received on or prior to the Closing Date, (iv) any deferred intercompany transactions or excess loss accounts or (v) an election under Section 108(i) of the Code.

(k)          The Seller and the Seller Subsidiaries have sufficient net operating losses for U.S. federal and state income tax purposes to offset any income incurred in connection with the consummation of the Transactions, and there will be no Tax liability payable as a result of the consummation of the Transactions that is not offset by available net operating losses.

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(l)           The Seller is not a “foreign person” as defined in Section 1445 of the Code.

(m)         The Seller has at all times been treated as a corporation for U.S. federal income (and applicable state and local) tax purposes. Following the LLC Conversion and through the Closing Date, each of the Seller Subsidiaries will be treated as an entity disregarded as separate from its single owner for U.S. federal income (and applicable state and local) tax purposes.

(n)          The representations and warranties in this Section 2.14 and in Section 2.10 represent the sole and exclusive representations regarding Taxes, including compliance with Tax laws, the payment of Taxes, and accruals for Taxes on any financial statement or books and records.

2.15        Environmental Matters.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or as set forth in Section 2.15(a) of the Seller Disclosure Letter, since the Emergence Date:

(i)           The Seller and the Seller Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws (“Environmental Permits”) and no Legal Proceeding is pending or, to the Knowledge of the Seller, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Seller, no facts, circumstances or conditions currently exist that would adversely affect such continued compliance with Environmental Laws and Environmental Permits in the Ordinary Course of Business;

(ii)          Neither the Seller nor the Seller Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Seller, threatened Legal Proceedings arising under or related to Environmental Laws;

(iii)         No conditions currently exist with respect to the Mine, the Owned Property or Leased Real Property, or any property currently or, to the Knowledge of the Seller, formerly owned, leased or operated by the Seller or the Seller Subsidiaries, or any property to which the Seller or the Seller Subsidiaries arranged for the disposal or treatment of Hazardous Substances that would reasonably be expected to result in the Seller or the Seller Subsidiaries incurring unbudgeted material liabilities or obligations under Environmental Laws; and

(iv)         Neither the Seller nor the Seller Subsidiaries has assumed or provided an indemnity with respect to any liability of any other Person relating specifically and expressly to Environmental Laws; and

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(v)          No material capital expenditures are currently proposed or required to be incurred by the Seller or the Seller Subsidiaries for the purpose of complying with Environmental Law or Environmental Permits, except in the Ordinary Course of Business or as reflected in the Seller Financial Statements.

(b)          Except as set forth in Section 2.15(b) of the Seller Disclosure Letter, no consent, approval or authorization of or registration or filing with any Governmental Entity is required with respect to Environmental Laws or Environmental Permits in connection with the Ordinary Course of Business or the execution and delivery of this Agreement or the consummation of the Transactions, the failure of which to obtain would reasonably be expected to, individually or in the aggregate, adversely and materially affect Mine operations following the Closing Date.

(c)          Notwithstanding the foregoing, the Seller and the Seller Subsidiaries have evaluated their restoration, rehabilitation, mine closure, reclamation, remediation, and other post-operational obligations in the Ordinary Course of Business, have complied in all material respects with all requirements under Environmental Laws and applicable Environmental Permits respecting those obligations, and have sufficient financial assurance in place to satisfy those obligations. A true, correct, and complete list of all financial assurance mechanisms (including their amounts) posted or provided by the Seller and the Seller Subsidiaries to comply with Environmental Laws and Environmental Permits is set forth in Section 2.15(c) of the Seller Disclosure Letter. Neither the Seller nor the Seller Subsidiaries have received any written notice from Governmental Entities indicating that such financial assurance is or may be insufficient to satisfy the requirements of Environmental Laws, Environmental Permits, or any applicable closure or reclamation plans.

(d)          The Seller and the Seller Subsidiaries have made available to Parent copies of all material environmental assessments, studies, audits, analyses or reports relating to the Owned Property or Leased Real Property or any property currently or formerly owned, leased or operated by the Seller or the Seller Subsidiaries and copies of all material, non-privileged documents relating to any material and outstanding liabilities of the Seller or the Seller Subsidiaries under Environmental Law to the extent such are in the possession, custody, or reasonable control of the Seller or the Seller Subsidiaries.

2.16       Brokers; Third Party Expenses. Except as set forth in Section 2.16 of the Seller Disclosure Letter, the Seller and the Seller Subsidiaries have not incurred, nor will any of them incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

2.17       Intellectual Property.

(a)          Section 2.17(a) of the Seller Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all of the following Intellectual Property included in the Seller Intellectual Property: (i) registered Patents and pending applications for Patents, (ii) registered Trademarks and pending applications for registration of Trademarks, (iii) Internet domain names, (iv) registered Copyrights and pending applications for registration of Copyrights (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Seller Registered Intellectual Property”), and (v) material unregistered Trademarks (for which there are no pending applications). Except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Seller Material Adverse Effect, all of the Seller Registered Intellectual Property is subsisting and in full force and effect, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Seller Registered Intellectual Property in full force and effect.

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(b)          The Seller or a Seller Subsidiary is the sole and exclusive owner of all right, title and interest in and to all of the Seller Intellectual Property and has a valid and continuing license or otherwise possesses a legally enforceable right pursuant to a valid written agreement (each, an “Intellectual Property License Agreement”) to use all other Intellectual Property used in the conduct of the business of the Seller or the Seller Subsidiaries as presently conducted (the “Licensed Intellectual Property”), free and clear of all Liens. The Seller Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property necessary and sufficient to enable the Seller and the Seller Subsidiaries to conduct the business of the Seller and the Seller Subsidiaries as presently conducted.

(c)          The conduct of the business of the Seller and the Seller Subsidiaries has not infringed, misappropriated or otherwise violated and, to the Knowledge of the Seller, is not infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party in a way that would, individually or in the aggregate, reasonably be expected to result in a material liability to the Seller and the Seller Subsidiaries, taken as a whole. To the Knowledge of the Seller, no third party has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any material Seller Intellectual Property, and no such claims have been made against any third party by the Seller or a Seller Subsidiary in writing.

(d)          As of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened, against the Seller or the Seller Subsidiaries, and the Seller and the Seller Subsidiaries have not received any written notice from any Person since the Emergence Date, in each case, pursuant to which any Person is (i) alleging that the conduct of the business of the Seller or a Seller Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, or (ii) contesting the use, ownership, validity or enforceability of any of the Seller Intellectual Property, except, in the case of clauses (i) and (ii), as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Seller Material Adverse Effect.

(e)           Since the Emergence Date, the Seller and the Seller Subsidiaries have executed valid and enforceable written agreements with each of their past and present employees, consultants and independent contractors involved in the creation or development of any Intellectual Property for the Seller or a Seller Subsidiary in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all Trade Secrets of the Seller and the Seller Subsidiaries in confidence both during and after their employment or retention, as applicable and (ii) presently assigned to the Seller or Seller Subsidiary all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Seller or Seller Subsidiary in the course of such Person’s employment or retention thereby. To the Knowledge of the Seller, there is no material uncured breach by either party under any such agreement.

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(f)           The Seller and each of the Seller Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Seller Intellectual Property. No Trade Secret that is material to the business of the Seller or the Seller Subsidiaries as presently conducted has been authorized to be disclosed, or, to the Knowledge of the Seller, has been disclosed to any of the Seller’s or the Seller Subsidiaries’ past or present employees or any third person, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret.

(g)          The Seller or a Seller Subsidiary owns or has a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information and functions used in connection with the business of the Seller and the Seller Subsidiaries (the “Seller Systems”). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Seller Material Adverse Effect, (i) the Seller Systems are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Seller and the Seller Subsidiaries and (ii) do not, to the Knowledge of the Seller, contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of any Seller Systems, except as disclosed in their documentation, or (B) enable or assist any third party to access without authorization any Seller Systems.

2.18       Agreements, Contracts and Commitments.

(a)          Section 2.18(a) of the Seller Disclosure Letter sets forth a complete and accurate list of all Material Seller Contracts as of the date of this Agreement, specifying the parties thereto. For purposes of this Agreement, (i) the term “Seller Contracts” shall mean all Contracts to which the Seller or a Seller Subsidiary is a party or by or to which any of the properties or assets of the Seller or a Seller Subsidiary is bound (including notes or other instruments payable to the Seller or a Seller Subsidiary) and (ii) the term “Material Seller Contracts” shall mean (x) each Seller Contract not terminable by the Seller or a Seller Subsidiary upon ninety (90) days or less notice without material financial penalty (A) providing for payments (present or future) to the Seller or a Seller Subsidiary in excess of $250,000 in the aggregate and (B) under or in respect of which the Seller or a Seller Subsidiary presently has any outstanding contractual liability or obligation (whether absolute, contingent or otherwise) in excess of $250,000, and (y) each Seller Contract that otherwise is material to the businesses, operations, assets or condition (financial or otherwise) of the Seller, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Seller Contracts:

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(i)            any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Seller (including any borrowing of money by or from any Insider of the Seller);

(ii)           any guaranty, direct or indirect, by the Seller or a Seller Subsidiary or any Insider of the Seller of any obligation for borrowings of any other Person (other than the Seller or a Seller Subsidiary), excluding endorsements made for collection in the Ordinary Course of Business;

(iii)          any Seller Contract (x) providing for the grant of any right of first refusal (or similar right) to purchase or lease any material asset of the Seller or (y) providing for any exclusive right to sell, market or distribute, any material product or service of the Seller;

(iv)          any Seller Contract of employment, consulting relationship or management providing for annual compensation in excess of $200,000;

(v)           any Seller Contract (x) providing for the grant of any preferential rights to purchase or lease any asset of the Seller or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any material product or service of the Seller;

(vi)          any obligation to register any Seller Common Stock or other securities of the Seller or any Seller Subsidiary with any Governmental Entity;

(vii)         any unsatisfied obligation to make payments, contingent or otherwise, arising out any acquisition by the Seller or any Seller Subsidiary of any other Person or all or part of a business division (whether structured as an acquisition of stock or assets);

(viii)        any collective bargaining agreement with any labor union;

(ix)          any lease or similar arrangement for the use by the Seller or any Seller Subsidiary of real property or Personal Property where the annual lease payments are greater than $200,000 (other than any lease of vehicles, office equipment or operating equipment made in the Ordinary Course of Business);

(x)           any Seller Contract under which the Seller or any Seller Subsidiary licenses Intellectual Property from or to any third party (other than generally commercially available, off-the-shelf software programs available at a cost of not more than $100,000 in aggregate); and

(xi)          any Seller Contract to which any Insider of the Seller, or any entity owned or controlled by an Insider, is a party, excluding any Employee Benefit Plan or other plans, programs, policies, commitments or arrangements that would constitute an Employee Benefit Plan (except to the extent otherwise included under Section 2.18(a)(iv)).

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(xii)         any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b)          Each Material Seller Contract was entered into at arms’ length, is in full force and effect and, to the Knowledge of the Seller, is valid and binding upon and enforceable against each of the parties thereto, subject to the Enforceability Exceptions. True, correct and complete copies of all Material Seller Contracts have been heretofore made available to Parent or Parent’s counsel.

(c)          (x) Neither the Seller (or the applicable Seller Subsidiary) nor, to the Knowledge of the Seller, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a material breach of or material default under, any Material Seller Contract, and (y) no party to any Material Seller Contract has given any written notice of any claim of any such breach or default.

(d)          To the Knowledge of the Seller, neither the Seller nor any of the Seller Subsidiaries has received any written indication or notice from the counterparty to any Material Seller Contract (or any of such counterparty’s Affiliates) regarding an intention to terminate, cancel or fail to renew any Material Seller Contract (whether as a result of a change of control or otherwise).

(e)          Neither the Seller nor any of the Seller Subsidiaries has granted to any third party any rights that would constitute a breach of any Material Seller Contract, except as would not reasonably be expected to have a Seller Material Adverse Effect.

2.19       Title to Personal Property. The Company has good and marketable title to, or a valid leasehold interest in or right to use, (a) all of the Transferred Assets constituting Personal Property and (b) all Personal Property held by the Seller Subsidiaries, in each case, free and clear of all Liens other than (i) Permitted Liens and (ii) the rights of lessors under leasehold interests.

2.20       Insurance. The Seller and the Seller Subsidiaries maintain appropriate insurance policies or fidelity or surety bonds covering their respective assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The coverages provided by such Insurance Policies are adequate in amount and scope for the Seller’s business and operations as currently conducted, including any insurance required to be maintained by Material Seller Contracts.

2.21       Interested Party Transactions. Except as set forth in Section 2.21 of the Seller Disclosure Letter, no employee, officer, director, or Seller Stockholder or a member of his or her immediate family is indebted to the Seller for borrowed money, nor is the Seller indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary, bonuses and other compensation for services rendered, (ii) reimbursement for reasonable expenses incurred in connection with the operation of the Seller’s business by the Seller and the Seller Subsidiaries in the Ordinary Course of Business, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Section 2.21 of the Seller Disclosure Letter, to the Knowledge of the Seller, no Insider or any member of an Insider’s immediate family is, directly or indirectly, interested in any Material Seller Contract with the Seller (other than such contracts as relate to any such Person’s ownership of Seller Common Stock or other securities of the Seller or such Person’s employment or consulting arrangements with the Seller).

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2.22        Permits. The Seller and the Seller Subsidiaries possess all Permits that are required to own, lease and operate the properties it owns, leases or operates and to carry on its business in the Ordinary Course of Business, each of which is set forth in Section 2.22 of the Seller Disclosure Letter, and true, complete and correct copies of which have heretofore been made available to Parent. The Seller and the Seller Subsidiaries are and have been in compliance with such Permits in all material respects. There is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against, and, to the Knowledge of the Seller, there is no investigation by or before any Governmental Entity pending against, the Seller or any of the Seller Subsidiaries seeking to revoke, suspend or otherwise limit any such Permit which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. To the Knowledge of the Seller, no event has occurred and in continuing which would reasonably be expected to lead to any modification or termination of any such Permit. Except as set forth in Section 2.22 of the Seller Disclosure Letter, the consummation of the Transactions will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Permits.

2.23        Mining and Precious Metals.

(a)          Section 2.23(a) of the Seller Disclosure Letter sets forth a true, correct, and complete list of all patented mining claims owned by the Seller or any of the Seller Subsidiaries or otherwise forming part of the Mine (“Patented Claims”) and identifies which entity owns each such Patented Claim. The Seller Subsidiaries hold good and marketable title to all Patented Claims, in each case free and clear of all Liens, except for Permitted Liens. Neither the Seller nor any of the Seller Subsidiaries currently lease any Patented Claims to any third party.

(b)          Section 2.23(b) of the Seller Disclosure Letter sets forth a true, correct, and complete list of all unpatented mining claims (including any and all lode, placer, mill site and tunnel site claims) owned or leased or subleased by the Seller or any of the Seller Subsidiaries or otherwise forming part of the Mine (“Unpatented Claims”) and identifies which entity holds each such claim or site. Neither Seller nor any of the Seller Subsidiaries currently lease any Unpatented Claims to any third party.

(c)          With respect to the Unpatented Claims:

(i)            Subject to the paramount title of the United States of America, the Seller Subsidiaries are the sole owner of each Unpatented Claim, free and clear of all Liens, except for Permitted Liens

(ii)           Each Unpatented Claim was validly located, recorded and filed with all appropriate Governmental Entities, and the monuments of location for the Unpatented Claims are on federal public land open for mineral claim staking.

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(iii)          All affidavits of assessment work or applicable holding fees in lieu thereof paid and all other filings required to maintain the Unpatented Claims in good standing have been properly and timely recorded or filed with appropriate Governmental Entities.

(d)          Except as set forth in Section 2.23(d) of the Seller Disclosure Letter, the Seller Subsidiaries are in exclusive possession or control of the right to develop the Precious Metals and Minerals that are locatable under the Mining Law of 1872, as amended, located in, on or under the Hycroft Mine.

(e)          The Seller Subsidiaries have all surface and access rights, including as applicable fee simple estates, leases, easements, rights of way and permits, or licenses from landowners or Governmental Entities, permitting the use of land by the Seller Subsidiaries, and other interests that are required for the current state of exploiting the development potential of the Mine, and no third party or group holds any such rights that would be required to conduct mineral exploration and drilling activities on the Mine.

(f)           There are no conflicting patented or unpatented claims owned by third parties which overlay with any of the Mine.

(g)          The Patented Claims and Unpatented Claims include all claims, leases, subleases, licenses, permits, access rights, and other rights and interest necessary to explore for minerals, ores, or metals without any Liability to pay any commission, royalty, license fee, net smelter royalty/return/receipt, net profits or net proceeds interests, or any similar payment to any Person except as disclosed in Section 2.23(g) of the Seller Disclosure Letter and to use or transfer the Patented Claims and Unpatented Claims pursuant to applicable Law, except for Permits or Environmental Permits from Governmental Entities.

(h)          Neither the Seller nor any of the Seller Subsidiaries is party to any, and to the Knowledge of the Seller, there is no, joint venture agreement, shareholder agreement, partnership agreement, voting agreement, powers of attorney, co-ownership agreement, co-tenancy agreements, management agreements or any other existing oral or written agreement of any kind which does or could have any material adverse impact whatsoever on record or possessory title to the mineral estate of the Patented Claims and Unpatented Claims, or the access to, exploration, development or mining of same and no other Person has any interest in the Patented Claims and Unpatented Claims or any right to acquire or otherwise obtain any such interest.

(i)           Except as set forth in Section 2.23(i) of the Seller Disclosure Letter, there are no existing restrictions which would have any adverse effect on the right to explore, develop and mine gold and silver from the Patented Claims or Unpatented Claims.

(j)           Except as set forth in Section 2.23(j) of the Seller Disclosure Letter, there are no options, back-in rights, earn-in rights, rights of first refusal, rights of first offer, preemptive rights, off-take rights or similar provisions or rights which would affect Parent’s or any of its Subsidiaries’ interest in the Patented Claims and Unpatented Claims after the Closing Date. There are no restrictions on the ability of the Seller Subsidiaries to use, transfer or exploit the Patented Claims and Unpatented Claims, except pursuant to applicable Law.

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(k)          Neither the Seller nor any of the Seller Subsidiaries has received any notice, whether written or oral from any Governmental Entity or any Person with jurisdiction or applicable authority of any revocation or intention to revoke the Seller’s or any of the Seller Subsidiaries’ interests in the Patented Claims or Unpatented Claims.

(l)           The Seller and the Seller Subsidiaries have made available to the Parent such information and data pertaining to the Patented Claims and Unpatented Claims in its possession, including plans of operation; notices of intent; including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of minerals within the Patented Claims and Unpatented Claims, including relevant reserve and resource estimates; metallurgical testwork and sampling data; drill data and assay results; any reclamation and bond release information; and all information concerning record, possessory, legal or equitable title to the Patented Claims and Unpatented Claims which is within its possession or control.

(m)         The Seller Subsidiaries have the right, title, ownership and right to use all information and data pertaining to the Patented Claims and Unpatented Claims in its possession.

(n)          The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources of the Seller and the Seller Subsidiaries have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices, and all applicable Laws. There has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of the Seller and the Seller Subsidiaries from the amounts so disclosed.

(o)          Seller has made available to Parent a true, correct and complete list or description of the water rights, water leases and water supply agreements, ditch rights or other interests in water conveyance rights owned or leased by the Seller or any of the Seller Subsidiaries, including the owner and lessee with respect to each such right or interest (the “Water Rights”). The Seller Subsidiaries have valid title or leaseholder interest or otherwise holds valid permits for the Water Rights free and clear of all Liens. Neither the Seller nor the Seller Subsidiaries has received from any Governmental Entity or person any notice or claim materially affecting title to the Water Rights, including notice of non-use regarding such Water Rights. To the Knowledge of the Seller, there are no current facts or conditions that would adversely impact the Water Rights and such Water Rights are sufficient to address current and projected operational requirements of the Mine in the Ordinary Course of Business.

2.24       Privacy and Data Security. The Seller, the Seller Subsidiaries, and to the Seller’s Knowledge, any Person acting for or on the Seller’s or any Seller Subsidiary’s behalf have since the Emergence Date materially complied with (i) all applicable Privacy Laws, (ii) all of the Seller’s and any Seller Subsidiary’s policies and notices regarding Personal Information, and (iii) all of the Seller’s and any Seller Subsidiary’s contractual obligations with respect to Personal Information. None of the Seller’s or any Seller Subsidiary’s privacy policies or notices have contained any material omissions or been materially misleading or deceptive. The Seller and the Seller Subsidiaries have implemented and since the Emergence Date have maintained reasonable safeguards, consistent in all material respects with practices in the industry by similarly situated companies in which the Seller and the Seller Subsidiaries operate, to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification or disclosure, and the Seller and the Seller Subsidiaries have taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Seller or the Seller Subsidiaries has implemented and maintained the same. To the Seller’s Knowledge, since the Emergence Date, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Seller or the Seller Subsidiaries or collected, used or processed by or on behalf of the Seller or the Seller Subsidiaries. Since the Emergence Date, the Seller and the Seller Subsidiaries have not provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information. Since the Emergence Date, the Seller has not received any written notice of any claims (including written notice from third parties acting on their behalf), of or been charged with, the violation of, any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information and to the Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to form the basis of any such notice or claim.

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2.25       Certain Provided Information.

(a)          The information relating to the Seller and the Seller Subsidiaries supplied in writing by the Seller for inclusion in the Registration Statement will not, as of the date on which the Registration Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Common Stock or at the time of the Parent Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)          All information provided in writing pursuant to Section 5.4(a) shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

2.26       Board Approval. The Seller Board (including any required committee thereof, if applicable) has, as of the date of this Agreement, duly approved this Agreement and the Transactions.

2.27       Disclaimer of Other Warranties. THE SELLER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN Article III, NONE OF PARENT, ACQUISITION SUB, OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE SELLER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, ACQUISITION SUB, OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) NONE OF PARENT, ACQUISITION SUB, OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE SELLER, ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT AND ACQUISITION SUB TO THE SELLER IN Article III AND (B) NONE OF PARENT, ACQUISITION SUB, NOR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE SELLER OR ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT OR ACQUISITION SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, ACQUISITION SUB, OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE SELLER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN Article III OF THIS AGREEMENT. THE SELLER ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, ACQUISITION SUB, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE SELLER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN Article III OF THIS AGREEMENT.

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Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as set forth in the letter dated as of the date of this Agreement and delivered by Parent and Acquisition Sub to the Seller on or prior to the date of this Agreement (the “Parent Disclosure Letter”), and except as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are related to forward-looking statements, Parent and Acquisition Sub represent and warrant to the Seller as follows:

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3.1          Organization and Qualification.

(a)          Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)          Each of Parent and Acquisition Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent and its Subsidiaries, taken as a whole.

(c)          Parent and each of its Subsidiaries is in possession of all Permits necessary to own, lease and operate the properties it owns, leases or operates and to carry on its business as it is now being conducted. Complete and correct copies of Parent’s Charter Documents and the Charter Documents of each of its Subsidiaries, as amended and currently in effect, have been delivered to the Seller. Neither Parent nor Acquisition Sub is in violation of any of the provisions of its Charter Documents.

(d)          Parent and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent or any of its Subsidiaries is so qualified or licensed is listed in Section 3.1(d) of the Parent Disclosure Letter.

3.2         Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than Acquisition Sub. Acquisition Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have, at the Closing, no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Acquisition Sub is an entity that has been formed solely for the purpose of engaging in the Transactions.

3.3         Capitalization.

(a)           As of the date of this Agreement: (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (the “Parent Preferred Stock”) are authorized and none are issued and outstanding; (ii) 100,000,000 shares of Class A common stock of Parent, par value $0.0001 per share (the “Parent Class A Common Stock”), are authorized and 20,800,000 are issued and outstanding; (iii) 10,000,000 shares of Class B common stock, par value $0.0001 per share (the “Parent Class B Common Stock”, and together with the Parent Class A Common Stock, the “Parent Common Stock” and, collectively with the Parent Preferred Stock, the “Parent Stock”) are authorized and 5,200,000 are issued and outstanding; (iv) 7,740,000 warrants to purchase one share of Parent Class A Common Stock (the “Private Placement Warrants”) are outstanding and (v) 20,800,000 warrants to purchase one share of Parent Class A Common Stock (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Stock and Parent Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights. All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens. Except for the Parent Warrants, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any Parent Stock or other equity interests in Parent or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for Parent Stock or capital stock in any of its Subsidiaries. Except as set forth in this Section 3.3(a), there are no: (A) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for Parent Stock or other voting securities of Parent or any Subsidiary of Parent, or (B) options, warrants, calls, rights (including preemptive rights and registration rights), puts, commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any other equity securities of Parent or of any Subsidiary of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts, proxies or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any equity securities of Parent. Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(b)          The authorized capital stock of Acquisition Sub consists of 100 shares of common stock, par value $0.01 per share (the “Acquisition Sub Common Stock”). As of the date hereof, 100 shares of Acquisition Sub Common Stock are issued and outstanding. All outstanding shares of Acquisition Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held indirectly by Parent.

(c)          Subject to approval of the Parent Stockholder Matters, the shares of Parent Class A Common Stock to be issued in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, (i) will be duly authorized and validly issued in compliance in all material respects with (A) applicable Law, and (B) all requirements set forth in Parent’s Charter Documents, and (ii) will be fully paid and nonassessable, and will not be subject to preemptive rights of any other Parent Stockholder and will be capable of effectively vesting in the Seller title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Law).

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3.4          Authority Relative to this Agreement. Each of Parent and Acquisition Sub has the requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which each of them is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement, and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by Parent and Acquisition Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent and Acquisition Sub of the Transactions (including the Acquisition) have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Acquisition Sub, and no other proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters by the Requisite Parent Stockholder Approval. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent and Acquisition Sub (as applicable), enforceable against Parent and Acquisition Sub (as applicable) in accordance with their terms, subject to the Enforceability Exceptions.

3.5          No Conflict; Required Filings and Consents.

(a)               Neither the execution, delivery nor performance by Parent and Acquisition Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Stockholder Matters is obtained by the Requisite Parent Stockholder Approval) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents, (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.5(b) are duly and timely obtained or made, conflict with or violate applicable Law, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Contracts, except with respect to clauses (ii) or (iii), as would not individually or in the aggregate, have a Parent Material Adverse Effect, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any “change of control” or similar provision.

(b)               The execution and delivery by Parent and Acquisition Sub of this Agreement and the other Transaction Agreements to which either or both are a party, does not, and the performance of their obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for filings required with Nasdaq or the SEC with respect to the Transactions, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent consummation of the Acquisition.

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3.6         Compliance. Since its incorporation or organization, as applicable, (i) Parent and each of its Subsidiaries has been in compliance with all applicable Law in all material respects and (ii) neither Parent nor any of its Subsidiaries has received written notice alleging any violation of applicable Law in any material respect by Parent or such Subsidiary. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened, other than those the outcome of which would not reasonably be likely to be material, individually or in the aggregate, to Parent or such Subsidiary.

3.7          Parent SEC Reports and Financial Statements.

(a)               Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and/or the Exchange Act since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). Except to the extent such Parent SEC Reports are available on the SEC’s web site through EDGAR, Parent has delivered to the Seller copies, in the form filed with the SEC, of all Parent SEC Reports. The Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and none of the Parent SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, (i) the Parent Class A Common Stock and Public Warrants are listed on Nasdaq, (ii) Parent has not received any written deficiency notice from Nasdaq for non-compliance with any Nasdaq listing rule which is not subject to any compliance extension or ability to remedy, in each case, pursuant to Nasdaq continued listing rules, (iii) Parent is in compliance with the applicable corporate governance rules of Nasdaq and (iv) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to Parent or the Parent SEC Reports. To the Knowledge of Parent, as of the date hereof, (A) none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Report.

(b)               The audited financial statements of Parent (the “Parent Audited Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports and the unaudited condensed balance sheets and the related unaudited condensed statements of operations, cash flows and changes in stockholders’ equity of Parent included in the Parent SEC Reports (the “Parent Interim Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”), (x) complied as to form in all material respects with, and in the case of Parent Financial Statements filed following the date hereof will comply with, the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, subject in the case of the Parent Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable, and (z) fairly present, and in the case of Parent Financial Statements filed following the date hereof, will fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments (none of which are reasonably expected to be material to Parent and its Subsidiaries) and the absence of complete footnotes), in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

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(c)               Parent (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except: (i) liabilities provided for in or otherwise disclosed or reflected in the balance sheet included in the most recent Parent Financial Statements, and (ii) liabilities arising in the Ordinary Course of Business since the most recent Parent Financial Statements which are not material in amount or nature.

(d)               Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the Nasdaq. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”).

(e)               Parent has established and maintained a system of internal controls sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with U.S. GAAP.

(f)                There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(g)               The books of account, minute books and transfer ledgers and other similar books and records of Parent and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

3.8          Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2018, there has not been: (a) any Parent Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (c) any split, combination or reclassification of any of Parent’s capital stock, (d) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or applicable Law, (e) any change in the auditors of Parent, (f) any issuance of capital stock of Parent, or (g) any revaluation by Parent of any of its assets, including any sale of assets of Parent other than in the Ordinary Course of Business.

3.9          Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity.

3.10        Business Activities. Since their respective incorporation, Parent and Acquisition Sub have not conducted any business activities other than activities (a) in connection with its organization or (b) directed toward the accomplishment of a Business Combination. Except as set forth in Parent’s Charter Documents, there is no agreement, contract, commitment or Order binding upon Parent or its Subsidiaries or to which Parent or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Acquisition Sub does not have any operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Transactions.

3.11        Parent Contracts.

(a)               There are no material Contracts to which Parent or any of its Subsidiaries is a party or by or to which any of the properties or assets of Parent or any of its Subsidiaries may be bound, subject or affected (“Parent Contracts”).

(b)               Each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto, subject to the Enforceability Exceptions. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have heretofore been provided to the Seller or Seller’s counsel other than those that are exhibits to the Parent SEC Reports filed prior to the date of this Agreement.

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(c)               Neither Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, would reasonably likely be expected to have a Parent Material Adverse Effect. Each agreement, contract or commitment to which Parent or any of its Subsidiaries is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect would not reasonably be expected to have a Parent Material Adverse Effect.

3.12        Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or Parent Stockholder or any of its Subsidiaries or a member of his or her immediate family is indebted for borrowed money to Parent nor is Parent indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent, and (b) to the Knowledge of Parent, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.13        Parent Listing. The Parent Units, the Parent Class A Common Stock and the Public Warrants are registered pursuant to the Exchange Act and are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “MUDSU”, “MUDS”, and “MUDSW”, respectively. Parent has not been notified by Nasdaq that it does not comply with any Nasdaq listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the Nasdaq continued listing rules. There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Parent Class A Common Stock or Public Warrants on Nasdaq, other than Legal Proceedings where a compliance extension or ability to remedy is available under applicable Law. None of Parent or any of its Affiliates has taken any action to intentionally terminate the registration of Parent Class A Common Stock or Public Warrants under the Exchange Act.

3.14        Trust Account.

(a)               As of December 31, 2019, Parent had $215,385,757 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) dated as of February 7, 2018, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) for the benefit of its public stockholders.

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(b)              The Trust Agreement is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect, or (ii) to the Knowledge of Parent, that would entitle any Person (other than Parent Stockholders holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account will be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to the Trust Account.

(c)               Parent has made available to the Seller true, correct and complete copies of the executed and delivered Trust Agreement. The Trust Agreement has not been amended or modified, no such amendment or modification is contemplated by Parent and, to the Knowledge of Parent, the obligations and the commitments contained therein have not been withdrawn or rescinded in any respect. The Trust Agreement is in full force and effect as of the date hereof. The Trust Agreement constitutes the legal, valid and binding obligations of Parent and, to the Knowledge of Parent, the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach under the Trust Agreement on the part of Parent or its Subsidiaries or, to the Knowledge of Parent, any other parties thereto. There are no side letters or other agreements, contracts or arrangements to which Parent or any of its Affiliates is a party related to the transactions contemplated by the Trust Agreement.

3.15          Finders and Brokers. Except as set forth in Section 3.15 of the Parent Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Parent, the Seller or any of their respective Subsidiaries or Affiliates in connection with the Transactions, the IPO or any other Business Combination (whether or not consummated) based upon arrangements made by or on behalf of Parent.

3.16          Investment Company Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.17          Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) any report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the Transactions, (b) the Registration Statement or (c) the mailings or other distributions to the Seller Stockholders with respect to the consummation of the Transactions will, when filed, mailed, made available or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement (other than with respect to information supplied by the Seller for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

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3.18         Disclaimer of Other Warranties. PARENT AND ACQUISITION SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN Article II, NONE OF THE SELLER, ANY OF THE SELLER SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, ACQUISITION SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, THE SELLER OR ANY OF THE SELLER SUBSIDIARIES, RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) NONE OF THE SELLER, ANY OF THE SELLER SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, ACQUISITION SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE SELLER TO PARENT AND ACQUISITION SUB IN Article II AND (B) NONE OF THE SELLER NOR ANY OF THE SELLER SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, ACQUISITION SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE SELLER IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE SELLER, ANY OF THE SELLER SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND ACQUISITION SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN Article II OF THIS AGREEMENT. EACH OF PARENT AND ACQUISITION SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE SELLER, THE SELLER SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND ACQUISITION SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY AND SPECIFICALLY SET FORTH IN Article II OF THIS AGREEMENT.

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Article IV

CONDUCT PRIOR TO THE CLOSING DATE

4.1          Conduct of Business by the Seller and the Seller Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to its terms and the Closing, the Seller shall, and shall cause the Seller Subsidiaries to, carry on their business in the Ordinary Course of Business, and in compliance with applicable Law, except (i) to the extent that Parent shall otherwise consent in writing or (ii) as expressly contemplated by this Agreement or the Seller Disclosure Letter. In addition, except (x) as required or expressly permitted by the terms of this Agreement or the Seller Disclosure Letter or (y) as required by applicable Law, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to its terms or the Closing, the Seller shall not, and shall cause the Seller Subsidiaries not to, do any of the following:

(a)               Compensation and Benefits. Except as required by applicable Law, or an existing Employee Benefit Plan, (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director, independent contractor or officer other than in the Ordinary Course of Business; (ii) grant or pay any change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director, independent contractor or officer; (iii) enter into, amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan; (v) grant any equity or equity-based compensation awards; (vi) hire any person to be employed by the Seller or any of the Seller Subsidiaries, other than the hiring of employees with total annual compensation not in excess of $300,000 in the Ordinary Course of Business; or (vii) terminate the employment of the Chief Executive Officer or Chief Financial Officer of the Seller other than for cause;

(b)               Intellectual Property. Transfer, sell, assign, license, sublicense, encumber, impair, abandon, or otherwise dispose of any right, title or interest of the Seller or any of the Seller Subsidiaries in any Seller Intellectual Property, other than non-exclusive licenses granted to third parties in the Ordinary Course of Business;

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(c)               Distributions; Changes in Stock. Except for transactions solely among the Seller and the Seller Subsidiaries, or as set forth in Section 4.1(c) of the Seller Disclosure Letter, (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in the Seller or the Seller Subsidiaries, (iii) grant, issue, sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests or rights convertible into or exchangeable for equity interests (other than the issuance of shares of Seller Common Stock upon the exercise of Seller Warrants outstanding as of the date of this Agreement), as applicable, in the Seller or any Seller Subsidiary, (iv) declare, set aside or pay any dividend or make any other distribution, or (v) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests of any securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(d)               Governing Documents; Subsidiaries. Amend its Charter Documents, or form or establish any Subsidiary;

(e)               No Acquisitions. (i) Merge, consolidate, combine or amalgamate with any Person, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business, or (B) other assets acquired by the Seller or any Seller Subsidiary, or to which the Seller or any Seller Subsidiary obtains rights, pursuant to an Excluded Seller Contract;

(f)                No Dispositions. Sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of, any portion of its assets (including any Patented Claims or Unpatented Claims) or properties or any rights related thereto, other than any sale, lease or disposition in the Ordinary Course of Business;

(g)               Indebtedness; Liens, Capital Expenditures. (i) Issue or sell any debt securities or rights to acquire any debt securities of the Seller or any of the Seller Subsidiaries or guarantee any debt securities of another Person (ii) make, incur any loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person other than the Seller or any Seller Subsidiary except for (A) loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement, in each case set forth in Section 4.1(g) of the Seller Disclosure Letter and (B) the incurrence of 1.25 Lien Debt or 1.5 Lien Debt in the Ordinary Course of Business, (iii) except in the Ordinary Course of Business, create any material Liens on any material property or assets of the Seller or any of the Seller Subsidiaries in connection with any Indebtedness thereof other than Permitted Liens, (iv) cancel or forgive any Indebtedness in excess of $250,000 owed to the Seller or any of the Seller Subsidiaries or make, or (v) incur or commit to make or incur any capital expenditures other than in the Ordinary Course of Business;

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(h)               Litigation. (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or material litigation, arbitration or other judicial or administrative dispute or proceeding (whether or not commenced prior to the date of this Agreement) other than (A) the payment, discharge, settlement or satisfaction in accordance with their terms, or liabilities recognized or disclosed in the Seller Financial Statements and (B) settlements or compromises of litigation in the Ordinary Course of Business, which in any event do not exceed, in any individual case, $250,000 and would not prohibit or materially restrict the Seller or the Seller Subsidiaries from operating their respective businesses in the Ordinary Course of Business, (ii) waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Seller or any of the Seller Subsidiaries is a party or of which the Seller or any of the Seller Subsidiaries is a beneficiary, or (iii) settle any litigation, arbitration or other judicial or administrative dispute or proceeding (whether or not commenced prior to the date of this Agreement) to which an Insider is a party;

(i)                 No Modifications. Except in the Ordinary Course of Business, (i) modify, amend or terminate any Material Seller Contract, Permit or Environmental Permit, (ii) enter into any contract that would have been a Material Seller Contract had it been entered into prior to the date of this Agreement, (iii) waive, delay the exercise of, release or assign any material rights or claims under any Material Seller Contract or (iv) incur or enter into any agreement, contract or commitment requiring the Seller and/or any of the Seller Subsidiaries to pay in excess of $1,000,000 in any 12 month period in the aggregate;

(j)                 Accounting. Except as required by U.S. GAAP (or any interpretation thereof) or applicable Law, revalue any of its assets or make any change in accounting methods, principles or practices;

(k)               Tax Matters. Make, change or rescind any Tax elections (including any election on IRS Form 8832 to be treated as an association taxable as a corporation), settle or compromise any material tax liability or, except as required by applicable Law, materially change any method of accounting for Tax purposes or prepare, amend or file any Tax Return in a manner inconsistent with past practice;

(l)                No Dissolution. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

(m)               Related Party Agreements. Enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, executive employees, holders of 10% or more of the Seller Common Stock or other Affiliates, other than as contemplated by this Agreement, the 1.25 Lien Exchange Agreement or the Exchange Agreement and other arms-length commercial transactions pursuant to the agreements set forth on Section 4.1(m) of the Seller Disclosure Letter as existing on the date of this Agreement; or

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(n)               Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 4.1(a) through (m) above.

4.2          Conduct of Business by Parent and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries to, carry on its business in the Ordinary Course of Business and in compliance with applicable Law, except to the extent that the Seller shall otherwise consent in writing or as contemplated by this Agreement. In addition, except as required or permitted by the terms of this Agreement or as required by applicable Law, without the prior written consent of the Seller, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a)               Declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant or unit) or split, combine or reclassify any capital stock (or warrant or unit) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, warrant or unit;

(b)               Purchase, redeem or otherwise acquire, directly or indirectly, any ownership interests of Parent or any of its Subsidiaries;

(c)               Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, units or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, units or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock, units or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, units or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, units, equity securities or other ownership interests or convertible or exchangeable securities;

(d)               Amend its Charter Documents;

(e)               Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances or other arrangements, or any agreement, contract, arrangement or understanding that provides for exclusivity of territory or otherwise restricts Parent’s or any of its Subsidiaries’ ability to compete or to offer or sell any products or services;

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(f)                Incur any Indebtedness or guarantee any Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the Ordinary Course of Business;

(g)               Modify, amend or terminate any Parent Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(h)                Except as required by applicable Law, revalue any of its assets or make any change in accounting methods, principles or practices;

(i)                 Liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or its Subsidiaries;

(j)                 Purchase any equity securities of any Person;

(k)                Amend the Trust Agreement or any other agreement related to the Trust Account;

(l)                 Except as required by U.S. GAAP (or any interpretation thereof) or applicable Law, revalue any of its assets or make any change in accounting methods, principles or practices;

(m)               Make, change or rescind any Tax elections (including any election on IRS Form 8832 to be treated as an association taxable as a corporation), settle or compromise any material tax liability or, except as required by applicable Law, materially change any method of accounting for Tax purposes or prepare, amend or file any Tax Return in a manner inconsistent with past practice;

(n)                Enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, executive employees, holders of 10% or more of Parent Class A Common Stock or Parent Class B Common Stock, other than payments or distributions relating to obligations in respect of the 1.25 Lien Debt, the Transactions and other arms-length commercial transactions pursuant to the agreements set forth on Section 4.2 of the Parent Disclosure Letter as existing on the date of this Agreement; or

(o)                Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 4.2(a) through 4.2(n) above.

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Article V

ADDITIONAL AGREEMENTS

5.1          Registration Statement; Special Meetings.

(a)               As promptly as reasonably practicable following the receipt by Parent from the Seller of all financial and other information relating to the Seller as Parent may reasonably request for its preparation but, subject to the Seller complying with its obligations pursuant to Section 5.4(a), Parent and the Seller shall, in accordance with this Section 5.1, use reasonable best efforts to jointly prepare and Parent shall cause to be filed with the SEC, in preliminary form, a registration statement on Form S-4 for the purpose of registering under the Securities Act the shares of Parent Class A Common Stock to be issued to the Seller and, ultimately, the Seller Stockholders, in connection with the Acquisition (as amended or supplemented, the “Registration Statement”), which Registration Statement will constitute a joint proxy statement/prospectus for the purpose of (i) soliciting proxies from the Parent Stockholders to vote at the Parent Special Meeting in favor of the Parent Stockholder Matters and providing the Parent Stockholders with the opportunity to redeem their shares of Parent Class A Common Stock pursuant to a Parent Stockholder Redemption and (ii) soliciting proxies from the Seller Stockholders to vote at the Seller Special Meeting in favor of the adoption and approval of this Agreement and the Transactions (including the Acquisition) by the Requisite Seller Stockholder Approval. The Registration Statement will contain financial and other information about the Transactions in accordance with and as required by Parent’s Charter Documents, applicable Law and any applicable rules and regulations of the SEC and Nasdaq.

(b)               The Registration Statement shall include proxy materials for the purpose of soliciting proxies from the Parent Stockholders to vote, at a special meeting of the Parent Stockholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of (i) the adoption and approval of this Agreement and the Transactions (including the Acquisition), (ii) the issuance of a number of shares of Parent Class A Common Stock that equals or exceeds twenty percent (20%) of the voting power or total number of shares of Parent Class A Common Stock outstanding, in either case, prior to such issuance, (iii) an increase in the number of authorized shares of Parent Class A Common Stock, (iv) amendments to Parent’s Charter Documents to be effective from and after the Closing as set forth in the Form of Parent Certificate of Incorporation attached hereto as Exhibit B (the “Post-Closing Parent Charter”), (v) the adoption and approval of a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Seller (the “Incentive Plan”), and which Incentive Plan will provide for awards for a number of shares of Parent Class A Common Stock equal to five percent (5%) of the aggregate number of shares of Parent Class A Common Stock issued and outstanding immediately after the Closing (giving effect to the Parent Stockholder Redemptions, if any), (vi) the election of the members of the board of directors of Parent in accordance with Section 5.1(j) hereof and (vii) such other matters as mutually agreed upon between the Seller and Parent, (the matters set forth in clauses (i) through (vii) being referred to herein as the “Parent Stockholder Matters”).

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(c)               The Registration Statement shall include proxy materials for the purpose of soliciting proxies from the Seller Stockholders to vote, at a special meeting of the Seller Stockholders to be called and held for such purpose (the “Seller Special Meeting”), in favor of the adoption and approval of (i) this Agreement and the Transactions (including the Acquisition) by the Requisite Seller Stockholder Approval and (ii) the adjournment of the Seller Special Meeting, if necessary or desirable in the reasonable determination of the Seller.

(d)               The Registration Statement will comply as to form and substance with the applicable requirements of the Securities Act and the rules and regulations thereunder. The Seller and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing the preliminary Registration Statement and any amendment or supplement thereto prior to its filing with the SEC. Parent, with the reasonable assistance, participation and written approval of the Seller, shall promptly respond to any written or oral SEC comments on the Registration Statement. Parent will advise the Seller promptly after receipt of notice thereof, of (i) the time when the Registration Statement has been filed, (ii) in the event the preliminary Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement, (iv) the issuance of any stop order by the SEC with respect to the Registration Statement, (v) any request by the SEC for amendment of the Registration Statement, (vi) any comments from the SEC relating to the Registration Statement and responses thereto, or (vii) requests by the SEC for additional information. Parent shall (x) provide the Seller and its legal counsel opportunity to participate in all written or oral communications with the SEC relating to the Registration Statement and responses to comments thereto and requests by the SEC for additional information and (y) use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after the filing thereof.

(e)               The Seller agrees to reasonably promptly provide Parent with all information concerning the Seller and the Seller Subsidiaries, management, operations and financial condition, in each case reasonably requested or required by Parent for inclusion in the Registration Statement as filed in preliminary form and in definitive form, any amendment or supplement to the Registration Statement and any other filing required to be made by Parent in respect of the Transactions. The Seller shall make senior management of the Seller reasonably available to Parent in connection with the drafting of the preliminary Registration Statement and the definitive Registration Statement, and responding in a timely manner to any comments on the Registration Statement received from the SEC.

(f)                Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL and Parent’s Charter Documents in the preparation, filing and distribution of the Registration Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Special Meeting. Without limiting the foregoing, Parent shall ensure that the Registration Statement does not, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Parent Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Seller or any other information furnished by the Seller for inclusion in the Registration Statement). Parent, acting through the Parent Board, shall include in the Registration Statement the Parent Recommendation. Neither the Parent Board nor any committee or agent or representative thereof shall withdraw, modify in a manner adverse to the Seller or fail to include, or propose to withdraw, modify in a manner adverse to the Seller or fail to include, the Parent Recommendation.

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(g)               The Seller shall comply with all applicable provisions of the DGCL and the Seller’s Charter Documents in the distribution of the Registration Statement, the solicitation of proxies thereunder, and the calling and holding of the Seller Special Meeting. The Seller, acting through the Seller Board, shall recommend to the Seller Stockholders that they vote in favor of the Transactions (including the Acquisition) at the Seller Special Meeting and shall include such recommendation in the Registration Statement, subject to the Seller Board’s right to effect a change in recommendation if required pursuant to the Seller Board’s fiduciary duties under applicable Law. Prior to the date on which the Registration Statement becomes effective, the Seller Board shall set a record date for determining the Seller Stockholders entitled to vote at the Seller Special Meeting.

(h)               As soon as is reasonably practicable after the receipt by Parent from the Seller of all information contemplated under Section 5.1(a) (including the Seller Financial Statements), Parent shall prepare and file the Registration Statement in definitive form with the SEC under the Exchange Act, and with all other applicable regulatory bodies, all in accordance with and as required by Parent’s Charter Documents, applicable Law and any applicable rules and regulations of the SEC and Nasdaq.

(i)                 As promptly as practicable after the Registration Statement shall have become effective:

     (i)                 Parent shall distribute the Registration Statement to the Parent Stockholders and, pursuant thereto, shall call the Parent Special Meeting in accordance with Parent’s Charter Documents and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Parent Stockholder Matters and the other matters presented for approval or adoption at the Parent Special Meeting, including the matters described in Section 5.1(b), and Parent shall otherwise use commercially reasonable efforts to obtain the approval of the Parent Stockholder Matters. If, on the date upon which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Requisite Parent Stockholder Approval, whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting; and

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     (ii)               the Seller shall distribute the Registration Statement to the Seller Stockholders of record as of the record date and, pursuant thereto, call the Seller Special Meeting in accordance with Section 211 of the DGCL. The Seller shall (A) use its commercially reasonable best efforts to solicit from the Seller Stockholders proxies in favor of the adoption and approval of this Agreement and the Transactions (including the Acquisition) by the Requisite Seller Stockholder Approval prior to the Seller Special Meeting and (B) take all actions necessary or advisable to secure the Requisite Seller Stockholder Approval at the Seller Special Meeting, including enforcing the Seller Support Agreement pursuant to its terms, subject to the Seller Board’s right to effect a change in recommendation if required pursuant to the Seller Board’s fiduciary duties under applicable Law.

(j)                 The Parties shall take all necessary action so that the Persons listed in Section 5.1(j) of the Seller Disclosure Letter (and only such Persons) are elected and appointed to the positions of officers and directors of Parent, as members of the committees of the Parent Board, to the positions of officers and directors of Acquisition Sub, and to the positions of officers and directors (or other similar position) of the Seller Subsidiaries, as set forth therein, to serve in such positions effective immediately following the Closing. In furtherance of the foregoing, (a) Parent shall take all necessary action to remove (or cause the resignation of) the directors serving on the Parent Board and/or the board of directors of Acquisition Sub as of immediately prior to the Closing and (b) the Seller shall take all necessary action to remove (or cause the resignation of) the directors (or other similar position) serving on the boards of directors or other similar governing bodies of the Seller Subsidiaries as of immediately prior to the Closing who are not designated in Section 5.1(j) of the Seller Disclosure Letter to serve as members of such boards of directors or other similar governing bodies as of immediately following the Closing. If any Person listed in Section 5.1(j) of the Seller Disclosure Letter is unable to serve, Parent shall designate a successor.

5.2          HSR Act. As promptly as practicable, and in any event within ten (10) Business Days, after the date of this Agreement, Parent and the Seller shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission and U.S. Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Seller shall (a) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions, (b) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto, (c) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions and (d) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend, (e) keep the other reasonably informed as to the status of any such Legal Proceeding and (f) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective Representatives, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Filing fees with respect to the notifications required under the HSR Act shall be borne equally by Parent and the Seller.

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5.3          Filings and Other Documents.

(a)               As promptly as reasonably practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Seller.

(b)               Promptly after the execution of this Agreement, Parent and the Seller shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(c)               At least ten (10) days prior to the Closing, the Seller shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Seller and its accountant, and such other information that may be required to be disclosed with respect to the Acquisition in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Parent. Prior to the Closing, Parent and the Seller shall prepare a joint press release announcing the consummation of the Acquisition hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

(d)               At or prior to the Closing, the Seller will deliver to Parent: (i) copies of resolutions and actions taken by the Seller Board and the Seller Stockholders in connection with the approval of this Agreement and the Transactions, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

(e)               At or prior to the Closing, Parent will deliver to the Seller (i) copies of resolutions and actions taken by Parent’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions, and (ii) such other documents or certificates as shall reasonably be required by the Seller and its counsel in order to consummate the Transactions.

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5.4          Required Information.

(a)               In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of Parent or the Seller to any Governmental Entity, or any other public statement or announcement, in connection with the Acquisition and the other Transactions (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Seller and Parent shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent to be elected effective as of the Closing as contemplated by Section 5.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transactions.

(b)               At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Parent or Acquisition Sub, on the one hand, or the Seller, on the other hand, the other Party shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c)               Any language included in a Reviewable Document, following its filing, issuance or submission, may thereafter be used by such Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d)               Prior to the Closing Date (i) the Seller and Parent shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Seller and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments from the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings. Parent and the Seller shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments from the SEC. All correspondence and communications to the SEC made by Parent or the Seller with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.4.

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5.5          Confidentiality; Access to Information.

(a)               Confidentiality. Any confidentiality agreement previously executed by and between the Seller or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, shall be superseded in its entirety by the provisions of this Agreement. Beginning on the date hereof and ending on the second (2nd) anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions or, in the case of Parent and Acquisition Sub, the conduct of the business of Parent and/or its Subsidiaries following the Closing. Such confidentiality obligations will not apply to (i) information which was known to one Party or their respective Representatives prior to receipt thereof from the Seller to the extent such information was received from a source not known by Parent to be subject to a confidentiality obligation to the Seller, on the one hand, or Parent and Acquisition Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound by an obligation of confidentiality; (iv) disclosure required by applicable Law or stock exchange rule; or (v) disclosure consented to in writing by Parent or Acquisition Sub (in the case of the Seller) or the Seller (in the case of Parent or Acquisition Sub); provided, that (x) prior to any disclosure contemplated by clause (iv) above, the Party required to disclose such non-public information will provide prompt written notice of such requirement to the other Party so that the other Party may seek, at such other Party’s cost, a protective order or other remedy and (y) in the event that such protective order or other remedy is not obtained the Party required to disclose such non-public information will disclose or furnish only that portion of non-public information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such non-public information. In the event this Agreement is terminated as provided in Article VII hereof, each Party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Acquisition contemplated hereby; provided, that neither Party shall be required to return or destroy any electronic copy of any non-public information that is created pursuant to such Party’s standard electronic backup and archival procedures and outside legal counsel shall be permitted to retain one copy for record purposes.

 (b)               Access to Information.

     (i)                 The Seller will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Seller during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, of the Seller, as Parent may reasonably request in connection with the consummation of the Transactions.

     (ii)               Parent will afford the Seller and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel, of Parent, as the Seller may reasonably request in connection with the consummation of the Transactions.

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5.6          Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) causing the conditions precedent set forth in Article VI to be satisfied, (b) obtaining all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities, including with respect to Permits or Environmental Permits, and making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and taking all commercially reasonable steps to avoid any Legal Proceeding, (c) obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including the consents referred to in Section 2.4(a) of the Seller Disclosure Letter (it being understood, for the avoidance of doubt, that nothing herein shall require the Seller in connection therewith to incur any liability or expense or subject itself, any of the Seller Subsidiaries or the business of the foregoing to any imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their assets or properties), (d) defending any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (e) delivery of any required notices regarding the Transactions to holders of the Seller’s Indebtedness and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to Continental substantially in the form attached hereto as Exhibit C (the “Trust Termination Letter”). In connection with and without limiting the foregoing, Parent and the Parent Board and the Seller and the Seller Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Acquisition, this Agreement or any of the Transactions, use its commercially reasonable efforts to enable the Acquisition and the other Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Seller to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

5.7          No Parent Securities Transactions. Neither the Seller nor any of its controlled Affiliates, directly or indirectly, shall knowingly engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding the Transactions. The Seller shall use its best efforts to require each of its officers, directors and employees, and shall use commercially reasonable efforts to require each of its other Representatives, associates, clients and customers, to comply with the foregoing requirement.

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5.8          No Claim Against Trust Account. The Seller hereby waives all right, title, interest or claim of any kind against Parent to collect from the Trust Account any monies that may be owed to it by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to any of Section 7.1(b) (but only if the Transactions have failed to close by the date specified therein because of Parent’s or Acquisition Sub’s breach of an obligation herein), Section 7.1(d) or Section 7.1(h), and Parent or any of its Subsidiaries completes a Business Combination with another company, the Seller shall not be prohibited from filing and pursuing a claim for damages in connection with this Agreement or the Transactions following consummation by Parent or any of its Subsidiaries of an alternative Business Combination, in each case against Parent, any of its Subsidiaries or any other Person that is party to such alternative Business Combination or any Affiliate thereof. Furthermore, Parent and Acquisition Sub shall not execute any definitive agreement related to such Business Combination that (x) attempts to prevent the Seller from so filing or pursuing any such claim, or (y) permits the Person that survives such Business Combination not to assume Parent and Acquisition Sub’s obligation for damages in connection with this Agreement and the Transactions. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent and the Seller.

5.9          Notification of Certain Matters. Each of Parent, Acquisition Sub and the Seller will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that (a) is reasonably likely to cause any of the conditions set forth in Section 6.1 not to be satisfied, (b) would require any amendment or supplement to the Registration Statement so that such Registration Statement would not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading or (c) constitutes, or is reasonably likely to result in, any Transaction Litigation. Each of Parent and Acquisition Sub will promptly provide the Seller with written notice of any event, development or condition of which they have Knowledge that is reasonably likely to cause any of the conditions set forth in Section 6.1(k) not to be satisfied. The Seller will promptly provide Parent with written notice of any event, development or condition of which it has Knowledge that is reasonably likely to cause any of the conditions set forth in Section 6.3 not to be satisfied. No notice or failure to provide notice pursuant to this Section 5.9 shall in and of itself affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties, or result, in and of itself, in the failure of a condition set forth in Article VI.

5.10          Assumption of Assumed Liabilities.  Effective as of the Closing Date, the Seller shall (a) transfer to Acquisition Sub, and Acquisition Sub shall assume from the Seller, the liabilities and obligations of the Seller and the Seller Subsidiaries set forth in Section 5.10 of the Seller Disclosure Letter (the “Acquisition Sub Assumed Liabilities” which, for the avoidance of doubt, shall not include the Parent Assumed Liabilities) and (b) transfer to Parent, and Parent shall assume from the Seller, the liabilities and obligations of the Seller and the Seller Subsidiaries under the Assumed New Subordinated Notes and the Sprott Credit Agreement (the “Parent Assumed Liabilities”). Parent and the Seller shall cooperate and take all actions reasonably necessary to effectuate Parent and Acquisition Sub’s respective assumption of such liabilities.

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5.11          Employee Matters.

(a)               Acquisition Sub shall, no later than five (5) days prior to the Closing Date, offer employment to each Employee commencing on the Closing Date in a substantially similar position, with (i) similar salary and total cash bonus opportunity as in effect prior to the Closing Date and (ii) employee benefits substantially comparable in the aggregate (including any exchange or conversion of equity or rights to equity held by an Employee as of the date hereof and either (A) set forth on Section 5.11(a) of the Seller Disclosure Letter or (B) included in the Data Room no later than 10:00 p.m., New York City time, on the second (2nd) Business Day prior to the date of this Agreement) as in effect prior to the Closing Date. Neither Parent nor any of its Subsidiaries shall be liable or have any obligations to provide any notice of termination, termination pay or severance pay, whether under contract, statute or common law, or otherwise to any Retained Employee. The Seller shall take all actions as are required to assign to Acquisition Sub all employment agreements and employment-related agreements, including all equity award agreements entered into between the Seller and any Transferred Employee, the Management Incentive Plan and all consulting agreements entered into between the Seller and an individual, in each case, as in effect on the date hereof, and Acquisition Sub shall assume all obligations under all such agreements assigned by the Seller hereunder.

(b)               Effective as of the Closing Date, the Seller shall transfer to Acquisition Sub, and Acquisition Sub shall assume from the Seller, each of the Assumed Benefit Plans and all liabilities in respect of any Assumed Benefit Plans. Acquisition Sub and the Seller shall cooperate and take all actions reasonably necessary to effectuate the transfer of such plans. Effective immediately after the Closing Date, the Retained Employees and their covered dependents shall cease active participation in the Assumed Benefit Plans. Acquisition Sub shall be responsible for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents.

(c)               With respect to any Assumed Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by Acquisition Sub for Transferred Employees following the Closing Date, Acquisition Sub shall (i) subject to any required approval by the applicable insurance provider, cause there to be waived any pre-existing condition, actively at work requirements and waiting periods and (ii) subject to any required approval by the applicable insurance provider, cause such plans to honor any expenses incurred by the Transferred Employees and their beneficiaries under similar plans of Seller during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(d)               Transferred Employees shall be given credit for all service with the Seller, to the same extent as such service was credited for such purpose by the Seller, under each Assumed Benefit Plan and any other employee benefit and compensation arrangement maintained by Acquisition Sub or one of its Affiliates in which such Transferred Employees are eligible to participate following the Closing Date for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan); provided, however, that no such service recognition shall result in any duplication of benefits.

(e)               Effective as of the Closing Date, Acquisition Sub shall assume or retain, as the case may be, all obligations of Seller for any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date to the extent consistent with applicable Law.

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(f)            The Seller and its Affiliates shall not engage in any activity intended to discourage any Employee from accepting an offer of employment from Acquisition Sub and shall use commercially reasonable efforts to assist Acquisition Sub in its efforts to secure employment arrangements satisfactory to Acquisition Sub with the Employees. The Seller and its Affiliates shall not enforce against any Employee any confidentiality, non-compete, non-solicit or similar contractual obligations, or otherwise assert with respect to any such Employee or Parent or any of its Affiliates claims that would otherwise prohibit or place conditions on any such Employee’s acceptance of an offer of employment by Parent or any of its Subsidiaries, any such Employee’s employment by Parent or any of its Subsidiaries, or any actions taken by any such Employee as an employee of Parent or any of its Subsidiaries. The Seller shall provide Parent with such employment information as to the Employees as Acquisition Sub may reasonably request to carry out its obligations pursuant to this Section 5.11.

(g)           Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to an offer of employment or continuance of employment by Acquisition Sub, nor shall anything herein interfere with the right of Acquisition Sub to terminate the employment of any of the Transferred Employees at any time, with or without cause, or restrict Acquisition Sub in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferred Employees following the Closing Date subject to the terms and conditions of applicable employment or other agreements entered into prior to the date of this Agreement. Notwithstanding anything to the contrary set forth herein, this Agreement is not intended, and it shall not be construed, to amend or create third party beneficiary rights in the Transferred Employees or any other Person who is a participant in, any benefit plans (including any beneficiaries or dependents thereof) under or with respect to any agreement, plan, program or arrangement described in or contemplated by this Agreement.

5.12        Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Class A Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq at the Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Common Stock and Public Warrants listed for trading on Nasdaq. After the Closing, Parent shall use commercially reasonable efforts to continue the listing for trading of the Parent Class A Common Stock and Public Warrants on Nasdaq.

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5.13        No Solicitation.

(a)           The Seller will not, will cause the Seller Subsidiaries and its Affiliates not to, and will direct its Representatives not to, directly or indirectly, (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or provide any information regarding the Seller or the Transactions to, any Person (other than Parent and its Representatives), in each case, concerning any Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to, an Alternative Transaction, (iii) commence, continue or renew any due diligence investigation regarding an Alternative Transaction, or (iv) encourage or respond to any inquiries or proposals by any Person (other than Parent and its Representatives) concerning any Alternative Transaction, except, in the case of clause (iv) (and clause (i) to the extent an action described in clause (iv) would also constitute an action described in clause (i)), to the extent failure to do so would be inconsistent with the fiduciary duties of the Seller Board under applicable Law. Parent and Acquisition Sub will not, will cause their respective Subsidiaries not to, and will direct their respective Representatives not to, directly or indirectly, (A) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Seller, the Seller Stockholders and their respective Representatives) concerning any merger, purchase of ownership interests or assets of Parent, recapitalization or similar transaction (including a Business Combination) (each, a “Parent Business Combination”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to, a Parent Business Combination or (C) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. In addition, (x) the Seller will, will cause the Seller Subsidiaries to, and will direct their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction (other than with Parent and its Representatives) and (y) Parent and Acquisition Sub will, and will cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Business Combination (other than with the Seller and its Representatives). Following the execution and delivery of this Agreement, each Party will promptly (and in no event later than twenty four (24) hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its Representatives, receives any inquiry, proposal, offer or submission with respect to an Alternative Transaction (including the identity of the Person making such inquiry or submitting such proposal, offer or submission and a copy thereof). Notwithstanding anything to the contrary herein, nothing in this Section 5.13(a) shall be deemed to modify or otherwise affect the obligation of the Seller to submit this Agreement and the Transactions to the Seller Stockholders and to solicit the Requisite Seller Stockholder Approval in accordance with Section 5.1(i)(ii).

(b)           For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to the Seller, a transaction (other than the Transactions) concerning the sale of twenty percent (20%) or more of the voting securities of the Seller (other than in the Ordinary Course of Business) or twenty percent (20%) or more of any class of equity interests or profits of the Seller, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise or (B) with respect to Parent and its Affiliates, a transaction (other than the Transactions) concerning a Parent Business Combination.

5.14        Trust Account. Upon the satisfaction or waiver of the conditions set forth in Article VI and the provision of notice thereof to Continental (which notice Parent shall provide to Continental in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (x) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter and (y) shall use its commercially reasonable efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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5.15        Directors’ and Officers’ Liability Insurance.

(a)           From and after the Effective Time, Parent shall or shall cause Acquisition Sub to fulfill and honor in all respects the obligations of Parent and the Seller Subsidiaries, pursuant to (i) each indemnification agreement in effect between Parent, any of its Subsidiaries, or any Seller Subsidiary, on the one hand, and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a member of the board of directors or managers or officer or special advisor of Parent, any of its Subsidiaries, or any Seller Subsidiary, on the other hand (each, an “Indemnified Party”); and (ii) any indemnification provision and any exculpation provision set forth in the Charter Documents of Parent or the Seller Subsidiaries as in effect on the date of this Agreement, in each case, to the fullest extent permitted under applicable Law. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent’s Charter Documents shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the Charter Documents of the Seller Subsidiaries as in effect on the date of this Agreement.

(b)           Prior to the Closing, the Seller shall use its reasonable best efforts to purchase a “tail” or “runoff” officers’ and directors’ liability insurance policy containing terms and conditions no less favorable in the aggregate to the protection provided by the policies maintained by the Seller and the Seller Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts, events, errors or omissions which occurred on or prior to the Effective Time covering each such Person currently covered by the Seller’s (and the Seller Subsidiaries’) officers’ and directors’ liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6)-year period following the Closing and at a price not to exceed 300% of the amount per annum the Seller or its Subsidiaries paid in its last full fiscal year prior to the date of this Agreement. If the Seller or Parent obtains prepaid “tail” or “runoff” policies prior to the Effective Time in accordance with this Section 5.15(b), Parent shall maintain such policies in full force and effect for their full term and continue to honor the obligations thereunder. If the Seller fails to purchase such “tail” or “runoff” policy prior to the Closing, then either (i) Parent may purchase such “tail” or “runoff” policy or (ii)  Parent shall maintain an officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Seller Subsidiaries’ officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six (6) years after the Effective Time; provided, further, that in satisfying its obligation under this Section 5.15(b), neither Parent nor any of its Subsidiaries shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Seller Subsidiaries paid in its last full fiscal year prior to the date of this Agreement, and if such premiums for such insurance would at any time exceed 300% of the of the amount per annum the Seller Subsidiaries paid in its last full fiscal year prior to the date of this Agreement, then Parent shall cause to be maintained policies of insurance that, in Parent’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the of the amount per annum the Seller Subsidiaries paid in its last full fiscal year prior to the date of this Agreement.

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(c)           Prior to the Closing, Parent may purchase an officers’ and directors’ liability insurance policy in respect of facts or omissions occurring prior to the Effective Time covering each such Person that shall have served as an officer or director of Parent or its Subsidiaries prior to the Effective Time.

(d)           Except as otherwise required by applicable Law, from and after the Effective Time, Parent shall indemnify and hold harmless, and provide advancement of expenses to, each Indemnified Party in respect of acts or omissions in their capacity as a director or officer of a Seller Subsidiary or as an officer, director, employee, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of a Seller Subsidiary, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by applicable Law or provided under Parent’s Charter Documents, any indemnification agreements and any other governing documents of the Seller Subsidiaries in effect on the date hereof. In the event of any threatened or pending litigation to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or director of a Seller Subsidiary or is or was serving at the request of a Seller Subsidiary as an officer, director, employee, fiduciary or agent of another enterprise (including any litigation arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the Transactions), to the fullest extent permitted by applicable Law, Parent shall advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such litigations, such fees, costs and expenses (including attorney’s fees and disbursements) to be advanced within thirty (30) days of receipt by Parent from the Indemnified Party of a request therefor, provided, that such Indemnified Party provides a written affirmation of such Indemnified Party’s good faith belief that he or she has met all applicable standards of conduct applicable to indemnification and an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 5.15(d) or otherwise.

(e)           If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.15.

(f)            Notwithstanding anything herein to the contrary, if an Indemnified Party is or has been a party to or is or has been otherwise involved (including as a witness) in any litigation (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.15 shall continue in effect until the final disposition of such litigation.

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(g)           The provisions of this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Seller’s Charter Documents, by contract, or otherwise.

5.16        Tax Matters.

(a)           Filing of Tax Returns; Payment of Taxes. The Seller shall prepare, or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns required to be filed by or with respect to the Seller and, for periods prior to the Closing, each Seller Subsidiary, including Tax Returns that are filed on an affiliated, consolidated, combined or unitary basis with the Seller, and shall pay or cause to be paid all Taxes due with respect thereto. All Tax Returns described in this Section 5.16(a) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. The Seller shall use commercially reasonable best efforts to provide Parent with copies of completed drafts of such Tax Returns at least fifteen (15) days prior to the due date for filing thereof (or if such filing date is sooner, as soon as reasonably practicable), along with supporting work papers, for Parent’s review comment and approval, such approval not to be unreasonably withheld, conditioned or delayed.

(b)           Aggregate Acquisition Consideration Allocation. The Aggregate Acquisition Consideration shall be allocated among the assets of the Seller and the Seller Subsidiaries in accordance with the methodology set forth on Exhibit F (the “Allocation”). The Allocation shall be mutually agreed by the Seller and Parent and shall be final and binding on the parties. No party shall take, or shall permit or allow any affiliate to take, any position on any Tax Return or before any Governmental Entity that is inconsistent with the Allocation as agreed by the Parties, except as otherwise required pursuant to a final determination under applicable law.

(c)           Intended Tax Treatment. The parties agree that the acquisition of the Direct Subsidiary Equity Interests pursuant to this Agreement be treated as a taxable acquisition of the assets of the Seller and the Seller Subsidiaries for U.S. federal income tax purposes and no party shall take, or shall permit or allow any affiliate to take, any position on any Tax Return or before any Governmental Entity that is inconsistent with such treatment.

5.17        280G Approval. The Seller shall (i) no later than five (5) Business Days prior to the Closing, use reasonable best efforts to obtain waivers of the right to any payments and/or benefits that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) from each Person who, with respect to the Seller, would be a “disqualified individual” (within the meaning of Section 280G of the Code) (such waived amounts, the “Waived 280G Benefits”), and (ii) following the execution of the waivers described in clause (i), solicit approval by the Seller Stockholders of the Waived 280G Benefits by a vote that satisfies the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder. Prior to, and in no event later than five (5) Business Days prior to soliciting such waivers and approval, the Seller shall provide drafts of such waivers and approval materials to Parent for its reasonable review and the Seller shall reflect in such waivers and approval materials any changes reasonably requested by Parent. As soon as practicable following the date hereof, and no later than seven (7) Business Days prior to soliciting the waivers, the Seller shall provide Parent with the calculations and related documentation required to determine whether and to what extent the vote described in this Section 5.17 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. At least three (3) Business Days prior to the Closing Date, the Seller shall deliver to Parent evidence that a vote of the Seller Stockholders was solicited in accordance with the foregoing and whether the requisite number of votes of Seller Stockholders was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

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5.18         Certain Financial Information. Within thirty (30) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Seller shall deliver to Parent unaudited consolidated financial statements of the Seller for such month, including a balance sheet, statement of operations and statement of cash flows.

5.19         Access to Financial Information. The Seller will, and will direct its auditors to (a) continue to provide Parent and its advisors such reasonable access to the Seller’s financial information used in the preparation of its financial statements and the financial information furnished pursuant to Section 5.18 hereof and (b) cooperate with any reasonable reviews performed by Parent or its advisors of any such financial statements or information, in each case, to the extent necessary to allow Parent to reasonably review such information being provided hereunder.

5.20         Parent Borrowings. Through the Closing, Parent shall be allowed to borrow up to $1,500,000 in the aggregate from its Affiliates, directors, officers and stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing; provided, that Parent shall not exercise any right or term therein that permits or requires such loans to be converted into, or repaid with, equity securities, including warrants, of Parent, and any such breach of this provision shall be deemed to be a material breach of this Agreement.

5.21         Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

5.22         Qualification as an Emerging Growth Company. Each of the Seller and Parent shall, at all times during the period from the date hereof until the Closing, (a) take all actions necessary to cause Parent to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

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5.23         Trust Account Disbursement. Parent shall cause the Trust Account to be disbursed as contemplated by this Agreement and the Trust Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable (a) to stockholders who elect to have their Parent Class A Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents, (b) for income tax or other tax obligations of Parent prior to the Closing, (c) as repayment of loans and reimbursement of expenses to directors, officers and Parent Stockholders and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a Business Combination, including the Transactions, which amount shall include the Outstanding Parent Expenses.

5.24         Debt Payoff. Not later than two (2) Business Days prior to the Closing Date, the Seller shall deliver to Acquisition Sub copies of executed payoff letters (the “Payoff Letters”) with respect to the First Lien Debt and the Jacobs Note, in customary form, which Payoff Letters shall (a) specify the aggregate outstanding principal amounts (including any accrued interest and/or fees to be paid in kind), all accrued and unpaid interest, all outstanding fees and all other amounts owing that constitute the payoff amounts under the First Lien Debt and the Jacobs Note (the “Payoff Amounts”) and (b) acknowledge that upon receipt of the applicable Payoff Amount, (i) each of the First Lien Debt and the Jacobs Note and its related instruments evidencing the First Lien Debt and the Jacobs Note (including any guarantees and collateral documents) shall be terminated or satisfied and discharged, (ii) all guarantees in connection therewith relating to the borrowings or obligations under the First Lien Debt and the Jacobs Note shall be automatically released and terminated and (iii) all of the Liens securing the borrowings or obligations under the First Lien Debt and the Jacobs Note shall be automatically released and terminated and that the Seller or its designee is authorized to make all necessary or appropriate Lien termination and/or release filings. The Seller shall use reasonable best efforts to facilitate the termination and/or release, in connection with such repayment, of any guarantees and Liens securing the Payoff Amounts.

5.25        Exchange, Conversion and Assumption of Certain Seller Indebtedness. Subject to the satisfaction (or waiver, if permissible) of the conditions set forth in Article VI, in connection with the Closing:

(a)           The Seller shall take all steps as may be required with respect to (i) the exchange of the 1.25 Lien Notes for the New Subordinated Notes issued by the Seller in accordance with the 1.25 Lien Exchange Agreement; (ii) the cancellation by the Seller, following the transactions set forth in Section 5.25(c)(ii), of the Excess Notes and the 1.5 Lien Notes in full satisfaction of all outstanding obligations thereunder and (iii) the conversion of the Second Lien Notes into Seller Common Stock and the amendment of the indenture governing the Second Lien Notes as set forth in the Second Lien Conversion Agreement, including with respect to releasing the collateral under the Second Lien Notes and otherwise enforcing the terms of the Second Lien Conversion Agreement;

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(b)           Acquisition Sub shall take all steps as may be required with respect to (i) the payment of the Excess Notes Cash Payment Amount, if any, and/or the Excess Notes Share Payment, if any, by Acquisition Sub to the holders of the Excess Notes, in exchange for the Excess Notes in accordance with the Exchange Agreement and (ii) the payment of the 1.5 Lien Share Payment and the 1.5 Lien Cash Payment Amount, if any, by Acquisition Sub to the holders of the 1.5 Lien Notes, in exchange for the 1.5 Lien Notes in accordance with the Exchange Agreement; and

(c)           The Seller and Acquisition Sub shall take all steps as may be required with respect to the transfer by Acquisition Sub, following the transactions set forth in Section 5.25(b)(ii), of the Excess Notes and the 1.5 Lien Notes to the Seller.

5.26        Support Agreement. Within twenty four (24) hours of the date hereof, Seller Stockholders holding at least a majority of the shares of Seller Common Stock issued and outstanding as of the date hereof shall execute and deliver to Parent the Seller Support Agreement.

5.27        Private Investment. Parent shall use its commercially reasonable best efforts to obtain the Private Investment from Third-Party Private Investors prior to the Closing on terms reasonably acceptable to the Seller and substantially similar to the terms of the subscription agreements entered into with the Initial Subscribers as of the date hereof, and the Seller agrees to, and shall cause the Seller Subsidiaries and Affiliates to, reasonably cooperate with Parent in connection therewith.

5.28        Registration Rights Agreement. At or prior to the Closing, Parent shall execute and deliver a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D pursuant to which, among other things, Parent will agree to register for resale under the Securities Act the shares of Parent Class A Common Stock to be issued to (a) certain of the Seller’s securityholders pursuant to the Exchange Agreement and Second Lien Conversion Agreement in the circumstances specified therein and (b) directors and officers of Parent who will be Affiliates of Parent after the Closing.

5.29        LLC Conversions. The Seller shall, and shall cause the Seller Subsidiaries to, take all steps as may be required with respect to the consummation of the LLC Conversions such that the LLC Conversions will be consummated no later than one Business Day prior to the Closing.

5.30        Transferred Assets. At or prior to the Closing, the Seller shall, and shall cause the Seller Subsidiaries to, take all actions necessary and cooperate with Parent’s reasonable requests in connection with the transfer to Acquisition Sub and/or a Seller Subsidiary of the Transferred Assets such that, as of the Effective Time, the Transferred Assets will be owned exclusively by Acquisition Sub and/or the Seller Subsidiaries, including:

(a)           the cash at the Seller in excess of the Retained Cash;

(b)           the Insurance Policies to which the Seller is a party;

(c)           the Assumed Benefit Plans;

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(d)           the Seller Contracts to which the Seller is a party or by or to which any of the properties or assets of the Seller is bound (including notes or other instruments payable to the Seller);

(e)           the Permits (including Environmental Permits) held in the name of the Seller;

(f)           the Seller Intellectual Property owned by or held in the name of the Seller;

(g)           the Intellectual Property License Agreements relating to the Licensed Intellectual Property used in the conduct of the business of the Seller;

(h)           the Seller Systems (or the valid right to access or use thereof);

(i)            the Operating Equipment and Facilities held in the name of the Seller;

(j)            the Patented Mining Claims held in the name of the Seller;

(k)           the Unpatented Claims held in the name of the Seller;

(l)            the Owned Property held in the name of the Seller;

(m)          the Leased Real Property subject to the Real Property Leases held in the name of the Seller; and

(n)           the Personal Property held in the name of the Seller.

5.31        Distribution of Purchase Shares. As promptly as practicable following the consummation of the Acquisition, the Seller shall distribute the Purchase Shares pro rata to the Seller Stockholders.

5.32        Owned Property Liens. At or prior to the Closing, the Seller either (a) shall cause all Liens set forth on Section 5.32 of the Seller Disclosure Letter to be released, rectified, satisfied or terminated of record, as applicable, to be indexed or filed in the appropriate office or jurisdiction or (b) shall have provided documentary evidence reasonably satisfactory to Parent that such Liens do not affect Owned Property.

5.33        SPAC Extension. Following the date hereof, Parent shall use its commercially reasonable efforts to obtain the approval of the Parent Stockholders to extend the deadline for Parent to consummate its initial business combination transaction beyond February 12, 2020 (the “Extension”) to a date no later than August 12, 2020 (the “Extended Business Combination Date”).

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Article VI

CONDITIONS TO THE TRANSACTION

6.1          Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each Party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Parent Stockholder Matters. At the Parent Special Meeting (including any adjournments thereof), the Parent Stockholder Matters shall have been duly approved and adopted by the Parent Stockholders by the Requisite Parent Stockholder Approval.

(b)           Requisite Seller Stockholder Approval. At the Seller Special Meeting, the Seller shall have obtained the Requisite Seller Stockholder Approval.

(c)           Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) following the exercise by the holders of Parent Class A Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent’s Charter Documents.

(d)           HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, Law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise restraining, enjoining or prohibiting consummation of the Transactions on the terms and conditions contemplated by this Agreement.

(e)           Listing; Registration Statement. (i) The shares of Parent Class A Common Stock to be issued in connection with the Closing shall be listed on Nasdaq upon the Closing, subject to any compliance extension or ability to remedy non-compliance, in each case as permitted by the Nasdaq continued listing rules, and (ii) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of Parent Class A Common Stock to be issued in connection with the Acquisition shall have been obtained and shall be in effect.

(f)            Private Investment. The Private Investment shall have been consummated (if applicable).

(g)           1.25 Lien Exchange Agreement. The transactions contemplated by the 1.25 Lien Exchange Agreement shall have been consummated.

(h)           Exchange Agreement. The transactions contemplated by the Exchange Agreement shall have been consummated.

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(i)            Second Lien Conversion Agreement. The transactions contemplated by the Second Lien Conversion Agreement shall have been consummated.

(j)            Parent Sponsor Letter Agreement. The transactions contemplated by the Parent Sponsor Letter Agreement shall have been consummated.

(k)           Minimum Cash. (x) Immediately prior to the Effective Time, after taking into account (i) the anticipated payments required to satisfy the Parent Stockholder Redemptions, if any, (ii) the net proceeds from the Private Investment, (iii) the net proceeds from the consummation of the transactions contemplated by the Forward Purchase Contract and (iv) the net proceeds available to the Seller Subsidiaries and/or Parent immediately following the Closing pursuant to the Sprott Credit Agreement and the Sprott Royalty Agreement, Parent and the Seller Subsidiaries shall have at least $210,000,000 in available cash (including the cash remaining in the Trust Account following the satisfaction of the Parent Stockholder Redemptions, if any) and (y) immediately after the Effective Time after making all payments to satisfy the Parent Stockholder Redemptions, if any, and after payment of all Payoff Amounts pursuant to the Payoff Letters and cash payments to the holders of the Excess Notes in an aggregate amount equal to the Excess Notes Cash Payment Amount, if any, and to the holders of the 1.5 Lien Notes in an aggregate amount equal to the 1.5 Lien Cash Payment Amount, if any, Parent and the Seller Subsidiaries shall have at least $50,000,000 in unrestricted and available cash.

6.2          Additional Conditions to Obligations of the Seller. The obligations of the Seller to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller:

(a)           Representations and Warranties. Each of the representations and warranties of Parent and Acquisition Sub set forth in Article III of this Agreement shall be true and correct (without giving effect to any “materiality” or “material adverse effect”, “in all material respects”, “Parent Material Adverse Effect” or any other similar qualifiers therein) as of the date of this Agreement and on and as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date, except to the extent that any failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Agreements and Covenants. Parent and Acquisition Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c)           Material Adverse Effect. No Parent Material Adverse Effect with respect to Parent or Acquisition Sub shall have occurred since the date of this Agreement.

(d)           Resignations. Each director and officer of Parent and Acquisition Sub shall have resigned from such positions and offices with Parent and Acquisition Sub.

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(e)           Forward Purchase Contract. The transactions contemplated by the Forward Purchase Contract shall have been consummated.

(f)            Trust Account. Parent shall have made all appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 5.23, disbursed as set forth in this Agreement upon the Closing.

(g)           Parent Closing Certificate. Parent shall have delivered to the Seller a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 6.1(a), Section 6.2(a), Section 6.2(b) and Section 6.2(c).

6.3          Additional Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)           Representations and Warranties. (i) Each of the Seller Fundamental Representations shall be true and correct (without giving effect to any “materiality” or “material adverse effect”, “in all material respects”, “Seller Material Adverse Effect” or any other similar qualifiers therein) in all material respects, as of the date of this Agreement and on and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) each of the other representations and warranties of the Seller set forth in Article II of this Agreement shall be true and correct (without giving effect to any “materiality” or “material adverse effect”, “in all material respects”, “Seller Material Adverse Effect” or any other similar qualifiers therein) as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date, in each case, except to the extent that any failure to be true and correct would not reasonably be expected to have a Seller Material Adverse Effect.

(b)           Agreements and Covenants. The Seller shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case, in all material respects.

(c)           Material Adverse Effect. No Seller Material Adverse Effect with respect to the Seller shall have occurred since the date of this Agreement.

(d)           Resignations. Each director (or Person holding a similar position) of each of the Seller Subsidiaries shall have resigned from such positions with the Seller Subsidiaries to the extent required by Section 5.1(j).

(e)           Payoff Letters. The Payoff Letters shall have been delivered to Acquisition Sub and shall remain in full force and effect.

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(f)            LLC Conversions. The LLC Conversions shall have been consummated, and Seller shall have delivered to Acquisition Sub evidence thereof reasonably satisfactory to Acquisition Sub.

(g)           FIRPTA Certificates. Acquisition Sub shall have been furnished at the Closing with a certificate on behalf of the Seller, reasonably acceptable to Acquisition Sub prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Section 1.1445-2(b), certifying that the Seller is not a “foreign person” as defined in Section 1445 of the Code.

(h)           Seller Closing Certificate. The Seller shall have delivered to Parent a certificate, signed by an executive officer of the Seller and dated as of the Closing Date, certifying as to the matters set forth in Section 6.1(b), Section 6.3(a), Section 6.3(b) and Section 6.3(c).

Article VII

TERMINATION

7.1          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of the Parties at any time;

(b)           by either Parent or the Seller if the Transactions shall not have been consummated by February 12, 2020 (the “Outside Date” (provided, that if Parent receives approval of the Parent Stockholders of the Extension, the Outside Date shall be extended to the Extended Business Combination Date)); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by either Parent or the Seller if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order is final and nonappealable;

(d)           by the Seller, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Acquisition Sub, or if any representation or warranty of Parent or Acquisition Sub shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent or Acquisition Sub is curable by Parent or Acquisition Sub prior to the Closing, then the Seller must first provide written notice of such breach and may not terminate this Agreement under this Section 7.1(d) until the earlier of (i) thirty (30) days after delivery of written notice from the Seller to Parent of such breach and (ii) the Outside Date; provided, further, that Parent and each of its Subsidiaries continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 7.1(d) if (x) it shall have materially breached this Agreement and such breach has not been cured, or (y) if such breach by Parent or Acquisition Sub is cured during such thirty (30)-day period);

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(e)           by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Seller, or if any representation or warranty of the Seller shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Seller prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 7.1(e) until the earlier of (i) thirty (30) days after delivery of written notice from Parent to the Seller of such breach and (ii) the Outside Date; provided, further, that the Seller continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if (x) it shall have materially breached this Agreement and such breach has not been cured, or (y) if such breach by the Seller is cured during such thirty (30)-day period);

(f)            by either Parent or the Seller, if, at the Parent Special Meeting (including any adjournments thereof), the Parent Stockholder Matters are not duly approved and adopted by the Requisite Parent Stockholder Approval;

(g)           by either Parent or the Seller, if Parent shall have less than $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their rights to convert the Parent Class A Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent’s Charter Documents;

(h)           by Parent, if Seller Stockholders holding at least a majority of the outstanding Seller Common Stock do not enter into the Seller Support Agreement within twenty four (24) hours following the date hereof; or

(i)            by either Parent or the Seller, if the Requisite Seller Stockholder Approval shall not have been obtained by the twenty fifth (25th) Business Day following the effectiveness of the Registration Statement (provided, that the Registration Statement continues to be effective throughout such twenty five (25) Business Day period).

7.2          Notice of Termination; Effect of Termination.

(a)           Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b)           Subject to Section 7.2(c), in the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Acquisition shall be abandoned, except for and subject to the following: (i) Section 5.5(a), Section 5.8, this Section 7.2, Section 7.3 and Article VIII (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement, including a breach by a Party electing to terminate this Agreement pursuant to Section 7.1(b) caused by an action or failure to act of such Party which action or failure to act constituted the principal cause of, or resulting in the failure of, the Acquisition to occur on or before the Outside Date.

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(c)           In the event of the termination of this Agreement as provided in Section 7.1(i), the Seller shall pay or cause to be paid to Parent in immediately available funds an amount equal to $12,730,000 (the “Termination Fee”), in the case of a termination by Parent, within two (2) Business Days after such termination and, in the case of a termination by the Seller, immediately before and as a condition to such termination.

(d)           Notwithstanding anything in this Agreement to the contrary, Parent and Acquisition Sub hereby acknowledge and agree that in the event that the Termination Fee becomes payable by, and is paid by, the Seller and accepted by Parent pursuant to Section 7.2(c), the Termination Fee shall be Parent’s and Acquisition Sub’s sole and exclusive remedy for monetary damages pursuant to this Agreement. If the Seller fails to promptly pay the amount due pursuant to this Section 7.2, and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Seller for the fees set forth in this Section 7.2 or any portion of such fees, the Seller shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such Legal Proceeding, together with interest on the amount of the fee at the prime rate shown at the end of the trading day on Bloomberg screen BTMM or PRIME INDEX HP, whichever is higher, on the date such payment was required to be made through the date of payment.

7.3          Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

Article VIII

GENERAL PROVISIONS

8.1          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized courier service guaranteeing overnight delivery, or sent via email to the Parties at the following addresses:

if to Parent or Acquisition Sub, to:

Mudrick Capital Acquisition Corporation
527 Madison Avenue, 6th Floor
New York, NY 10022
Attention: John O’Callaghan

Telephone: (646) 747-9500
Email: JOCallaghan@mudrickcapital.com

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with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Jaclyn L. Cohen
Telephone: (212) 310-8891
Email: jackie.cohen@weil.com

if to the Seller to:

Hycroft Mining Corporation
8181 E. Tufts Ave., Suite 510
Denver, CO 80237
Attention: Stephen M. Jones, Executive Vice President and CFO
Telephone: 303-524-1947
Email: steve.jones@hycroftmining.com

with a copy to:

Neal, Gerber & Eisenberg LLP
2 N. LaSalle Street, Suite 1700
Chicago, IL 60602
Attention: David S. Stone
Telephone: 312-269-8411
Email: dstone@nge.com

Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date delivered, if delivered personally, (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) on the date delivered, if delivered by email. Each of the Parties will be entitled to specify a different address by delivering notice as aforesaid to each of the other Parties.

8.2           Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement unless otherwise indicated. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. References to the term “made available” shall be deemed to have been satisfied by such document, data, information or other item having been made available to Parent and its Representatives in the electronic data room hosted by Dropbox (the “Data Room”) prior to the date of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation shall be deemed to include all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case, as amended or otherwise modified from time to time. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

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8.3           Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

8.4           Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to Section 5.15 (which shall be enforceable by the Persons specified therein) are not intended to confer upon any other Person other than the Parties any rights or remedies.

8.5           Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such term, provision, covenant or restriction to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable term, provision, covenant or restriction of this Agreement with a valid and enforceable term, provision, covenant or restriction that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable term, provision, covenant or restriction.

8.6           Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to enforce specifically the terms and provisions hereof in the Chosen Courts and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

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8.7           Governing Law. This Agreement and each other document executed in connection with the Transactions, and the consummation thereof, and any Legal Proceeding arising out of this Agreement and each other document executed in connection with the Transactions, and the consummation thereof, or the validity, interpretation, breach or termination of this Agreement and each other document executed in connection with the Transactions, and the consummation thereof, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.8           Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Chosen Courts in connection with any matter based upon or arising out of this Agreement and each other document executed in connection with the Transactions, and the consummation thereof, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that (a) such Person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) such Legal Proceeding may not be brought or is not maintainable in the Chosen Courts, (c) such Person’s property is exempt or immune from execution, (d) such Legal Proceeding is brought in an inconvenient forum or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third party beneficiary hereby agrees not to commence or prosecute any such Legal Proceeding other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Legal Proceeding to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1. Notwithstanding the foregoing in this Section 8.8, a Party may commence any Legal Proceeding in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS, AND THE CONSUMMATION THEREOF, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS, AND THE CONSUMMATION THEREOF. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

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8.9           Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10         Assignment. No Party may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 8.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

8.11         Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

8.12         Extension; Waiver. At any time prior to the Closing, any Party may, to the extent not prohibited by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreements in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

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8.13        Currency. All references to currency amounts in this Agreement shall mean United States dollars.

8.14        No Recourse. Other than the rights, at and after the Effective Time, of Persons pursuant to Section 5.15, no Person who is not a Party, including any current, former or future director, officer, employee, consultant, incorporator, partner, manager, stockholder (including the Seller Stockholders), member, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, partner, manager, stockholder, member, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement and the Transactions, or based on, in respect of, or by reason of this Agreement and the Transactions or the negotiation, execution, performance, or breach thereof, and, to the maximum extent permitted by applicable Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by applicable Law, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

8.15        Release.

(a)           Seller Release. The Seller, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, Parent, Acquisition Sub, their Affiliates and each of their respective predecessors, successors, Subsidiaries and Affiliates, and any of Parent, Acquisition Sub or their Affiliates’ respective current and former stockholders, officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing in connection with the ownership by any Person of Parent Common Stock or any Person’s service as a director of the Seller or any of its Subsidiaries, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity.

(b)           Parent Release. Each of Parent and Acquisition Sub, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the Seller and its predecessors, successors, Subsidiaries and Affiliates, Seller Stockholders, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever prior to the Closing in connection with the ownership by the Seller of the Direct Subsidiary Equity Interests or the Transferred Assets or any Person’s service as a director of the Seller or any of its Subsidiaries, in each case, whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity.

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8.16         Public Announcements. From the date hereof until and including the Closing Date, none of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 8.16. Nothing in this Section 8.16 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release; provided, further, that to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.

8.17         Survival of Representations and Warranties. The representations and warranties in Article II and Article III of this Agreement and in any instrument delivered pursuant to this Agreement with respect to the accuracy of such representations and warranties, shall terminate and be of no further force and effect as of the Closing.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

MUDRICK CAPITAL ACQUISITION CORPORATION

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

MUDS ACQUISITION SUB, INC.

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	President

[Signature Page to Purchase Agreement]

HYCROFT MINING CORPORATION

By:	/s/ Stephen M. Jones
Name:	Stephen M. Jones
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Purchase Agreement]

SCHEDULE A

DEFINED TERMS

1.1.           Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“1.25 Lien Debt”	Schedule A, Section B(a)
“1.25 Lien Exchange Agreement”	Recital 8
“1.25 Lien Note Purchase Agreement”	Schedule A, Section B(b)
“1.25 Lien Notes”	Schedule A, Section B(c)
“1.5 Lien Cash Payment Amount”	Schedule A, Section B(d)
“1.5 Lien Debt”	Schedule A, Section B(e)
“1.5 Lien Notes”	Schedule A, Section B(f)
“1.5 Lien Share Payment”	Schedule A, Section B(g)
“1.5 Lien Share Payment Value”	Schedule A, Section B(h)
“Acquisition”	Recital 3
“Acquisition Sub”	Preamble
“Acquisition Sub Assumed Liabilities”	Section 5.10
“Acquisition Sub Common Stock”	Section 3.3(b)
“Affiliate”	Schedule A, Section B(i)
“Aggregate Acquisition Consideration”	Schedule A, Section B(j)
“Agreement”	Preamble
“Allied Delaware”	Recital 2
“Allied VGH”	Recital 2
“Allocation”	Section 5.16(b)
“Alternative Transaction”	Section 5.13(b)
“Assignment and Assumption Agreement”	Section 1.4(b)(iv)
“Assumed Benefit Plans”	Schedule A, Section B(k)
“Assumed New Subordinated Notes”	Recital 8
“Business Combination”	Schedule A, Section B(l)
“Business Day”	Schedule A, Section B(m)
“Cash Available for Payment”	Schedule A, Section B(m)
“Charter Documents”	Schedule A, Section B(o)
“Chosen Courts”	Schedule A, Section B(p)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K”	Section 5.3(c)
“Closing Press Release”	Section 5.3(c)
“Code”	Schedule A, Section B(q)
“Continental”	Section 3.14(a)
“Contracts”	Schedule A, Section B(r)
“Copyrights”	Schedule A, Section B(jj)
“Crofoot Royalty Agreements”	Schedule A, Section 1.2(s)
“Current 1.25 Lien Note Purchase Agreements”	Schedule A, Section B(b)
“Data Room”	Section 8.2

Sch. A-1

“DGCL”	Recital 3
“DLLCA”	Schedule A, Section 1.2(t)
“Direct Subsidiaries”	Recital B
“Direct Subsidiary Equity Interests”	Recital 2
“Effective Time”	Section 1.2
“Emergence Date”	Section 2.5
“Employee Benefit Plans”	Section 2.10(a)
“Employees”	Schedule A, Section 1.2(u)
“Enforceability Exceptions”	Section 2.3(a)
“Environmental Law”	Schedule A, Section 1.2(v)
“Environmental Permits”	Section 2.15(a)(i)
“ERISA”	Schedule A, Section 1.2(w)
“ERISA Affiliate”	Schedule A, Section 1.2(x)
“Excess Notes”	Recital 9
“Excess Notes Cash Payment Amount”	Schedule A, Section 1.2(y)
“Excess Notes Share Payment”	Schedule A, Section 1.2(z)
“Excess Notes Share Payment Value”	Schedule A, Section 1.2(aa)
“Exchange Act”	Schedule A, Section 1.2(bb)
“Exchange Agreement”	Recital 9
“Excluded Seller Contract”	Schedule A, Section 1.2(cc)
“Extended Business Combination Date”	Section 5.33
“Extension”	Section 5.33
“First Lien Debt”	Schedule A, Section 1.2(dd)
“Forward Purchase Contract”	Recital 13
“Governmental Entity”	Schedule A, Section 1.2(ee)
“Hazardous Substance”	Schedule A, Section 1.2(ff)
“HR&D”	Recital 16
“HSR Act”	Section 2.4(b)
“Incentive Plan”	Section 5.1(b)
“Indebtedness”	Schedule A, Section B(gg)
“Indemnified Party”	Section 5.15(a)
“Initial Subscribers”	Schedule A, Section B(hh)
“Insider”	Schedule A, Section B(ii)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Schedule A, Section B(jj)
“Intellectual Property License Agreement”	Section 2.17(b)
“IPO”	Schedule A, Section B(kk)
“IPO Prospectus”	Schedule A, Section B(ll)
“Jacobs Note”	Schedule A, Section B(mm)
“JOBS Act”	Section 5.22
“Knowledge”	Schedule A, Section B(nn)
“Law”	Schedule A, Section B(oo)
“Leased Real Property”	Section 2.13(b)
“Legal Proceeding”	Schedule A, Section B(pp)
“Licensed Intellectual Property”	Section 2.17(b)
“Lien”	Schedule A, Section B(qq)

Sch. A-2

“LLC Conversions”	Schedule A, Section B(rr)
“Material Seller Contracts”	Section 2.18(a)
“Mine”	Schedule A, Section B(ss)
“Minerals”	Schedule A, Section B(tt)
“Mining Restart Plan”	Schedule A, Section B(uu)
“Nasdaq”	Section 3.13
“Nevada Gold”	Recital 2
“New Subordinated Notes”	Schedule A, Section B(vv)
“Nonparty Affiliates”	Section 8.14
“Operating Equipment and Facilities”	Schedule A, Section B(ww)
“Order”	Schedule A, Section B(xx)
“Ordinary Course of Business”	Schedule A, Section B(yy)
“Outside Date”	Section 7.1(b)
“Outstanding Parent Expenses”	Schedule A, Section B(zz)
“Owned Property”	Section 2.13(a)
“Parent”	Preamble
“Parent Assumed Liabilities”	Section 5.10
“Parent Audited Financial Statements”	Section 3.7(b)
“Parent Board”	Recital 6
“Parent Business Combination”	Section 5.13(a)
“Parent Class A Common Stock”	Section 3.3(a)
“Parent Class B Common Stock”	Section 3.3(a)
“Parent Common Stock”	Section 3.3(a)
“Parent Contracts”	Section 3.11(a)
“Parent Disclosure Letter”	Article III
“Parent Financial Statements”	Section 3.7(b)
“Parent Interim Financial Statements”	Section 3.7(b)
“Parent Material Adverse Effect”	Schedule A, Section B(aaa)
“Parent Preferred Stock”	Section 3.3(a)
“Parent Recommendation”	Recital 6
“Parent SEC Reports”	Section 3.7(a)
“Parent Special Meeting”	Section 5.1(b)
“Parent Sponsor Letter Agreement”	Recital 14
“Parent Stock”	Section 3.3(a)
“Parent Stockholder”	Schedule A, Section B(bbb)
“Parent Stockholder Matters”	Section 5.1(b)
“Parent Stockholder Redemption”	Schedule A, Section B(ccc)
“Parent Stockholder Redemptions”	Schedule A, Section B(ddd)
“Parent Units”	Schedule A, Section B(eee)
“Parent Warrants”	Section 3.3(a)
“Party” or “Parties”	Preamble
“Patented Claims”	Section 2.23(a)
“Patents”	Schedule A, Section B(jj)
“Payoff Amounts”	Section 5.24
“Payoff Letters”	Section 5.24
“Permit”	Schedule A, Section B(fff)

Sch. A-3

“Permitted Lien”	Schedule A, Section 1.2(ggg)
“Person”	Schedule A, Section 1.2(hhh)
“Personal Information”	Schedule A, Section 1.2(iii)
“Personal Property”	Section 2.13(f)
“Post-Closing Parent Charter”	Section 5.1(b)
“Precious Metals”	Schedule A, Section 1.2(jjj)
“Privacy Laws”	Schedule A, Section 1.2(kkk)
“Private Investment”	Recital 12
“Private Investment Value”	Schedule A, Section 1.2(lll)
“Private Placement Warrants”	Section 3.3(a)
“Public Warrants”	Section 3.3(a)
“Purchase Shares”	Schedule A, Section 1.2(mmm)
“Real Property Leases”	Section 2.13(b)
“Registration Statement”	Section 5.1(a)
“Registration Rights Agreement”	Section 5.28
“Representatives”	Schedule A, Section 1.2(nnn)
“Requisite Parent Stockholder Approval”	Schedule A, Section 1.2(ooo)
“Requisite Seller Stockholder Approval”	Schedule A, Section 1.2(ppp)
“Retained Cash”	Schedule A, Section 1.2(qqq)
“Retained Employees”	Schedule A, Section 1.2(rrr)
“Reviewable Document”	Section 5.4(a)
“Sarbanes-Oxley Act”	Section 3.7(d)
“SEC”	Schedule A, Section 1.2(sss)
“Second Lien Conversion Agreement”	Recital 10
“Second Lien Notes”	Schedule A, Section 1.2(ttt)
“Securities Act”	Schedule A, Section 1.2(uuu)
“Seller”	Preamble
“Seller Audited Financial Statements”	Section 2.6(a)
“Seller Board”	Recital 4
“Seller Common Stock”	Recital 5
“Seller Contracts”	Section 2.18(a)
“Seller Disclosure Letter”	Section 2.1(a)
“Seller Financial Statements”	Section 2.6(b)
“Seller Fundamental Representations”	Schedule A, Section 1.2(vvv)
“Seller Intellectual Property”	Schedule A, Section 1.2(www)
“Seller Interim Financial Statements”	Section 2.6(b)
“Seller Material Adverse Effect”	Schedule A, Section 1.2(xxx)
“Seller Registered Intellectual Property”	Section 2.17(a)
“Seller Special Meeting”	Section 5.1(c)
“Seller Stockholder”	Schedule A, Section 1.2(yyy)
“Seller Subsidiaries”	Section 2.1(a)
“Seller Support Agreement”	Recital 5
“Seller Systems”	Section 2.17(g)
“Seller Warrant”	Schedule A, Section 1.2(zzz)
“Signing Press Release”	Section 5.3(b)
“Signing Form 8-K”	Section 5.3(a)

Sch. A-4

“Sponsor”	Schedule A, Section 1.2(aaaa)
“Sprott Credit Agreement”	Schedule A, Section 1.2(bbbb)
“Sprott Royalty Agreement”	Schedule A, Section 1.2(cccc)
“Stockholders Agreement”	Schedule A, Section 1.2(dddd)
“Subsidiary”	Schedule A, Section 1.2(eeee)
“Subsidiary Equity Interests”	Section 2.2(a)
“Surrendered Shares”	Schedule A, Section 1.2(ffff)
“Surrendered Shares Value”	Schedule A, Section 1.2(gggg)
“Tax/Taxes”	Schedule A, Section 1.2(hhhh)
“Tax Return”	Schedule A, Section 1.2(iiii)
“Third-Party Private Investment Value”	Schedule A, Section 1.2(jjjj)
“Third-Party Private Investors”	Schedule A, Section 1.2(kkkk)
“Termination Fee”	Section 7.2(c)
“Trademarks”	Schedule A, Section B(jj)
“Transaction Agreements”	Schedule A, Section 1.2(llll)
“Transaction Litigation”	Schedule A, Section 1.2(mmmm)
“Transactions”	Schedule A, Section 1.2(nnnn)
“Transferred Assets”	Section 2.1(a)
“Transferred Employees”	Schedule A, Section 1.2(oooo)
“Treasury Regulation”	Schedule A, Section 1.2(pppp)
“Trust Account”	Section 3.14(a)
“Trust Agreement”	Section 3.14(a)
“Trust Termination Letter”	Section 5.6
“U.S. GAAP”	Section 2.6(a)
“Unpatented Claims”	Section 2.23(b)
“Waived 280G Benefits”	Section 5.17
“WARN”	Section 2.11(d)
“Water Rights”	Section 2.23(o)

1.2.          Additional Terms. For purposes of this Agreement:

(a)           the term “1.25 Lien Debt” shall mean the aggregate outstanding Indebtedness represented by the 1.25 Lien Notes from time to time;

(b)           the term “1.25 Lien Note Purchase Agreement” shall mean, collectively, (i) those certain Note Purchase Agreements dated as of February 22, 2019, May 21, 2019, June 27, 2019, August 6, 2019, August 29, 2019, September 25, 2019, October 16, 2019, November 21, 2019 and December 17, 2019 (the “Current 1.25 Lien Note Purchase Agreements”), by and among (A) the Seller, (B) each of the direct or indirect subsidiaries of the Seller listed on the signature pages thereto, (C) each of the entities signatories thereto and/or their investment advisors, managers, managed funds or accounts, intermediaries or nominees set forth on Schedule 1.1 thereto, and (D) WBox 2015-5 Ltd., in its capacity as Collateral Agent (as such term is defined therein), and (ii) any other note purchase agreement entered by the Seller upon terms substantially similar to those set forth in the Current 1.25 Lien Note Purchase Agreements pursuant to which 1.25 Lien Notes may be issued from time to time;

Sch. A-5

(c)           the term “1.25 Lien Notes” shall mean the notes issued from time to time pursuant to the 1.25 Lien Note Purchase Agreement;

(d)           the term “1.5 Lien Cash Payment Amount” shall mean the positive difference, if any, between (i) the Cash Available for Payment and (ii) the Excess Notes Cash Payment Amount; provided, however, that the amount of such 1.5 Lien Cash Payment Amount shall be adjusted and reduced to an amount not less than zero, as necessary, such that in the event that immediately after the Effective Time after making all payments to satisfy the Parent Stockholder Redemptions, if any, and after payment of all Payoff Amounts pursuant to the Payoff Letters and cash payments to the holders of the 1.5 Lien Notes of the 1.5 Lien Cash Payment Amount, if any, Parent and the Seller Subsidiaries shall have not less than $70,000,000 in unrestricted and available cash;

(e)           the term “1.5 Lien Debt” shall mean the aggregate outstanding Indebtedness represented by the 1.5 Lien Notes;

(f)            the term “1.5 Lien Notes” shall mean the notes issued pursuant the Note Purchase Agreements, dated as of May 3, 2016, July 29, 2016, September 22, 2016, November 30, 2016, February 2, 2017, April 12, 2017, June 30, 2017, July 14, 2017, December 20, 2017, March 8, 2018, May 10, 2018, July 10, 2018, August 22, 2018, November 1, 2018, December 19, 2018 and such other dates on which such notes may be issued from time to time pursuant to Note Purchase Agreements between the Seller, the guarantors and the purchasers named therein and WBox 2015-5 Ltd., as collateral agent;

(g)           the term “1.5 Lien Share Payment” shall mean the number of shares of Parent Class A Common Stock equal to (i) the 1.5 Lien Share Payment Value, divided by (ii) $10.00;

(h)           the term “1.5 Lien Share Payment Value” shall mean (i) 110% of the total principal amount outstanding of 1.5 Lien Notes, plus (ii) the accrued but unpaid interest on the 1.5 Lien Notes, plus (iii) any outstanding fees on the 1.5 Lien Notes, in each case of (i), (ii) and (iii), immediately prior to the Effective Time, minus (iv) the 1.5 Lien Cash Payment Amount, if any;

(i)            the term “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(j)            the term “Aggregate Acquisition Consideration” shall mean (i) the Excess Notes, (ii) the 1.5 Lien Notes, (iii) cash equal to the Payoff Amounts and (iv) the Purchase Shares;

(k)           the term “Assumed Benefit Plans” shall mean the Employee Benefit Plans set forth on Section B(k) of the Seller Disclosure Letter;

Sch. A-6

(l)            the term “Business Combination” shall have the meaning given to such term in Parent’s Charter Documents;

(m)          the term “Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close;

(n)           the term “Cash Available for Payment” shall mean the positive difference, if any, between (i) the sum of (A) cash remaining in the Trust Account following the satisfaction of the Parent Stockholder Redemptions, if any, (B) the Private Investment Value, (C) the net proceeds from the consummation of the transactions contemplated by the Forward Purchase Contract and (D) the net proceeds available to the Seller Subsidiaries and/or Parent immediately following the Closing pursuant to the Sprott Credit Agreement and the Sprott Royalty Agreement and (ii) $220,000,000;

(o)           the term “Charter Documents” with respect to a Person shall mean the certificate of incorporation and by-laws (or other comparable governing instruments with different names, including an operating or similar agreement in the case of a limited liability company) of such Person;

(p)           the term “Chosen Courts” shall mean the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided, that if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding shall be heard in the U.S. District Court for the District of Delaware;

(q)           the term “Code” shall mean the Internal Revenue Code of 1986, as amended;

(r)            the term “Contracts” shall mean all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto);

(s)           the term “Crofoot Royalty Agreements” shall mean those certain agreements, by and between or among Henry C. Crofoot, Jr., and/or Daniel M. Crofoot and/or Theodore Kolb, on the one hand, and HR&D, on the other hand, including all amendments and related agreements;

(t)            the term “DLLCA” shall mean the Delaware Limited Liability Company Act, as amended;

(u)           the term “Employees” shall mean, as of any date, all of the employees of the Seller listed on Section 1.2(u) of the Seller Disclosure Letter;

(v)           the term “Environmental Law” shall mean any Law relating to (i) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources, (ii) reclamation or restoration, (iii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, (iv) mine safety and health or (v) protection of cultural or historic resources;

Sch. A-7

(w)          the term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(x)           the term “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Seller or any of the Seller Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(a)(15) of ERISA;

(y)          the term “Excess Notes Cash Payment Amount” shall mean the sum of (i) 100% of the total principal amount outstanding of the Excess Notes, plus (ii) all accrued but unpaid interest on the Excess Notes, if any, plus (iii) any outstanding fees on the Excess Notes; provided, however, that in no event shall the Excess Notes Cash Payment Amount be greater than the Cash Available for Payment;

(z)           the term “Excess Notes Share Payment” shall mean the number of shares of Parent Class A Common Stock equal to (i) the Excess Notes Share Payment Value, divided by (ii) $10.00;

(aa)         the term “Excess Notes Share Payment Value” shall mean (i) the sum of (x) 100% of the total principal amount outstanding of the Excess Notes, plus (y) all accrued but unpaid interest on the Excess Notes, if any, plus (z) any outstanding fees on the Excess Notes, minus (ii) the Excess Notes Cash Payment Amount;

(bb)        the term “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder;

(cc)         the term “Excluded Seller Contract” shall mean any Seller Contract: (i) concerning a license for computer software and/or other Intellectual Property that is generally available to the public on non-discriminatory terms at a cost of not more than $50,000 in the aggregate; (ii) that is a non-disclosure or confidentiality arrangement entered into by the Seller or any Seller Subsidiary; or (iii) that has expired on its terms or been terminated, and with respect to which only customary confidentiality, indemnification and like obligations survive;

(dd)        the term “First Lien Debt” shall mean the outstanding Indebtedness issued and/or incurred by the Seller pursuant to that certain First Lien Term Loan Credit Agreement, by and among the Seller, as borrower, The Bank of Nova Scotia, as administrative agent and collateral agent, and the several lenders from time to time parties thereto, dated as of October 22, 2015 (as amended by the First Amendment to First Lien Term Loan Credit Agreement, dated as of April 6, 2016, as further amended by: the Second Amendment to First Lien Term Loan Credit Agreement, dated as of May 3, 2016; the Third Amendment to First Lien Term Loan Credit Agreement, dated as of July 29, 2016; the Fourth Amendment to First Lien Term Loan Credit Agreement, dated as of September 22, 2016; the Fifth Amendment to First Lien Term Loan Credit Agreement, dated as of October 10, 2016; the Sixth Amendment to First Lien Term Loan Credit Agreement, dated as of November 30, 2016; the Seventh Amendment to First Lien Term Loan Credit Agreement, dated as of February 2, 2017; the Eighth Amendment to First Lien Term Loan Credit Agreement, dated as of March 31, 2017; the Ninth Amendment to First Lien Term Loan Credit Agreement, dated as of April 12, 2017; the Tenth Amendment to First Lien Term Loan Credit Agreement, dated as of May 30, 2017; the Eleventh Amendment to First Lien Term Loan Credit Agreement, dated as of June 30, 2017; the Twelfth Amendment to First Term Loan Credit Agreement, dated as of July 14, 2017; the Thirteenth Amendment to First Lien Term Loan Credit Agreement, dated as of July 30, 2018; the Fourteenth Amendment to First Lien Term Loan Credit Agreement, dated as of January 9, 2019; the Fifteenth Amendment to First Lien Term Loan Credit Agreement, dated as of January 31, 2019, 2019; the Sixteenth Amendment to First Lien Term Loan Credit Agreement, dated as of February 15, 2019, 2019; the Seventeenth Amendment to First Lien Term Loan Credit Agreement, dated as of February 22, 2019; the Eighteenth Amendment to First Lien Term Loan Credit Agreement, dated as of September 25, 2019; and the Nineteenth Amendment to First Lien Term Loan Credit Agreement, dated as of December 13, 2019);

Sch. A-8

(ee)         the term “Governmental Entity” shall mean (i) any federal, provincial, state, local, municipal, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body, (ii) any self-regulatory organization or (iii) any political subdivision of any of the foregoing;

(ff)          the term “Hazardous Substance” shall mean any substance, material or waste that is: listed, classified or otherwise characterized pursuant to any Environmental Law as “hazardous,” “toxic,” “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, including any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive materials or radon;

(gg)        the term “Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (ii) obligations for the deferred purchase price of property or services (other than trade payables incurred in Ordinary Course of Business), (iii) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (iv) all obligations of such Person under leases that should be classified as capital leases in accordance with U.S. GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) all obligations secured by a Lien on any property of such Person, (viii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (ix) all obligations described in clauses (i) through (viii) above of any other Person that is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss;

(hh)        the term “Initial Subscribers” shall mean investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC and Wolverine Asset Management, LLC (together with any permitted assigns under the subscription agreements entered into with the Initial Subscribers as of the date hereof).

Sch. A-9

(ii)           the term “Insider” shall mean any officer, director, executive employee or holder of 10% of more of equity interests or derivative securities, of the Seller or Parent, as applicable;

(jj)           the term “Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents, patent applications, and provisional patent applications, including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, or the like (collectively, “Patents”); (ii) all copyrights, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (iv) all Internet domain names; (v) trade secrets, technology, discoveries and improvements, know-how, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, whether or not patentable or copyrightable, in each case, which have actual or potential commercial value and are not available in the public domain (collectively “Trade Secrets”); and (vi) all other intellectual property rights, proprietary rights, or confidential information and materials;

(kk)         the term “IPO” shall mean the initial public offering of Parent Class A Common Stock and Public Warrants pursuant to the IPO Prospectus;

(ll)           the term “IPO Prospectus” shall mean the final prospectus of Parent, dated February 7, 2018, filed with the SEC pursuant to Rule 424(b) under the Securities Act;

(mm)       the term “Jacobs Note” shall mean that certain Promissory Note, dated as of October 15, 2014, by and between HR&D and Jacobs Field Services North America Inc., as amended by the First Amendment to Release and Settlement Agreement and Promissory Note, dated as of April 5, 2016, as further amended by the Second Amendment to Release and Settlement Agreement and Promissory Note, dated as of October 10, 2016, as further amended by the Third Amendment to Release and Settlement Agreement and Promissory Note, dated as of December 21, 2017, as further amended by the Fourth Amendment to Release and Settlement Agreement and Promissory Note, dated as of December 31, 2018, as further amended by the Fifth Amendment to Release and Settlement Agreement and Promissory Note, dated as of June 27, 2019, and as further amended by the Sixth Amendment to Release and Settlement Agreement and Promissory Note, dated as of December 19, 2019;

(nn)        the term “Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, without further inquiry, of (i) with respect to the Seller, the individuals listed in Section B(nn) of the Seller Disclosure Letter and (ii) with respect to Parent or Acquisition Sub, the individuals listed in Section  B(nn) of the Parent Disclosure Letter;

Sch. A-10

(oo)        the term “Law” shall mean, in any applicable jurisdiction, any applicable statute or law (including common law), constitution, ordinance, rule, treaty, code, directive or regulation and any decree, injunction, judgment, order, ruling, edict, assessment, writ or other legal requirement, in any such case, enacted, adopted, promulgated or implemented by any applicable Governmental Entity or otherwise having the force of law;

(pp)        the term “Legal Proceeding” shall mean any action, suit, hearing, claim, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity;

(qq)        the term “Lien” shall mean any mortgage, pledge, security interest, encumbrance, license, lien, restriction, servitude, easement, reservation, exception, covenant or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest);

(rr)          the term “LLC Conversions” shall mean the conversion of each of Allied VGH, Allied Delaware, HR&D and Victory Exploration Inc., a Nevada corporation and a wholly-owned Subsidiary of Allied VGH, to a Delaware limited liability company in accordance with the DGCL and DLLCA pursuant to statutory conversion following which each such entity shall be treated as disregarded from its single owner for U.S. federal (and applicable state and local) tax purposes;

(ss)         the term “Mine” shall mean the open-pit heap leach operation and related facilities located approximately 54 miles west of Winnemucca, Nevada, known colloquially as the “Hycroft Mine” (and formerly known as the “Crofoot-Lewis open pit mine”), together with access thereto, and all facilities and tangible property located on, in, or under all or any part of such Owned Property or Leased Real Property used or useful in connection with mining and processing Minerals (which as used herein shall include ores and concentrates, if any, bearing the same) or in connection with any related activities, including exploration and evaluation of Minerals, development, operation, shutdown and closures of a mine, storage, transport, haulage, handling, processing and refining of Minerals, disposal of mine waste, waste water, tailings, slag, overburden and waste rock, reclamation of land, and any monitoring, maintaining, treatment and restoring of the environment and mitigation of pollution; and shall include all improvements, buildings, and Operating Equipment and Facilities used in the operation of the Mine;

(tt)          the term “Minerals” shall mean Precious Metals and any other minerals (other than sulfur) which the Seller and Seller Subsidiaries have the right to mine, whether or not similar to the foregoing or found or produced in association therewith, including all existing and future ores, minerals, mineral elements and compounds, veins, lodes and mineral deposits;

(uu)        the term “Mining Restart Plan” shall mean the mining restart plan delivered to Parent on September 3, 2019;

(vv)        the term “New Subordinated Notes” shall mean the 10% PIK junior lien promissory notes issued by Seller in exchange for the 1.25 Lien Notes pursuant to 1.25 Lien Exchange Agreement;

Sch. A-11

(ww)       the term “Operating Equipment and Facilities” shall mean all fixtures, equipment, facilities, plants, machinery, tools used in the Mine, including mine offices; maintenance and equipment repair shops; carpentry, tool, and electrical shops; parts and supplies warehouses; change houses; laboratory and assay facilities; ore bins; air compressors, electrical generators and buildings for same; dynamos; roads, and haulage ways; conveyor belts; electrical wire, apparatus, and controls (including transformers and switch boxes); pipe; water and fuel supply tanks and pumps; rolling stock; explosives and explosives storage facilities; loaders and loading equipment; tipples, dewatering facilities, including pumps; sewage facilities; waste water treatment and disposal facilities; ditches, water drainage courses, dams, and silt ponds; wells for the extraction or injection of water or for the monitoring of water supply or quality; telephones and other communications equipment; pipelines (including slurry and pneumatic pipelines); tractors; scrapers; power shovels; backhoes, haulage and graders; electrical power lines; processing plants; loading docks; wells; augers; overburden, waste rock or spoil, and other mine wastes; conveyors (including screw and bucket conveyors); crushers (including jaw crushers, gyratory crushers, cone crushers, wire crushers, impact crushers, roll crushers, hammer mills, shredders, and roller mills); screens (including grizzlies); magnets; leaching circuits; filters (including drum, disk, belt, and plate filters); smelting furnaces (including reverberatory furnaces and flash smelters); converters; slag, tailings; tailings ponds; and computer equipment, including data acquisition and control systems;

(xx)          the term “Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction;

(yy)         the term “Ordinary Course of Business” shall mean, (a) with respect to the Seller or a Seller Subsidiary, to the extent applicable given the context, (i) initial production from the Seller’s existing leach pads and operation in “care and maintenance” mode following the suspension of mining operations at the Mine on July 8, 2015 through December 31, 2018 and (ii) thereafter, the proposed conduct of the Seller’s business after giving effect to the Seller’s emergence from “care and maintenance” mode and preparation for and recommencement of mining operations at the Mine, all as set forth in the Mining Restart Plan that has been made available to Parent, and (b) with respect to any other Person, the conduct by such Person of the relevant business in accordance with such Person’s normal day-to-day customs, practices and procedures consistent with past practice. For avoidance of doubt, for purposes of this Agreement the Parties acknowledge and agree that all actions taken prior to the date hereof, or after the date hereof in accordance in all material respects with the Mining Restart Plan, related to (I) entering into a long-term supply agreement for soda ash, (II) cleaning diatomaceous earth ponds, (III) the incurrence of Indebtedness and funding of operations through the issuance of 1.5 Lien Debt and/or 1.25 Lien Debt, including all amendments or extensions of the First Lien Debt and Jacobs Notes; (IV) the sale and financing processes conducted by the Seller, (V) the purchase and acquisition of substantial capital assets, including crushers and other equipment to be used in the restart of mining operations and capital expenditures not in excess of $100 million in connection with the construction of leach pads and (VI) the hiring of new and additional employees and contractors in connection with the restart of mining operations, are deemed to have been conducted in the Ordinary Course of Business;

Sch. A-12

(zz)          the term “Outstanding Parent Expenses” shall mean (i) all outstanding deferred, unpaid or contingent underwriting, broker’s or similar fees, commissions or expenses owed (or that may be owed) by Parent or their respective Affiliates (to the extent Parent or Acquisition Sub is responsible for or obligated to reimburse or repay any such amounts) and (ii) other outstanding fees and expenses of Parent for any other agents, advisors, legal counsel, consultants, experts and financial advisors employed or engaged, in each case, including in connection with the Acquisition, any other Business Combination involving Parent (whether or not consummated) or the IPO;

(aaa)       the term “Parent Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (i) has had or would reasonably be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) is reasonably likely to prevent the ability of Parent or Acquisition Sub to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred pursuant to clause (i): (1) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity, (2) changes or proposed changes in U.S. GAAP (or any interpretation thereof), (3) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; provided, however, that if a change or effect related to clauses (1) through (3) disproportionately adversely affects Parent and its Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as Parent and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred;

(bbb)      the term “Parent Stockholder” shall mean, at the relevant time of measurement, a holder of a share of Parent Stock then issued and outstanding;

(ccc)       the term “Parent Stockholder Redemption” shall mean the election of an eligible (as determined in accordance with Parent’s Charter Documents) holder of Parent Class A Common Stock to redeem all or a portion of the Parent Class A Common Stock held by such stockholder at a per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with Parent’s Charter Documents and the IPO Prospectus) in connection with the approval of the Parent Stockholder Matters;

(ddd)      the term “Parent Stockholder Redemptions” shall mean the aggregate of each Parent Stockholder Redemption, taken together;

(eee)       the term “Parent Units” shall mean the units of Parent, with each unit consisting of one share of Parent Class A Common Stock and one warrant to purchase one share of Parent Class A Common Stock;

(fff)         the term “Permit” shall mean any franchise, grant, easement, variance, exception, waiver, accreditation, license, certificate of compliance, authorization, consent, order, permit, approval, or other action of, or any filing, registration or qualification with, any Governmental Entity or any third party;

Sch. A-13

(ggg)      the term “Permitted Lien” shall mean (i) Liens for current Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves are maintained on the Seller Audited Financial Statements in accordance with U.S. GAAP, (ii) statutory Liens of landlords with respect to leased real property, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent, (iv) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere or would reasonably be likely to interfere in any material respect with the present or proposed use of or occupancy of the affected parcel by the Seller or any of the Seller Subsidiaries or which are otherwise violated thereby, (v) Liens securing the Indebtedness of the Seller or any of the Seller Subsidiaries permitted hereunder to the extent such Indebtedness has been disclosed to Parent, (vi) in the case of Intellectual Property, non-exclusive licenses granted in the Ordinary Course of Business, (vii) Liens incurred in connection with capital lease obligations of the Seller or any of the Seller Subsidiaries and (viii) certain rights retained under the Crofoot Royalty Agreements, including sulfur rights;

(hhh)      the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(iii)          the term “Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by the Seller in any of its privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual Person or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise;

(jjj)          the term “Precious Metals” shall mean gold and silver;

(kkk)       the term “Privacy Laws” shall mean any and all applicable Law and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Ac and any and all applicable Laws relating to breach notification in connection with Personal Information;

(lll)           the term “Private Investment Value” shall mean an amount equal to the difference (not below zero) between (a) $65,000,000 and (b) the cash remaining in the Trust Account in excess of $10,000,000 following the satisfaction of the Parent Stockholder Redemptions, if any;

(mmm)     the term “Purchase Shares” shall mean a number of shares of Parent Class A Common Stock to be issued to the Seller equal to (i) (A) $325,000,000, plus (B) the Surrendered Shares Value, minus (C) the 1.5 Lien Share Payment Value, minus (D) the 1.5 Lien Cash Payment Amount, minus (E) the Excess Notes Share Payment Value, minus (F) the Excess Notes Cash Payment Amount, divided by (ii) $10.00;

Sch. A-14

(nnn)    the term “Representatives” shall mean, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates;

(ooo)      the term “Requisite Parent Stockholder Approval” shall mean the affirmative vote (in person or by proxy) (A) with respect to clauses (i), (ii) and (v) in the definition of “Parent Stockholder Matters,” of the holders of a majority of the issued and outstanding shares of Parent Common Stock entitled to vote and actually cast thereon in favor of such matters, (B) with respect to clauses (iii) and (iv) in the definition of “Parent Stockholder Matters,” of the holders of a majority of the issued and outstanding shares of Parent Common Stock entitled to vote thereon in favor of such matters, (C) with respect to clause (vi) in the definition of “Parent Stockholder Matters,” of the holders of a plurality of the issued and outstanding shares of Parent Common Stock entitled to vote and actually cast thereon in favor of such matter(s) and (D) with respect to clause (vii) in the definition of “Parent Stockholder Matters” (which matters may be determined after the date hereof) of the holders, of such number of the issued and outstanding shares of Parent Common Stock as required by applicable Law or the applicable Charter Documents, in favor of such matter(s);

(ppp)      the term “Requisite Seller Stockholder Approval” shall mean, with respect to the approval of this Agreement, the Acquisition (in accordance with Section 271 of the DGCL) and the other transactions contemplated hereby, the affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Seller Common Stock entitled to vote thereon in favor thereof;

(qqq)      the term “Retained Cash” shall mean an amount of cash equal to $2,000,000, which shall be used for post-Closing expenses of the Seller;

(rrr)         the term “Retained Employees” shall mean those Employees who do not accept an offer of employment by Parent;

(sss)       the term “SEC” shall mean the United States Securities and Exchange Commission;

(ttt)         the term “Second Lien Notes” shall mean the notes issued pursuant to (a) that certain Note Purchase Agreement, dated as of October 22, 2015, by and among the Seller, certain of its Affiliates and the purchasers named therein and (b) that certain Note Purchase Agreement, dated as of December 2, 2015, by and among the Seller, certain of the Seller Subsidiaries and the purchasers named therein, in each case, entered into pursuant to the 15% Senior Secured Convertible Notes Due 2020 Indenture, dated as of October 22, 2015, by and among the Seller, the Guarantors (as defined therein) and Wilmington Trust, National Association, as trustee and collateral agent as of January 6, 2016 and March 24, 2016;

(uuu)       the term “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder;

Sch. A-15

(vvv)       the term “Seller Fundamental Representations” shall mean the representations and warranties of the Seller set forth in the first three sentences of Section 2.1(a), Section 2.2(b), Section 2.2(c), and Section 2.16;

(www)     the term “Seller Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Seller or the Seller Subsidiaries;

(xxx)         the term “Seller Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (i) has had or would reasonably be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of the Seller and the Seller Subsidiaries, taken as a whole or (ii) is reasonably likely to prevent the ability of the Seller to consummate the Transactions; provided, however, with respect to clause (i) only, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Seller Material Adverse Effect has occurred: (1) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions, (2) earthquakes, hurricanes, tornados, pandemics or other natural or man-made disasters, (3) changes attributable to the public announcement or pendency of the Transactions, (4) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity, (5) changes or proposed changes in U.S. GAAP (or any interpretation thereof), (6) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world, (7) events or conditions generally affecting the gold and silver mining industries, (8) any change (on a current or forward basis) in the price of gold or silver, (9) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that it being understood that the facts or occurrences giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or will be, a Seller Material Adverse Effect; (10) any action taken at the written request of Parent in accordance with such request; and (11) compliance with the terms of, or the taking of any actions expressly required by, this Agreement; provided, however, that if a change or effect related to clauses (4) through (8) disproportionately adversely affects the Seller and the Seller Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as the Seller and the Seller Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Seller Material Adverse Effect has occurred;

(yyy)       the term “Seller Stockholder” shall mean, at the relevant time of measurement, a holder of a share of Seller Common Stock then issued and outstanding;

(zzz)          the term “Seller Warrant” shall mean each warrant to acquire shares of Seller Common Stock that is outstanding;

(aaaa)      the term “Sponsor” shall mean Mudrick Capital Acquisition Holdings LLC, a Delaware limited liability company;

Sch. A-16

(bbbb)      the term “Sprott Credit Agreement” shall mean that certain Credit Agreement, dated as of October 4, 2019, by and among the Seller, as borrower, HR&D and Allied VGH, as guarantors, Sprott Private Resource Lending II (Collector), LP, as lender, and Sprott Resource Lending Corp., as arranger, pursuant to which the Seller will incur (and Parent will assume) Indebtedness with an original principal amount not in excess of $110,000,000 in connection with the Closing;

(cccc)      the term “Sprott Royalty Agreement” shall mean that certain Royalty Agreement with Sprott Private Resource Lending II (CO) Inc., substantially in the form attached hereto as Exhibit E, pursuant to which HR&D will receive $30,000,000 and will incur a royalty payment obligation relating to the Mine in connection with the Closing;

(dddd)     the term “Stockholders Agreement” shall mean that certain Stockholders Agreement dated as of October 22, 2015 by and among the Seller and the Seller Stockholders;

(eeee)       the term “Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (iii) in any case, such Person controls the management thereof;

(ffff)         the term “Surrendered Shares” shall mean the number of shares of Parent Class B Common Stock equal to (i) 1,941,667 plus (ii) the product of (A) 1,941,667 and (B) the difference between (I) 1 and (II) a fraction (not greater than 1), the numerator of which is the sum of (x) the Third-Party Private Investment Value and (y) the amount of cash remaining in the Trust Account following the satisfaction of the Parent Stockholder Redemptions and the denominator of which is $65,000,000.

(gggg)     the term “Surrendered Shares Value” shall mean the product of (i) $10.00 and (ii) the number of Surrendered Shares;

(hhhh)     the term “Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, including gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat and unclaimed property, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any similar provision of law);

(iiii)          the term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof;

Sch. A-17

(jjjj)          the term “Third-Party Private Investment Value” shall mean an amount in cash equal to the portion of the Private Investment (but in no event greater than $65,000,000) that is funded by Third-Party Private Investors at the Closing.

(kkkk)       the term “Third-Party Private Investors” shall mean any Person other than the Initial Subscribers, any member of the Sprott Group (but solely with respect to an amount of equity financing up to $10,000,000, with any such member being deemed to be a “Third-Party Private Investor” to the extent of any amount in excess thereof), or their respective Affiliates that (a) has a substantive and pre-existing relationship with Parent or its advisors, (b) was contacted prior to the date hereof regarding the Private Investment and (c) enters into subscription agreements or similar instruments prior to the Closing pursuant to which such Person agrees to purchase Parent Class A Common Stock in an equity financing transaction concurrently with the Closing.

(llll)           the term “Transaction Agreements” shall mean this Agreement, the Seller Support Agreement, the 1.25 Lien Exchange Agreement, the Exchange Agreement, the Second Lien Conversion Agreement, the Registration Rights Agreement, the Post-Closing Parent Charter, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto;

(mmmm)   the term “Transaction Litigation” shall mean any shareholder litigation related to this Agreement or the Transactions brought against the Seller or members of the Seller Board from and following the date of this Agreement and prior to the Effective Time;

(nnnn)      the term “Transactions” shall mean the transactions contemplated pursuant to this Agreement, the 1.25 Lien Exchange Agreement and the Exchange Agreement, including the Acquisition;

(oooo)     the term “Transferred Employees” shall mean those Employees who accept offers of employment with Parent effective as of the Closing Date pursuant to Section 5.11; and

(pppp)     the term “Treasury Regulation” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

Sch. A-18

Final Form

EXHIBIT A

Form of Seller Support Agreement

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of [●], 2020, by and among Mudrick Capital Acquisition Corporation, a Delaware corporation (“Parent”), and the other Persons whose names appear on the signature pages hereto (each such Person, a “Seller Stockholder” and, collectively, the “Seller Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement (as defined below) at the time such agreement was executed on January 13, 2020.

RECITALS

A.            On January 13, 2020, Hycroft Mining Corporation, a Delaware corporation (the “Seller”), MUDS Acquisition Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Acquisition Sub”), and Parent entered into a Purchase Agreement (the “Purchase Agreement”) that, among other things, provides for a business combination transaction pursuant to which the Seller will sell to Acquisition Sub, and Acquisition Sub will purchase from the Seller, all or substantially all of the assets of the Seller (the “Acquisition”).

B.             The Seller Stockholders agree to enter into this Agreement with respect to all shares of Common Stock, par value $0.001 per share, of the Seller (the “Seller Common Stock”) that the Seller Stockholders now or hereafter own, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record.

C.             The Seller Stockholders are the owners of, and have the sole right to vote or direct the voting of, such number of shares of Seller Common Stock as are indicated opposite each of their names on Schedule A attached hereto.

D.            As a condition to the willingness of Parent to enter into the Purchase Agreement and as an inducement and in consideration therefor, the Seller Stockholders have agreed to enter into this Agreement.

E.             Each of Parent and the Seller Stockholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.             Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Beneficially Own”, “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(i) of the rules and regulations promulgated under the Exchange Act.

“Seller Securities” means, collectively, any Seller Common Stock, any securities convertible into or exchangeable for any Seller Common Stock, or any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any party hereto.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Purchase Agreement shall be terminated in accordance with Section 7.1 thereof.

“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Purchase Agreement and the consummation of the transactions contemplated hereby and thereby.

2.             Agreement to Retain the Seller Common Stock.

2.1           No Transfer of Company Securities. Until the Expiration Time, each Seller Stockholder agrees not to (a) Transfer any Seller Securities or (b) deposit any Seller Securities into a voting trust or enter into a voting agreement with respect to Seller Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided that any Seller Stockholder may Transfer any such Seller Securities to any other Seller Stockholder or any Affiliate of any such Seller Stockholder, to any family member (including a trust for such family member’s benefit) of such Seller Stockholder or such other person provided that the transferee of such Seller Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Seller Stockholder.

2.2           Additional Purchases. Until the Expiration Time, each Seller Stockholder agrees that any Seller Securities that such Seller Stockholder purchases or otherwise hereinafter acquires or with respect to which such Seller Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Seller Stockholder as of the date hereof.

2.3           Unpermitted Transfers. Any Transfer or attempted Transfer of any Seller Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3.             Voting of Shares.

3.1           Hereafter until the Expiration Time, at any meeting of the stockholders of the Seller, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Seller Common Stock to adopt the Purchase Agreement, approve the sale of all or substantially all of the Seller’s assets or in any other circumstances upon which a vote, consent or other approval with respect to the Purchase Agreement, the Acquisition or the other transactions contemplated by the Purchase Agreement is sought, each Seller Stockholder shall vote (or cause to be voted) all shares of Seller Common Stock currently or hereinafter owned by such Seller Stockholder in favor of the foregoing.

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3.2           Hereafter until the Expiration Time, at any meeting of the stockholders of the Seller or at any postponement or adjournment thereof or in any other circumstances upon which any Seller Stockholder’s vote, consent or other approval (including by written consent) is sought, each Seller Stockholder shall vote (or cause to be voted) all Seller Securities (to the extent such Seller Securities are then entitled to vote thereon), currently or hereinafter owned by such Seller Stockholder against and withhold consent with respect to any merger, purchase of all or substantially all of the Seller’s assets or other business combination transaction (other than the Purchase Agreement and the transactions contemplated thereby, including the Acquisition). No Seller Stockholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

3.3           Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and until the termination of the Purchase Agreement the Seller Board effects a change in recommendation with respect to the Acquisition pursuant to its fiduciary duties under applicable Law in accordance with Section 5.1(g) of the Purchase Agreement, but solely to the extent that such change in recommendation is not related to a transaction or potential transaction between the Seller or any of its Subsidiaries and any Insider of the Seller (as defined in the Purchase Agreement), including any Seller Stockholder (a “Change of Recommendation Event”), then the obligations of each Seller Stockholder to vote (or withhold consent in respect of) its Seller Securities in accordance with Section 3.1 or Section 3.2 shall be limited to the number of shares of Seller Common Stock held by such Stockholder, rounded down to the nearest whole share, equal to the product of (a) such Stockholder’s Pro Rata Share multiplied by (b) the Covered Company Common Stock (such amount for each Seller Stockholder, the “Covered Securities”); provided, further, however, that if a Change of Recommendation Event occurs, notwithstanding any other obligations hereunder, each Seller Stockholder shall be expressly permitted to vote its Seller Securities that are not Covered Securities in its sole discretion with respect to any merger, purchase of all or substantially all of the Seller’s assets (including the Purchase Agreement and the transactions contemplated thereby, including the Acquisition) or other business combination transaction. For purposes of this Agreement, (i) the term “Covered Company Common Stock” shall mean the total number of shares of Seller Common Stock outstanding as of the record date of the applicable stockholder meeting multiplied by 0.35 and (ii) such Seller Stockholder’s “Pro Rata Share” shall mean the quotient of the number of shares of Seller Common Stock held by such Seller Stockholder as of such record date divided by the number of shares of Seller Common Stock then held by all of the Seller Stockholders party to this Agreement in the aggregate.

4.             Additional Agreements.

4.1           Litigation. Each Seller Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Acquisition Sub, the Seller or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Purchase Agreement.

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5.             Representations and Warranties of the Seller Stockholders. Each Seller Stockholder hereby represents and warrants to Parent as follows:

5.1           Due Authority. Such Seller Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Seller Stockholder and constitutes a valid and binding agreement of such Seller Stockholder enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

5.2           Ownership of the Seller Common Stock. As of the date hereof, such Seller Stockholder is the owner of the shares of Seller Common Stock indicated on Schedule A hereto opposite such Seller Stockholder’s name, free and clear of any and all Liens, other than those (i) created by this Agreement, (ii) Liens in favor of a broker-dealer over property held in an account with such broker-dealer generally and which liens are released upon transfer of such property, including, without limitation, any shares of Seller Common Stock held on account with such broker-dealer, or (iii) as disclosed on Schedule A. Such Seller Stockholder has and, except pursuant to a transfer permitted in accordance with Section 2.1 hereof, will have until the Expiration Time sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Seller Stockholder set forth in this Agreement, in each case, over all shares of Seller Common Stock currently or hereinafter owned by such Seller Stockholder. As of the date hereof, such Seller Stockholder does not own any capital stock or other voting securities of the Seller other than the shares of Seller Common Stock set forth on Schedule A opposite such Seller Stockholder’s name. As of the date hereof, such Seller Stockholder does not own any rights to purchase or acquire any shares of capital stock or other equity securities of the Seller, except as set forth on Schedule A opposite such Seller Stockholder’s name.

5.3           No Conflict; Consents.

(a)           The execution and delivery of this Agreement by such Seller Stockholder does not, and the performance by such Seller Stockholder of the obligations under this Agreement and the compliance by such Seller Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Seller Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Seller Stockholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Seller Common Stock owned by such Seller Stockholder pursuant to any Contract to which such Seller Stockholder is a party or by which such Seller Stockholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Seller Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

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(b)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Seller Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Seller Stockholder of the transactions contemplated hereby.

5.4           Absence of Litigation. As of the date hereof, there is no action pending against, or, to the knowledge of such Seller Stockholder, threatened against such Seller Stockholder that would reasonably be expected to materially impair the ability of such Seller Stockholder to perform such Seller Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

5.5           Absence of Other Voting Agreement. Except for this Agreement and the Stockholders Agreement, dated as of October 22, 2015, by and among the Seller, each of the holders of Seller Common Stock on the date thereof and each person who thereafter became or becomes a holder of Seller Common Stock, such Seller Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Seller Common Stock or other equity securities of the Seller owned by such Seller Stockholder, or (ii) granted any proxy, consent or power of attorney with respect to any Seller Common Stock or other equity securities of the Seller owned by such Seller Stockholder (other than as contemplated by this Agreement).

5.6           Reliance by Parent. Such Seller Stockholder understands and acknowledges that Parent is entering to the Purchase Agreement in reliance upon such Seller Stockholder’s execution and delivery of this Agreement.

6.             Fiduciary Duties. Each Seller Stockholder is entering into this Agreement solely in its capacity as the owner of such Seller Stockholder’s shares of Seller Common Stock. Nothing contained herein shall in any way limit or affect, or shall require any Seller Stockholder to attempt to limit or affect, any actions taken by any of the Seller Stockholders’ designees serving on the Seller Board or any such Seller Stockholder in his or her capacity as a director, officer or employee of the Company or any of its Affiliates. No action taken (or omitted to be taken) in any such capacity as director, officer or employee shall be deemed to constitute a breach of this Agreement.

7.             Termination. This Agreement shall terminate and be of no further force or effect at the Expiration Time. Notwithstanding the foregoing sentence, this Section 7 and Section 10 of this Agreement shall survive any termination of this Agreement. .

8.             No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent, any direct or indirect ownership or incidence of ownership of or with respect to the Seller Stockholders’ shares of Seller Common Stock. All rights, ownership and economic benefits of and relating to the Seller Stockholders’ shares of Seller Common Stock and shall remain vested in and belong to the Seller Stockholders, and Parent shall have no authority to direct the Seller Stockholders in the voting or disposition of any of the shares of Seller Common Stock except as otherwise provided herein.

9.             Exclusivity. Until the Expiration Time, each Seller Stockholder agrees to comply with the obligations applicable to Affiliates of the Seller pursuant to Section 5.11 of the Purchase Agreement as if they were parties thereto.

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10.           Miscellaneous.

10.1         Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, unenforceable, or against its regulatory policy, the remainder of this Agreement will continue in full force and effect and the application of such term, provision, covenant or restriction to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto such that this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto further agree to replace such void or unenforceable term, provision, covenant or restriction of this Agreement with a valid and enforceable term, provision, covenant or restriction that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable term, provision, covenant or restriction.

10.2         Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

10.3         Assignment. No party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto. Subject to the first sentence of this Section 10.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 10.3 shall be void.

10.4         Amendments and Modifications. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, at any time, by execution of an instrument in writing signed on behalf of each of the parties hereto with respect to any of the terms contained herein.

10.5         Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to enforce specifically the terms and provisions hereof in the Chosen Courts and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party hereto for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

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10.6         Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized courier service guaranteeing overnight delivery, or sent via email to the parties hereto at the following addresses:

(i)	if to Parent:

Mudrick Capital Acquisition Corporation
527 Madison Avenue, 6th Floor
New York, NY 10022
Attn: John O’Callaghan
Telephone: (646) 747-9500
Email: JOCallaghan@mudrickcapital.com

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Jaclyn L. Cohen
Telephone: (212) 310-8891
Email: jackie.cohen@weil.com

if to any Seller Stockholder, to the address for notice set forth on Schedule A hereto,

with a copy to:

Neal, Gerber & Eisenberg, LLP
2 N. LaSalle Street, Suite 1700
Chicago, IL 60602
Attention: David S. Stone
Telephone: 312-269-811
Email:dstone@nge.com

unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date delivered, if delivered personally, (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) on the date delivered, if delivered by email. Each of the parties hereto will be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

10.7          APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE CONSUMMATION THEREOF, AND ANY ACTION, SUIT, DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE CONSUMMATION THEREOF, OR THE VALIDITY, INTERPRETATION, BREACH OR TERMINATION OF THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE CONSUMMATION THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF DELAWARE REGARDLESS OF THE LAW THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

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EACH OF PARENT OR THE SELLER STOCKHOLDERS IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE CHOSEN COURTS IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE CONSUMMATION THEREOF, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE FOR SUCH PERSONS AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH THEY MIGHT OTHERWISE HAVE TO SUCH MANNER OF SERVICE OF PROCESS. EACH OF PARENT OR THE SELLER STOCKHOLDERS AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (A) SUCH PERSON IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE CHOSEN COURTS FOR ANY REASON, (B) SUCH LEGAL PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS, (C) SUCH PERSON’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, (D) SUCH LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (E) THE VENUE OF SUCH LEGAL PROCEEDING IS IMPROPER. EACH OF PARENT OR THE SELLER STOCKHOLDERS AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY AGREES NOT TO COMMENCE OR PROSECUTE ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT OTHER THAN BEFORE THE CHOSEN COURTS, NOR TO MAKE ANY MOTION OR TAKE ANY OTHER ACTION SEEKING OR INTENDING TO CAUSE THE TRANSFER OR REMOVAL OF ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT TO ANY COURT OTHER THAN THE CHOSEN COURTS, WHETHER ON THE GROUNDS OF INCONVENIENT FORUM OR OTHERWISE. EACH OF PARENT OR THE SELLER STOCKHOLDERS HEREBY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY MANNER PERMITTED BY DELAWARE LAW, AND FURTHER CONSENTS TO SERVICE OF PROCESS BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE GUARANTEEING OVERNIGHT DELIVERY, OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 10.6. NOTWITHSTANDING THE FOREGOING IN THIS SECTION 10.7, EACH OF PARENT OR THE SELLER STOCKHOLDERS MAY COMMENCE ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT IN A COURT OTHER THAN THE CHOSEN COURTS SOLELY FOR THE PURPOSE OF ENFORCING AN ORDER OR JUDGMENT ISSUED BY THE CHOSEN COURTS.

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10.8         WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF PARENT OR THE SELLER STOCKHOLDERS AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NEITHER PARENT NOR THE SELLER STOCKHOLDERS NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NEITHER PARENT OR THE SELLER STOCKHOLDERS NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

10.9         Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies.

10.10       Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

10.11       Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12      Legal Representation. Each of the parties hereto agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document.

10.13      Expenses. Except as otherwise set forth in this Agreement and for the fees and expenses of counsel to the Selling Stockholders, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

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10.14      No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Purchase Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties hereto to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties hereto to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party hereto against the other parties hereto, in no event shall any party hereto or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

10.15      Waiver. No failure or delay on the part of Parent to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Remainder of Page Intentionally Left Blank]

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In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

MUDRICK CAPITAL ACQUISITION CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

SELLER STOCKHOLDERS:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

By:
Name:
Title:

[●]

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

By:
Name:
Title:

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

Schedule A

Seller Stockholder Name	Addresses for Notice	Shares of Seller Common Stock
Whitebox Asymmetric Partners, LP	3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416 Attn: Jacob Mercer, Andrew Thau Email: jmercer@whiteboxadvisors.com, AThau@whiteboxadvisors.com Fax: 612-355-2004	171,196
Whitebox Credit Partners, LP	3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416 Attn: Jacob Mercer, Andrew Thau Email: jmercer@whiteboxadvisors.com, AThau@whiteboxadvisors.com Fax: 612-355-2004	123,639
Whitebox Multi-Strategy Partners, LP	3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416 Attn: Jacob Mercer, Andrew Thau Email: jmercer@whiteboxadvisors.com, AThau@whiteboxadvisors.com Fax: 612-355-2004	125,664
Whitebox Institutional Partners, LP	3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416 Attn: Jacob Mercer, Andrew Thau Email: jmercer@whiteboxadvisors.com, AThau@whiteboxadvisors.com Fax: 612-355-2004	68,942

Seller Stockholder Name	Addresses for Notice	Shares of Seller Common Stock
Aristeia Master, L.P	1140 Avenue of the Americas. New York, NY 10036 Attn: Robert Lynch Email: lynch@aristeiacapital.com Fax: 212-842-8901	116,608
Windermere Ireland Fund PLC	1140 Avenue of the Americas. New York, NY 10036 Attn: Robert Lynch Email: lynch@aristeiacapital.com Fax: 212-842-8901	5,437
Wolverine Flagship Fund Trading Limited	175 W. Jackson Blvd., Suite 340 Chicago, IL 60604 Attn: Bruce Mygatt Email: bmygatt@wolvefunds.com Fax: 312-884-4401	71,534
Highbridge MSF International Ltd.	40 West 57th Street, 32nd Floor New York, NY 10019 Attn: Glynnis Kelly Email:glynnis.kelly@highbridge.com	258,791
Highbridge Tactical Credit Master Fund, L.P.	40 West 57th Street, 32nd Floor New York, NY 10019 Attn: Glynnis Kelly Email:glynnis.kelly@highbridge.com	98,002
Mudrick Distressed Opportunity Fund Global, L.P.	527 Madison Avenue, 6th Floor New York, NY 10022 Attn: David Kirsch Email: dkirsch@mudrickcapital.com	525,250
Blackwell partners LLC – Series A	527 Madison Avenue, 6th Floor New York, NY 10022 Attn: David Kirsch Email: dkirsch@mudrickcapital.com	111,075
Total	N/A	1,676,138

EXHIBIT B

Form of Post-Closing Parent Charter

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MUDRICK CAPITAL ACQUISITION CORPORATION

[●], 2020

Mudrick Capital Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.  The name of the Corporation is “Mudrick Capital Acquisition Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 28, 2017. The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on February 8, 2018 (the “First Amended and Restated Certificate”).

2.  This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3.  This Second Amended and Restated Certificate restates, integrates, and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

4. This Second Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

5.  The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is [●] (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●] shares, consisting of (a) [●] shares of common stock (the “Common Stock”) and (b) [●] shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) The holders of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

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Section 4.5 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate, as it may be further amended from time to time, or the Amended and Restated By-Laws of the Corporation, as they may be further amended from time to time (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be at least one, or such larger number as may be fixed from time to time by resolution of at least a majority of the directors then in office.

(b) Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, and except as required by law, any or all of the directors may be removed from office at any time by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).

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ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), and except as set forth in Article XI, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

Section 7.3 Action by Written Consent. Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation not less than the minimum number of votes (determined as of the record date of such consent) that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted.  Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by the applicable laws of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (each, a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate as it may be further amended from time to time, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

(a) To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. The Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

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(b) Without limiting the foregoing, to the extent permitted by applicable law, each of Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC and Wolverine Asset Management, LLC and the investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC and Wolverine Asset Management, LLC and their respective successors and Affiliates (as defined in Article 10.3) (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article IX.

(c) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE X

BUSINESS COMBINATIONS

Section 10.1 Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

Section 10.2 Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by: (i) persons who are directors and also officers; or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

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Section 10.3 Definitions. For purposes of this Article X, the term:

(a) “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation: (A) with the interested stockholder; or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 10.2 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) - (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

9

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that: (i) is the owner of 15% or more of the outstanding voting stock of the Corporation; or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; or (iii) an Affiliate or associate of any such person described in clauses (i) and (ii); provided, however, that the term “interested stockholder” shall not include: (A) the Sponsor Holders or their transferees; or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (B) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has: (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i) “Sponsor Holders” means: (i) the investment funds affiliated with Mudrick Capital Acquisition Holdings LLC and their respective successors and Affiliates; and (ii) the investment funds affiliated with or managed by Mudrick Capital Management, L.P., Whitebox Advisors LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC and Wolverine Asset Management, LLC and their respective successors and Affiliates.

(j) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

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ARTICLE XI

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any action as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination) and (b) any action asserted to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which federal courts have exclusive jurisdiction.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 12.4 Consent. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

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        IN WITNESS WHEREOF, Mudrick Capital Acquisition Corporation has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

MUDRICK CAPITAL ACQUISITION CORPORATION

By:
Name:
Title:

EXHIBIT C

Form of Trust Termination Letter

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: [●]

Re: Trust Account No. [●] Termination Letter

Ladies and Gentlemen:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Mudrick Capital Acquisition Corporation (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of February 7, 2018 (the “Trust Agreement”), this is to advise you that the Company has entered into an agreement with Hycroft Mining Corporation to acquire substantially all of the assets and to discharge and pay or assume, directly or indirectly, certain liabilities of Seller (the “Business Combination”) on or about [●], 2020. The Company shall notify you at least forty-eight (48) hours in advance of the actual date of the consummation of the Business Combination (the “Consummation Date”). Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence to liquidate all of the assets of the Trust Account on [●] 2020, and to transfer the proceeds to a segregated account held by you on behalf of the Beneficiaries to the effect that, on the Consummation Date, all of the funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct on the Consummation Date (including as directed to it by the Representative on behalf of the Underwriters (with respect to the Deferred Discount)). It is acknowledged and agreed that while the funds are on deposit in the trust checking account at J.P. Morgan Chase Bank, N.A. awaiting distribution, the Company will not earn any interest or dividends.

On the Consummation Date (i) counsel for the Company shall deliver to you written notification that the Business Combination has been consummated, or will be consummated concurrently with your transfer of funds to the accounts as directed by the Company (the “Notification”) and (ii) the Company shall deliver to you (a) a certificate of the Chief Executive Officer, which verifies that the Business Combination has been approved by a vote of the Company’s stockholders, if a vote is held and (b) a joint written instruction signed by the Company and the Representative with respect to the transfer of the funds held in the Trust Account, including payment of amounts owed to public stockholders who have properly exercised their redemption rights and payment of the Deferred Discount to the Representative from the Trust Account (the “Instruction Letter”). You are hereby directed and authorized to transfer the funds held in the Trust Account immediately upon your receipt of the Notification and the Instruction Letter, in accordance with the terms of the Instruction Letter. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company in writing of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and be distributed after the Consummation Date to the Company. Upon the distribution of all the funds, net of any payments necessary for reasonable unreimbursed expenses related to liquidating the Trust Account, your obligations under the Trust Agreement shall be terminated.

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and we have not notified you on or before the original Consummation Date of a new Consummation Date, then upon receipt by the Trustee of written instructions from the Company, the funds held in the Trust Account shall be reinvested as provided in Section 1(c) of the Trust Agreement on the business day immediately following the Consummation Date as set forth in such notice as soon thereafter as possible.

Very truly yours,

Mudrick Capital Acquisition Corporation

By:
Name:
Title:

cc: Cantor Fitzgerald & Co.

EXHIBIT D

Form of Registration Rights Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2020, is made and entered into by and among Mudrick Capital Acquisition Corporation, a Delaware corporation (the “Company”), Mudrick Capital Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), Cantor Fitzgerald & Co. (“Cantor”), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor and Cantor and any person or entity deemed an “Existing Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, an “Existing Holder” and collectively the “Existing Holders”) and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Purchase Agreement (as defined below) at the time such agreement was executed on January 13, 2020.

RECITALS

WHEREAS, on February 7, 2018, the Company and the Existing Holders entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Purchase Agreement (the “Purchase Agreement”), dated as of January 13, 2020, by and among the Company, MUDS Acquisition Sub, Inc., a Delaware corporation, and Hycroft Mining Corporation, a Delaware corporation;

WHEREAS, upon the closing of the transactions contemplated by the Purchase Agreement and subject to the terms and conditions set forth therein, the Existing Holders and New Holders will hold shares of Class A common stock, par value $0.0001, of the Company (“Class A Common Stock”), in each case, in such amounts and subject to such terms and conditions as set forth in the Purchase Agreement;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Cantor” shall have the meaning given in the Preamble.

“Cantor Private Placement Warrants” means the warrants purchased by Cantor pursuant to the Cantor Private Placement Warrants Purchase Agreement.

“Cantor Private Placement Warrants Purchase Agreement” means that certain Private Placement Warrants Purchase Agreement between the Company and Cantor, dated as of January 16, 2018.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall mean Class B common stock, par value $0.0001 per share, of the Company.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

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“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Forward Purchase Units” shall mean the shares of Class A Common Stock and units purchased by the Sponsor pursuant to a Forward Purchase Contract between the Company and the Sponsor, dated as of January 24, 2018, where each unit is comprised of one share of Class A Common Stock and one warrant.

“Founder Lock-Up Period” shall mean, with respect to the Founder Shares held by the Existing Holders or their Permitted Transferees, the period ending on the earlier of (A) one year after the date hereof or (B) the first date the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one hundred and fifty (150) days after the date hereof, but in no event prior to the expiration of the New Holder Lock-Up Period, or (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

“Founder Shares” shall mean all shares of Class B Common Stock that are issued and outstanding as of the date hereof and all shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Insider Letter” shall mean that certain letter agreement, dated as of February 7, 2018, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

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“Lock-Up Period” shall mean the Founder Lock-Up Period, the New Holder Lock-Up Period and the Private Placement Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“New Holder Lock-Up Period” shall mean with respect to the Class A Common Stock (other than Founder Shares, the Forward Purchase Units, shares of Class A Common Stock acquired pursuant to the Private Investment, shares of Class A Common Stock issuable upon the exercise or conversion of the New Holder Private Placement Warrants, any shares of Class A Common Stock issued to any member of the Sprott Group, and any shares of Class A Common Stock acquired in the open market prior to the date hereof) held by the New Holders or their Permitted Transferees, the period ending six (6) months after the date hereof.

“New Holder Private Placement Warrants” means the warrants purchased by the New Holders pursuant to those certain Subscription/Backstop Agreements dated as of January 13, 2020.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Lock-Up Period, Private Placement Lock-Up Period or New Holder Lock-Up Period, as the case may be, (a) under the Insider Letter, the Cantor Private Placement Warrants Purchase Agreement, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter and (b) with respect to a New Holder, provided that such transferee enters into a written agreement with the Company agreeing to be bound by the restrictions herein, to any of such New Holder’s affiliates or subsidiaries or to any fund or investment account managed by such New Holder, the same management company that manages such New Holder or any affiliate of such New Holder or the management company that manages such New Holder.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Lock-Up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending thirty (30) days after the date hereof.

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“Private Placement Warrants” shall mean the Cantor Private Placement Warrants, the Sponsor Private Placement Warrants and the New Holder Private Placement Warrants.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Class A Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Private Placement Warrants (including any shares of the Class A Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) the Forward Purchase Units (including any shares of Class A Common Stock included in such Forward Purchase Units, any warrants included in such Forward Purchase Units and any shares of Class A Common Stock issued or issuable upon the exercise of the warrants included in such Forward Purchase Units), (d) any issued and outstanding share of Class A Common Stock or any other equity security (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement, (e) any equity securities (including the shares of Class A Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder, (f) any outstanding shares of Class A Common Stock or any other equity security of the Company held by a New Holder as of the date of this Agreement (including the shares of Class A Common Stock issued or issuable upon the exercise of any such other equity security) and (g) any other equity security of the Company issued or issuable with respect to any such share of Class A Common Stock described in the foregoing clauses (a) through (f) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”) (but with no volume or other restrictions or limitations); provided, further, that any security that ceases to be a Registrable Security pursuant to clause (D) above shall again be treated as a Registrable Security if at any point such security may no longer be sold without registration pursuant to Rule 144 without any volume or other restrictions or limitations.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration not to exceed $25,000 per Demand Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Shares” shall have the meaning given in subsection 3.7.1.

“Rule 144” shall have the meaning given in the definition of “Registrable Securities.”

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble.

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“Sponsor Private Placement Warrants” means the warrants purchased by the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement between the Company and the Sponsor, dated as of January 15, 2018.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as soon as practicable, but in any event within fifteen (15) business days after the consummation of the transactions contemplated by the Purchase Agreement, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

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2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $50,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $10,000,000. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to any Registrable Securities distributed by the Sponsor to its members following the expiration of the Founder Lock-Up Period or the Private Placement Lock-Up Period, as applicable, within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company.

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2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering Registrable Securities, (a) the Existing Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders or (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, provided that such Existing Holders or New Holders, as the case may be, (a) reasonably expect aggregate gross proceeds in excess of $50,000,000 from such offering or (b) reasonably expects to sell all of the Registrable Securities held by such Existing Holders or New Holders, as the case may be, in such offering but in no event less than $30,000,000, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than sixty (60) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (x) an aggregate of three (3) Registrations pursuant to a Demand Registration by the Existing Holders under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Existing Holders and (y) an aggregate of three (3) Registrations pursuant to a Demand Registration by the New Holders under this subsection 2.2.1 with respect to any or all Registrable Securities held by such New Holders. Notwithstanding the foregoing, (i) the Company shall not be required to give effect to a Demand Registration from a Demanding Holder if the Company has registered Registrable Securities pursuant to a Demand Registration from such Demanding Holder in the preceding 180 days, or (ii) the Company’s obligations with respect to any Demand Registration shall be deemed satisfied so long as the Registration Statement filed pursuant to subsection 2.1.1 includes all of such Demanding Holder’s Registrable Securities and is effective.

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2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Class A Common Stock or other equity securities that the Company desires to sell and the Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (in each case pro rata based on the respective number of Registrable Securities that such Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that such Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Class A Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.2.5 Demand Registration Withdrawal. Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1, shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to subsection 2.1.1 or 2.1.2  hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Class A Common Stock that the Company desires to sell, taken together with (i) the Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter or Underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

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ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any majority-in-interest of the Holders with Registerable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriter(s) and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

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3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose; provided, however, that the Company shall not defer its obligations in this manner more than three times in any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) Cantor may not exercise its rights under Sections 2.1 and 2.2 hereunder after five (5) and seven (7) years after the effective date of the Registration Statement relating to the Company’s initial public offering, respectively, and (ii) Cantor may not exercise its rights under Section 2.1 more than one time.

3.7 Transfer Restrictions.

3.7.1 During their respective Lock-Up Periods, no Existing Holder or New Holder shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of Class A Common Stock or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Class A Common Stock, whether now owned or hereinafter acquired, that is owned directly by such Existing Holder or New Holder (including securities held as a custodian) or with respect to which such Existing Holder or New Holder has beneficial ownership within the rules and regulations of the Commission (collectively, the “Restricted Shares”). The foregoing restriction is expressly agreed to preclude each Existing Holder or New Holder, as applicable, from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Shares even if such Restricted Shares would be disposed of by someone other than such Existing Holder or New Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Shares of the applicable Existing Holder or New Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Shares, provided, however, that the foregoing restrictions are not intended to cover liens established in the ordinary course in favor of a broker-dealer over property held in an account with such broker-dealer generally.

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3.7.2 Each Existing Holder and New Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.7.2 for the duration of the Lock-Up Period, will have good and marketable title to its Restricted Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder or New Holder to comply with the foregoing restrictions. For the avoidance of doubt, liens established in the ordinary course in favor of a broker-dealer over property held in an account with such broker-dealer generally would not be deemed to impact the ability of such Existing Holder or New Holder to comply with the foregoing restrictions. Each Existing Holder and New Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Shares during the Lock-Up Period.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities in such offering giving rise to such liability. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by the such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder from the sale of Registrable Securities in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 8181 E. Tufts Avenue, Suite 510, Denver, CO 80237, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2 Assignment; No Third Party Beneficiaries.

5.2.1 Subject to Section 5.2.3, this Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Shares, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part.

5.2.2 Prior to the expiration of the Founder Lock-Up Period, the Private Placement Lock-Up Period or the New Holder Lock-Up Period, as the case may be, no Holder who is subject to any such lock-up period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable lock-up period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

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5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question (which majority interest must include Cantor if such amendment or modification affects in any way the rights of Cantor hereunder), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, respectively, in a manner that is materially adversely different from Existing Holders or New Holders, as applicable, shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders, a majority-in-interest of the Registrable Securities held by such New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that notwithstanding the foregoing, no amendment hereto or waiver hereof that has the effect of extending the Lock-Up Period applicable to any particular Holder shall be enforceable against, or effective with respect to, such Holder without such Holder’s written consent. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement or (b) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (c) with respect to a particular Holder, the date as of which all Registerable Securities held by such Holder have been sold (x) pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission) or (y) under Rule 144 or another exemption from registration under the Securities Act; provided that, for purposes of this Section 5.7, securities constituting Registrable Securities shall be determined without regard and without giving effect to clause (D) contained in the definition of Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

MUDRICK CAPITAL ACQUISITION CORPORATION, a Delaware corporation

By:
Name:
Title:

EXISTING HOLDERS:

MUDRICK CAPITAL ACQUISTION HOLDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

Name:

Name:

Name:

Name:

Name:

Name:

Name:

Name:

CANTOR FITZGERALD & CO.

By:
Name:
Title:

NEW HOLDERS:

Name:

Name:

Name:

EXHIBIT E

Form of Sprott Royalty Agreement

ROYALTY Agreement

Between

MUDRICK CAPITAL ACQUISITION CORPORATION

- and -

HYCROFT RESOURCES & DEVELOPMENT, INC.

- and -

SPROTT PRIVATE RESOURCE LENDING II (CO) INC.

[●], 2020

1.	Definitions	1
2.	Interpretation	10
3.	Royalty	11
First Royalty Repurchase Price = (A x B x C) – (A x D)		11
Second Royalty Repurchase Price =		12
(A x B x C) – (A x D)		12
4.	Payment of Cash Consideration	15
5.	Calculation of Net Smelter Returns	16
6.	Taxes	17
7.	Reporting Obligations	19
8.	Records; Audits; Inspections	20
9.	Maintenance of Existence and Property	21
10.	Management of Mining Operations	22
11.	Insurance Matters	24
12.	Security	25
13.	Representations and Warranties of the Hycroft Parties	25
14.	Indemnities	25
15.	Guaranteed Obligations	26
16.	Term	28
17.	Transfers	28
18.	Transfer Rights of the Payee	28
19.	Governing Law	29
20.	Notices	29
21.	General Provisions	30

i

Table of Contents

(continued)

SCHEDULES:

1 – DESCRIPTION OF THE PROPERTY

2 –  PERMITTED ENCUMBRANCES

3 –  REPRESENTATIONS AND WARRANTIES OF THE HYCROFT PARTIES

4 –  FORM OF ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT

ii

ROYALTY AGREEMENT

ROYALTY AGREEMENT dated [●], 2020.

BETWEEN:

MUDRICK CAPITAL ACQUISITION CORPORATION, a corporation existing under the laws of Delaware (“Parent”)

- and -

HYCROFT RESOURCES & DEVELOPMENT, INC., a corporation existing under the laws of Nevada (the “Owner”)

- and -

SPROTT PRIVATE RESOURCE LENDING II (CO) INC., a corporation existing under the laws of Ontario (the “Payee”)

WHEREAS:

(A)	The Owner, which is an indirect wholly-owned Subsidiary of the Parent, owns and has the right to explore, develop, operate and mine 100% of the Property.

(B)	The Owner has agreed to create, grant and convey the Royalty to the Payee on the terms and conditions described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

For the purposes of this Agreement (including the recitals), unless the context otherwise requires, each of the following terms shall have the meaning given to it, as set out below, and grammatical variations of any such term shall have a corresponding meaning:

“Abandonment Property” has the meaning set out in Section 1.4(iv).

“Additional Rights” means all assets located on or at or used in connection with the Property or to mine the Precious Metals from the Property as well as all Precious Metals, Authorizations, Other Rights, tailings, fixtures, mines, facilities, equipment and inventory, existing or to be developed, constructed, and operated at or in respect of the Property with respect to the Project, including infrastructure assets, tailings management facilities and other plants.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition and the definition of “Subsidiary”, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Royalty Agreement and all attached schedules, as such may be amended, restated, modified or superseded from time to time in accordance with the terms hereof.

“Allied” means Allied VGH Inc., a Nevada corporation.

“Allowable Deductions” has the meaning set out in Section 1.5(ii).

“Annual Forecast Report” means a written report, in relation to a fiscal year, with respect to the Project, including with reasonable detail a forecast, based on the current development or mine plan as applicable, of the estimated quantity of Precious Metals expected to be produced during such fiscal year on a monthly basis and over the remaining life of the mine on a year-by-year basis, including:

(a)	the amount and a description of planned operating and capital expenditures;

(b)	grade of Precious Metals to be mined; and

(c)	with respect to the processing facilities, the grade of Precious Metals to be processed; expected recoveries for gold and silver; and doré weight and gold and silver grade.

“Annual Operational Report” means a written report in relation to a fiscal year with respect to the Project, to be prepared by or on behalf of the Owner, which shall include all of the information pertaining to the construction, commissioning or operations of the Project contained in annual reports prepared and provided to the board of directors of any of the Hycroft Entities and, to the extent not contained in such reports, will also contain, for such year:

(a)	grade of Precious Metals mined;

(b)	with respect to the processing facilities, recoveries for gold and silver; and doré weight and gold and silver grade;

(c)	the number of ounces of Precious Metals contained in the material processed during such year, but not delivered to a Payor by the end of such year;

(d)	the number of ounces of Precious Metals produced and delivered to and paid for by a Payor, and the names and addresses of each such Payor;

(e)	the payment to the Payee and/or estimated payment to the Payee with respect to Precious Metals referred to in subsection (b) on account of the Royalty;

(f)	a reconciliation between any estimated payment specified in an Annual Operational Report pursuant to subsection (e) for a preceding year and the final payment;

(g)	the amount and a description of operating and capital expenditures;

(h)	a statement setting out the current estimated mineral reserves and mineral resources balances (by category) with notes on the assumptions used, including cut-off grade, metal prices and metal recoveries;

(i)	a review of the development and operating activities, production volumes for the year and a report on any material issues or departures from that contemplated by the Annual Forecast Report, as applicable as of the first day of the fiscal year;

(j)	variances from projected operating and capital expenditures and any actual or expected adverse impact on development or production or recovery of Precious Metals, whether as to quantity or timing, together with the details of the plans to resolve or mitigate such matters;

(k)	if applicable, the percentage completion compared to the initial development plan of the major elements of construction and the anticipated date of commencement of commercial production, if it has not yet then occurred; and

(l)	details of any material health or safety violations and/or material violations of any Applicable Laws (including Environmental Laws).

“Applicable Law” means any law (including common law and equity), any domestic or foreign constitution or any federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, Order (including any securities laws or requirements of stock exchanges and any consent decree or administrative Order), or Authorization of a Governmental Body in any case applicable to any specified Person, property, transaction or event, or any such Person’s property or assets.

“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters.

“Business Day” means any day other than Saturday, Sunday or a statutory holiday when banks are not open in Toronto, Ontario, Winnemucca, Nevada, Salt Lake City, Utah and Denver, Colorado.

“Cash Consideration” means $30,000,000.

“Contaminant” means any solid, liquid, gas, odor, heat, sound, vibration, radiation, or combination of any of them, that does or is reasonably expected to:

(a)	impair the quality of the Environment for any use that can be made of it;

(b)	injure or damage property or plant or animal life;

(c)	adversely affect the health of any individual;

(d)	impair the safety of any individual;

(e)	render any plant or animal life unfit for use by man; or

(f)	create a liability under any Environmental Law;

and includes any “contaminant” within the meaning ascribed to such term in any Environmental Law.

“Credit Agreement” means that certain Credit Agreement, dated as of October 4, 2019 between Hycroft Mining Corporation, the Owner, Allied, the Lender and Sprott Resource Lending Corp., as assigned by Hycroft Mining Corporation to the Parent and as such may be amended, supplemented, restated, modified or superseded from time to time.

“Deductions” means any and all smelting, refining, treatment and other charges, penalties, insurance, deductions, transportation, settlement, financing, price participation charges and/or other charges, penalties, deductions, set-offs, Taxes and expenses pertaining to and/or in respect of the operation of the Project, the Property, the Minerals therefrom and the calculation or determination of the payments on account of the Royalty (or payments in lieu thereof).

“Deed of Trust” means the deed of trust evidencing the Payee’s security interest and first priority lien on the Property, subject to Permitted Encumbrances.

“Designated Jurisdiction” means Canada, the United States of America or such other location as may be agreed between the Parent and the Payee.

“Documents” means collectively this Agreement, the Deed of Trust, the Royalty Deed and any other agreements or documents, whether now or hereafter existing, executed or delivered in connection with this Agreement or any amendment thereto, and any amendments, supplements, modifications, renewals or extensions of any of the foregoing documents.

“Effective Date” means the date on which all of the conditions set forth in Section 1.4(i) have been satisfied or waived by the Payee in writing and the Owner has received the Cash Consideration as contemplated in Section 1.4(i).

“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, security interest, priority or other security agreement, preferential arrangement or encumbrance of any kind or nature whatsoever, including any conditional sale or other title retention agreement or the interest of a lessor under a capital lease or finance obligation (or any similar arrangement) or prior claims or royalties of any nature whatsoever, whether registered or recorded or unregistered or unrecorded.

“Environment” means the ambient air, all layers of the atmosphere, surface water, underground water, all land (surface and underground), all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor and underground spaces.

“Environmental Laws” means any Applicable Law relating to the Environment, occupational or mine health or safety, industrial hygiene, product liability or any past, present or future activity, event or circumstance in respect of any Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof or the terms of any Authorization issued in connection therewith) or the environmental conditions on, under or about any real property (including soil, groundwater and indoor, underground and ambient air conditions).

“Excluded Taxes” with respect to the Payee or any other recipient of any Royalty or payment or transfer of property of any kind under this Agreement:

(g)	any Taxes imposed on or measured by such recipient’s net income, net profits, or capital gains, and any branch profits taxes or franchise or capital Taxes imposed in lieu of or in addition to overall net income or profits Taxes, as a result of a present or former connection between such recipient and the jurisdiction (or any political subdivision thereof) of the Governmental Body imposing such Tax (other than any connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, or made or received payments under this Agreement);

(h)	any Taxes which arise because of a change in the Payee or any other recipient or any change in the jurisdiction in which the Payee or any other recipient is resident or incorporated but only to the extent such Taxes resulting from the change would result in greater payments by the Owner pursuant to Section 1.1 hereof;

(i)	any Taxes which arise by reason of the Payee, or any other recipient, receiving the Royalty in a jurisdiction other than a Designated Jurisdiction but only to the extent that such Taxes arising as result of receiving the Royalty in such jurisdiction instead of a Designated Jurisdiction results in greater payments by the Owner pursuant to Section 6 hereof; or

(j)	any Taxes imposed on amounts payable to the Payee or any other recipient under the United States Foreign Account Tax Compliance Act.

“Governmental Body” means the government of Canada, the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator or arbitrators, tribunal, central bank or other entity exercising executive, legislative, judicial or arbitral, taxing, regulatory or administrative powers or functions (including any applicable stock exchange).

“Guaranteed Obligations” has the meaning set out in Section 1.10(i).

“Guarantor” has the meaning set out in Section 1.10(i).

“Hazardous Materials” means any pollutant or Contaminant, including any hazardous, dangerous, registrable or toxic chemical, material or other substance within the meaning of any Environmental Law.

“Hedging Activities” means any and all activities by which a Hycroft Entity sells or disposes of Precious Metals by entering into off-take agreements or engaging in any commodity futures trading, options trading, metals trading, or sales or dispositions of Precious Metals, in each case for other than spot market prices for Precious Metals produced from the Property, or any combination thereof, and any other similar hedging transactions or arrangements.

“Hycroft Entities” means the Parent and the Owner and each of their Affiliates from time to time.

“Hycroft Parties” means the Parent and the Owner.

“LBMA” means the London Bullion Market Association.

“Lender” means Sprott Private Resource Lending II (Collector), LP.

“Losses” means any and all damages, claims, losses, lost profits, liabilities, fines, injuries, costs, penalties and expenses (including reasonable legal fees).

“Material Adverse Effect” means any change, event, occurrence, condition, circumstance, effect, fact or development that has, or could reasonably be expected to have, a material and adverse effect on:

(k)	the Property (including the ability of the Hycroft Entities to construct, develop or operate the Project substantially in accordance with the development or mine plan, as applicable, for the Project in effect at the time of the occurrence of the Material Adverse Effect);

(l)	the ability of any Hycroft Party to perform its obligations under this Agreement; or

(m)	the legality, validity, binding effect or enforceability of this Agreement or the rights and remedies of the Payee under this Agreement.

“Minerals” means any and all metals, minerals and mineral rights of every nature and kind, including metals, precious metals, base metals, gems, diamonds, industrial minerals, commercially valuable rock, aggregate, clays, sands and diatomaceous earth, hydrocarbons, oil, gas, coal and other materials in whatever form or state which are mined, excavated, extracted, recovered in soluble solution or otherwise recovered or produced from the Property.

“Monthly Average Gold Price” means, for any given calendar month, the monthly average of the daily afternoon (PM) per ounce LBMA Gold Price as quoted in United States dollars by LBMA (currently in partnership with ICE Benchmark Administration) for Refined Gold for such month, calculated by dividing the sum of all such quotations during such month by the number of such quotations; provided that, if for any reason the LBMA is no longer in operation or if the price of Refined Gold is not calculated on behalf of or confirmed, acknowledged by, or quoted by the LBMA, the Monthly Average Gold Price shall be determined by reference to the price of Refined Gold determined in the manner endorsed by the LBMA and World Gold Council, failing which the Monthly Average Gold Price will be determined by reference to the price of Refined Gold on a commodity exchange mutually acceptable to the Parent and the Payee, acting reasonably.

“Monthly Average Silver Price” means, for any given calendar month, the month average of the daily per ounce LBMA Silver Price as quoted in United States dollars by LBMA (currently in partnership with CME Group and Thomson Reuters) for Refined Silver for such month, calculated by dividing the sum of all such quotations during such month by the number of such quotations; provided that, if for any reason the LBMA is no longer in operation or if the price of Refined Silver is not calculated on behalf of or confirmed, acknowledged by, or quoted by the LBMA, the Monthly Average Silver Price shall be determined in the manner endorsed by the LBMA, failing which the Monthly Average Silver Price will be determined by reference to the price of Refined Silver on a commodity exchange mutually acceptable to the Parent and the Payee, acting reasonably.

“Monthly Operational Report” means a written report in relation to a calendar month (or otherwise, as set forth below) with respect to the Project, to be prepared by or on behalf of the Owner for each month, which shall include all of the information contained in the monthly operating reports for the month prepared and provided to the board of directors of any of the Hycroft Entities and, to the extent not contained in such reports, will also contain, for such month:

(n)	grade of Precious Metals mined;

(o)	with respect to the processing facilities, recoveries for gold and silver; and doré weight and gold and silver grade;

(p)	the number of ounces of Precious Metals contained in the material processed during such month, but not delivered to a Payor by the end of such month;

(q)	the number of ounces of Precious Metals produced and delivered to a Payor, and the names and addresses of each such Payor;

(r)	the payment to the Payee and/or estimated payment to the Payee with respect to Precious Metals referred to in subsection (b) on account of the Royalty;

(s)	a reconciliation between any estimated payment specified in a Monthly Report pursuant to subsection (e) for a preceding calendar month and the final payment;

(t)	on a semi- annual (and not monthly basis) any material changes from the most recent production forecasts provided to the Payee;

(u)	the amount and a description of operating and capital expenditures; and

(v)	any material changes from the most recent production forecasts provided to the Payee.

“Monthly Production” means the gross number of payable ounces of Precious Metals in any shipment delivered to and paid for by a Payor during any given calendar month, provided that if delivery and payment are not made in the same calendar month, the Precious Metals shall be deemed to be part of Monthly Production in the calendar month in which the later of (i) delivery and (ii) payment or refiner credit occurs.

“National Instrument 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators (or any successor instrument, rule or policy).

“Net Smelter Returns” has the meaning set out in Section 1.5(i).

“Obligations” means any and all obligations, debts, liabilities, indebtedness, covenants, royalty payments and duties owing by the Hycroft Parties to the Payee of any kind and description under the Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Other Rights” means all licenses, approvals, authorizations, consents, rights (including surface rights, access rights and rights of way), privileges, concessions or franchises held by the Hycroft Entities or required to be obtained from any Person (other than a Governmental Body), for the construction, development and operation of the Project, as such construction, development and operation is contemplated by the current or then applicable development or mine plan, as the case may be.

“Order” means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Body or other decision-making authority of competent jurisdiction.

“Owner” has the meaning set out on the first page of this Agreement.

“Parent” has the meaning set out on the first page of this Agreement.

“Parent Securities Documents” has the meaning set out in Section Article XVI of 3.

“Parties” means the parties to this Agreement and “Party” means any one of the Parties.

“Payee” has the meaning set out on the first page of this Agreement.

“Payor” means the smelter, refiner, processor, purchaser or other recipient of Monthly Production, provided such entity is not a Hycroft Entity.

“Permitted Encumbrances” means the Encumbrances set out in 2.

“Person” means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Bodies or any other type of organization or entity, whether or not a legal entity.

“Precious Metals” means gold and silver in whatever form or state, which are mined, excavated, extracted, recovered in soluble solution or otherwise recovered or produced from the Property.

“Project” means the Hycroft gold mine project located at the Property in Humboldt County and Pershing County in the State of Nevada, U.S.A., including mining, development, production, processing, recovery, sale, transportation, storage and delivery operations.

“Property” means all right, title and interest of any of the Hycroft Entities to:

(w)	patented claims, fee title, mineral or mining leases, and unpatented mining and millsite claims and all accessions and successions thereto, whether created privately or through government action, mineral rights and surface rights, whether owned or leased, easements, surface use agreements and any other right, title or interest to use the surface estate, all as more particularly described as well as depicted on the map in 1;

(x)	to the extent not included in subparagraph (w) above, patented claims, fee title, mineral or mining leases, and unpatented mining and millsite claims and all accessions and successions thereto, whether created privately or through government action, mineral rights and surface rights, whether owned or leased, easements, surface use agreements and any other right, title or interest to use the surface estate, in each case situated within the exterior boundary of the block of claims, accessions and successions referred to in subparagraph (w) above, as more particularly shown as the Hycroft unpatented claims and the Hycroft patented claims depicted in the map in 1;

(y)	all water, water rights, ditches and ditch rights, reservoirs and storage rights, wells and groundwater rights (whether tributary or nontributary), permits and other evidence of authority, water shares, water contracts, water allotments, and other rights in and to the use of water of any kind or nature, whether like or unlike the foregoing, decreed or undecreed, appurtenant to or historically used on or in connection with the properties and rights referred to in subparts (w) and (x) above, including the water rights described in 1, and all ditches, headgates, outlet structures, measuring devices, pumps, pipelines, sprinkler systems, and other equipment or devices associated with the historical and beneficial use of or otherwise appurtenant to or used in connection with the water rights, and all easements, rights of way, permissions, licenses or other rights associated with the historical and beneficial use of or otherwise appurtenant to or used in connection with any of the water rights or water facilities described herein; and

(z)	all Minerals, Authorizations and Other Rights, all other property, stockpiles, tailings, buildings, structures, facilities and fixtures used, affixed or situated thereon, Utility Commitments and other rights or assets in each case relating to the interests referred to in (w), (x) and (y) above.

“Records” means all of the Hycroft Parties’ present and future books, records and data of every kind or nature, including books of account, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files, electronically stored data and other data, together with the tapes, disks, diskettes, drives and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of a Hycroft Party with respect to the foregoing maintained with or by any other Person).

“Refined Gold” means marketable metal bearing material in the form of gold bars or coins that is refined to a minimum 995 parts per 1,000 fine gold.

“Refined Silver” means marketable metal bearing material in the form of silver bars or coins that is refined to a minimum 999 parts per 1,000 fine silver.

“Reduction Right” has the meaning set out in Section 1.3(ii).

“Royalty” has the meaning set out in Section 1.3(i).

“Royalty Deed” has the meaning set out in Section 1.3(i)(1).

“SEC Regulations” means the U.S. Securities and Exchange Commission’s Industry Guide 7 or Regulation S-K Subpart 1300 (in effect at such time), as amended or replaced, relating to disclosures for mining registrants.

“Securities Regulatory Authorities” has the meaning set out in 3.

“Solvent” means, when used with respect to a Person, that:

(aa)	the fair saleable value of the assets of such Person is in excess of the total amount of the current value of its liabilities (including for purposes of this definition all liabilities (including loss reserves), whether or not reflected on a balance sheet prepared in accordance with U.S GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(bb)	such Person is able to pay its debts or obligations in the ordinary course as they mature;

(cc)	such Person has capital sufficient to carry on its business; and

(dd)	such Person is not otherwise insolvent as defined by any Applicable Law;

and “Insolvent” shall have a correlative meaning.

“Subsidiary” means with respect to any Person, any other Person which is controlled directly or indirectly by that Person.

“Taxes” means all taxes, assessments, rates, levies, royalties, imposts, deductions, withholdings, dues, duties, fees and other charges of any nature, including any interest, fines, penalties or other liabilities with respect thereto, imposed, levied, collected, withheld or assessed by any Governmental Body (of any jurisdiction), and whether disputed or not.

“Transfer”, when used as a verb, means to sell, grant, assign, encumber, hypothecate, pledge or otherwise dispose of or commit to dispose of, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin out transactions. When used as a noun, “Transfer” means a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin out transactions.

“U.S. GAAP” means generally accepted accounting principles in the United States from time to time consistently applied, as recommended by the American Institute of Certified Public Accountants.

2.	Interpretation.

(a)	Interpretation of Certain Matters. In this Agreement, unless otherwise specifically provided or unless the context otherwise requires:

(i)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(ii)	references to a “Section” or “Schedule” followed by a number or letter refer to the specified Section of or Schedule to this Agreement;

(iii)	references to a Party in this Agreement mean the Party or its successors or permitted assigns;

(iv)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(v)	the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”;

(vi)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(vii)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day;

(viii)	references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not specifically prohibited by the terms of this Agreement; and

(ix)	references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to.

(b)	Currency. All references in this Agreement to currency or to “$”, unless otherwise expressly indicated, shall be to United States dollars.

(c)	Accounting Principles. Where any computation is required to be made, for the purposes of this Agreement, including the contents of any certificate to be delivered hereunder, such computation shall, unless the Parties otherwise agree or the context otherwise requires, be made in accordance with U.S. GAAP applied on a consistent basis.

(d)	Time of Essence. Time shall be of the essence of this Agreement.

3.	Royalty

(a)	Grant of Royalty.

(i)	Effective as of the Effective Date, the Owner hereby creates, grants and conveys to the Payee, and agrees to pay to the Payee, a perpetual royalty (the “Royalty”) in the amount of 1.50% of Net Smelter Returns, payable on a monthly basis determined in accordance with the provisions set forth in this Agreement, in consideration of the Cash Consideration which shall be paid by the Payee to the Owner by wire transfer to the same account specified in the Borrowing Notice for the First Tranche Advance (as defined in the Credit Agreement) delivered pursuant to the Credit Agreement. The Owner shall evidence the grant of the Royalty to the Payee through a form of deed substantially in the form attached hereto as Schedule D and satisfactory to the Payee, acting reasonably (the “Royalty Deed”), which deed shall be recorded against the Property senior to any and all other Encumbrances, including those then existing, other than the Permitted Encumbrances.

(b)	Royalty Reduction Right. The Owner, in its sole discretion, shall have the right to repurchase a portion of the Royalty (the “Reduction Right”) on the following dates and pursuant to the following terms:

(i)	On the first anniversary of the Effective Date, the Owner may purchase up to 33.3% of the Royalty at a price calculated as follows:

First Royalty Repurchase Price = (A x B x C) – (A x D)

where

A = The portion of the Royalty being repurchased on the first anniversary of the Effective Date, up to 33.3%

B = $30,000,000, the amount of the Cash Consideration

C = 1.2

D = The total of all Royalty payments made by the Owner to the Payee hereunder on or before the first anniversary of the Effective Date, including as a result of insurance proceeds received by the Payee pursuant to Section 1.3(vi), in respect of the portion of the Royalty being repurchased on the first anniversary

If the Owner desires to exercise the Reduction Right provided in this Section 1.3(ii)(1), the Owner shall deliver to the Payee written notice of the portion of the Royalty to be repurchased (item A above) and the estimated First Royalty Repurchase Price as calculated hereunder and subject to adjustment for any Royalty payments made by the Owner to the Payee between the date of such notice by the Owner and the first anniversary of the Effective Date, such notice to be delivered to Payee no later than 45 days prior to the first anniversary of the Effective Date. Following receipt of such notice, on the first anniversary of the Effective Date Owner shall pay to Payee the First Royalty Repurchase Price (adjusted as contemplated above) by wire transfer to an account to be designated by the Payee and notified to the Owner in writing at least one Business Day prior to the first anniversary of the Effective Date, the Royalty under this Agreement shall be reduced accordingly and Owner and Payee shall sign an amendment to the Royalty Deed reducing the amount of the Royalty as provided in this Section 1.3(ii)(1), which amendment shall be recorded against the Property.

(ii)	On the second anniversary of the Effective Date, the Owner may purchase any remaining portion of the Royalty the Owner could have purchased pursuant to Section 1.3(ii)(1), at a price calculated as follows:

Second Royalty Repurchase Price =

(A x B x C) – (A x D)

where

A = The portion of the Royalty being repurchased on the second anniversary of the Effective Date, not previously repurchased pursuant to Section 1.3(ii)(1)

B = $30,000,000, the amount of the Cash Consideration

C = 1.4, the repurchase premium on the second anniversary of the Effective Date

D = The total of all Royalty payments made by the Owner to the Payee hereunder on or before the second anniversary of the Effective Date, including as a result of insurance proceeds received by the Payee pursuant to Section 1.3(vi), in respect of the portion of the Royalty being repurchased on the second anniversary

In the event Owner desires to exercise the Reduction Right provided in this Section 1.3(ii)(2), then Owner shall deliver to the Payee written notice of the portion of the Royalty to be repurchased (item A above) and the estimated Second Royalty Repurchase Price as calculated hereunder and subject to adjustment for any Royalty payments made by the Owner to the Payee between the date of such notice by the Owner and the second anniversary of the Effective Date, such notice to be delivered to Payee no later than 45 days prior to the second anniversary of the Effective Date. Following receipt of such notice, on the second anniversary of the Effective Date Owner shall pay to Payee the Second Royalty Repurchase Price by wire transfer to an account to be designated by the Payee and notified to the Owner in writing at least one Business Day prior to the second anniversary of the Effective Date, the Royalty shall be reduced accordingly and Owner and Payee shall sign an amendment to the Royalty Deed reducing the amount of the Royalty as provided in this Section 1.3(ii)(2), which amendment shall be recorded against the Property.

(c)	Time and Manner of Payment. The Payee shall receive payments of the Royalty as a cash payment. The Owner shall pay the Royalty, or the applicable portion thereof, in cash within 10 days of the last day of such month. Payments shall be made by wire transfer to an account to be designated by the Payee and notified to the Owner at least one Business Day prior to the payment date. For greater certainty, the Payee shall not be responsible for, and all Royalty payments shall be made free of, any Deductions, all of which shall be for the account of the Owner, except as specifically provided for in Sections 1.3 and 1.5.

(d)	Late Charge. If the payment of the Royalty in respect of Monthly Production in a particular month is not made within 30 days after the last day of such month, the Payee may give the Owner written notice of such default. Unless the Payee shall have received such payment within five days of receipt of such notice an additional cash sum equal to 10% of the amount of the delinquent payment (the “late charge”) shall be payable to the Payee, plus interest on the delinquent payment and the late charge at the rate of 10% per annum, which shall accrue from the day the delinquent payment was due to the date of payment of the Royalty, late charge and accrued interest in full.

(e)	Royalty Statements. Each payment of the Royalty shall be accompanied by a detailed statement explaining the manner in which the payment was calculated and shall also include the following information:

(i)	settlement ounces of all Monthly Production;

(ii)	the prices used for the calculation of the Royalty;

(iii)	any Allowable Deductions applied to the Royalty;

(i)	other Deductions, if any, by a Payor;

(ii)	any other pertinent information in sufficient detail to explain the calculation of the payment; and

(iii)	such other information as the Payee may reasonably request.

Such statement shall be accompanied by copies of the relevant settlement sheets from a Payor and invoices for all Allowable Deductions applied to the Royalty. Such statement shall be deemed conclusively correct if the Payee has not objected to it in writing within 24 months after receipt thereof.

(f)	Insurance Proceeds. Notwithstanding any other provisions of this Agreement, if the Hycroft Entities receive insurance proceeds for any Precious Metals that are lost or damaged, the Owner shall pay to the Payee, in lieu of the payment of the Royalty in respect of such Precious Metals that were lost or damaged, a percentage, equal to the amount of the Royalty on the date such insurance proceeds are received, of the gross insurance proceeds which are received by the Hycroft Entities for such Precious Metals. The Owner shall pay such amount in cash within 10 days of any Hycroft Entity receiving such insurance proceeds in cash by wire transfer to an account to be designated by the Payee and notified to the Owner in writing at least three Business Days prior to the payment date. The amount of gross proceeds received by the Hycroft Entities on account of the lost or damaged Precious Metals shall be conclusively determined by the insurance settlement documents.

(g)	Hedging Activities. All profits and losses resulting from the Hycroft Parties entering into any Hedging Activities are specifically excluded from calculations of the Royalty pursuant to this Agreement. All Hedging Activities entered into by the Hycroft Entities and all profits or losses associated therewith, if any, shall be solely for the account of the Hycroft Parties. The Royalty payable on Precious Metals subject to Hedging Activities shall be determined in the same manner as provided in Sections 1.3 and 1.5, with the understanding that the Precious Metals subject to Hedging Activities shall be deemed to be part of Monthly Production, with the Monthly Average Gold Price or Monthly Average Silver Price, as applicable, for such month being used in the calculation of the Royalty.

(h)	Nature of Interest. The Parties further agree as follows:

(i)	the Parties agree that the Royalty is intended to be an interest in real property and constitutes the grant of a vested present interest in the Property and a covenant running with the land and all successions thereof, whether created privately or through government action. The Royalty shall be applicable to the Property and binding upon the Owner and the successors and assigns of the Property;

(i)	the Payee shall have all of the rights and incidents of ownership of a non-participating royalty owner, which incidents are covenants running with the Property and include: (a) the ownership of the non-participating royalty interests which are interests in real property; (b) the right to receive, free of expenses other than those deductible in the calculation of Net Smelter Returns, the Royalty payments; and (c) the obligation of the Owner, its successors or assigns, to make the Royalty payments, which obligation shall run with the land. The Payee, however, shall not have or claim any incidents of the fee simple ownership in the Property, which incidents include: (a) the right to enter, explore, develop or mine the claims; (b) the right to execute leases, operating agreements, or similar instruments with respect to the Property; (c) the right to share in bonus payments made as the consideration for the execution of leases or other instruments; and (d) except as expressly provided herein, the right to participate in any manner in the decisions concerning, or the conduct of, operations on the Property;

(ii)	the Royalty shall attach to any amendments, relocations or conversions of any mining claim, license, lease, concession, permit, patent or other tenure comprising the Property, or to any renewals or extensions thereof. If the United States establishes a leasing system or other system of tenure for lands or minerals now subject to location under applicable mining laws, and if the new system gives the Owner an election to acquire rights under the new system in exchange for or in modification of property rights comprising part of the Property, this Agreement and the Royalty shall extend to the lease or other rights granted by the new system in exchange for such property rights included in the Property; and

(i)	the Payee’s interest in Precious Metals on account of the Royalty shall become the property of the Payee at the time of production of Precious Metals and shall be held by the Owner in trust for the Payee until paid to the Payee.

4.	Payment of Cash Consideration

(a)	Subject to the conditions set forth in this Section 1.4, in consideration for the creation, grant and conveyance of the Royalty under and pursuant to Section 1.3(i)(1) of this Agreement, the Payee hereby agrees to pay and deliver to the Owner on the Effective Date, the Cash Consideration.

(b)	Conditions to Payment of the Cash Consideration. The obligation of the Payee to pay the Cash Consideration to the Owner shall be subject to the following:

(i)	all conditions precedent to the funding of the First Tranche Advance under the Credit Agreement shall have been satisfied or waived by the Lender in writing;

(ii)	the Payee shall have received an original copy of the Documents, duly executed by each applicable Hycroft Party;

(iii)	all of the representations and warranties made by the Hycroft Parties pursuant to 3 shall be true and accurate in all respects as if made on and as of the Effective Date;

(iv)	no Material Adverse Effect shall have occurred and be continuing;

(v)	the Hycroft Parties shall have completed to the satisfaction of the Payee the registration or recording of the Royalty Deed and Deed of Trust in the recorder’s offices in Humboldt County, Nevada and Pershing County, Nevada;

(vi)	The Parent shall have delivered to the Payee:

(A)	an up to date corporate structure chart and business description for the Hycroft Entities;

(B)	a favorable legal opinion, in form, substance and detail satisfactory to the Payee, acting reasonably, pertaining to the (1) legal status of the Hycroft Parties, (2) power and authority of the Hycroft Parties to execute, deliver and perform under the Documents, (3) authorization, execution and delivery of the Documents, and (4) enforceability of the Documents; and

(C)	a favorable title opinion, in form, substance and detail satisfactory to the Payee, confirming the Owner’s title in and to the Property and that there are no Encumbrances except for Permitted Encumbrances with respect to the Property;

(vii)	The Parent shall have provided to the Payee releases, discharges and postponements (in registrable form where appropriate) in respect of Encumbrances affecting the Property that are not Permitted Encumbrances;

(viii)	no provision of Applicable Laws or any Governmental Body having competent jurisdiction shall prohibit the closing for the Royalty or adversely affect in any material respect the Payee’s rights or benefits under this Agreement, and no judgment, injunction, order or decree issued by any Governmental Body having competent jurisdiction shall prohibit the closing or adversely affect in any material respect the Payee’s rights or benefits under this Agreement or the other Documents;

(ix)	the Owner shall have delivered or paid to the Payee any and all amounts owing pursuant to this Agreement at such time; and

(x)	the Payee shall have received a certificate signed by an authorized senior officer of the Parent confirming the matters set forth in clauses (3) through (9) above.

(c)	Obligation to Satisfy Conditions. The Hycroft Parties shall use all commercially reasonable efforts and take all commercially reasonable action as may be necessary or advisable to satisfy and fulfill all the conditions set forth in this Section 1.4 as soon as practicable. The Payee shall co-operate with the Hycroft Parties in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

(d)	Waiver of Conditions. Each of the conditions set forth in Section 1.4(ii) is for the exclusive benefit of the Payee, and may be waived by the Payee in writing, in its sole discretion in whole or in part.

5.	Calculation of Net Smelter Returns

(a)	Net Smelter Returns. “Net Smelter Returns” for any given calendar month means the amount determined by the following formula:

(A x B) – C

where

“A” is the Monthly Production;

“B” is (i) in the case of gold, the Monthly Average Gold Price; or (ii) in the case of silver, the Monthly Average Silver Price; and

“C” is Allowable Deductions.

(b)	Allowable Deductions. For the purposes of calculating Net Smelter Returns, “Allowable Deductions” shall mean the following Deductions (without duplication), but only if and to the extent actually incurred and paid by the Hycroft Entities in respect of the Monthly Production:

(i)	in the case of Precious Metals shipped from the Property in the form of doré, slag and loaded carbon:

(A)	charges and costs, if any, for transportation and insurance of doré from the Project’s final mill or other final processing plant to places where such doré is refined (including loading, freight, insurance, security, surveyor fees, handling fees, port fees, demurrage, and forwarding expenses incurred by reason of or in the course of transportation); and

(B)	charges imposed by the refiner for refining doré into Refined Gold or Refined Silver, as applicable;

and, for greater certainty, no deductions of the type referred to in (A) or (B) in this clause (i) shall be applicable in the case of Precious Metals which are shipped from the Property other than in the form of doré, slag and loaded carbon; and

(ii)	in the case of cash payments pursuant to Section 1.3(iii), actual selling, marketing and brokerage costs of Refined Gold and Refined Silver, as applicable,

provided that if Precious Metals are processed on or off the Property in facilities owned or controlled, in whole or in part, by a Hycroft Entity, Allowable Deductions will not include any Deductions that are in excess of those that would have been incurred and have been deductible under this Agreement had such processing been carried out at facilities not owned or controlled by a Hycroft Entity then offering comparable services for comparable products on prevailing terms.

(c)	Processing Prior to Final Treatment. For greater certainty, if the Hycroft Entities ship Precious Metals for processing or beneficiation at a facility prior to final treatment, no deductions for transportation of the Precious Metals to or the processing of the Precious Metals at the facility will apply (including any deduction for toll milling).

(d)	Provisional Settlement. Where the Hycroft Entities receive any payment for Monthly Production from a Payor on a provisional basis, the amount of the Royalty payable shall be based on the gross number of ounces of Precious Metals credited by such provisional settlement, but shall be adjusted as between the Owner and the Payee to account for the quantity of Precious Metals established by final settlement with a Payor.

6.	Taxes

(a)	Taxes Payable by Hycroft Parties. Except as required by Applicable Law or expressly contemplated herein, all payments on account of the Royalty and any other payment or transfer of property of any kind made under this Agreement to the Payee shall be made free and clear and without any present or future deduction, withholding, charge or levy on account of Taxes, except Excluded Taxes, without setoff or counterclaim. The Owner shall be liable for all such Taxes directly or indirectly imposed on the Payee, except Excluded Taxes, and shall indemnify and save the Payee harmless from any such Taxes imposed on the Payee.

(b)	Gross-up. All Taxes, if any, except Excluded Taxes, as are required by Applicable Law to be so deducted, withheld, charged or levied by the Owner on any such payment, shall be paid by the Owner paying to the Payee or on its behalf, in addition to such payment, such additional payments as are necessary to ensure that the net payment received by the Payee (net of any such Taxes, including any Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full payment that the Payee would have received had no such deduction, withholding, charge or levy been required.

(c)	Withholding by Payee. To the extent required by Applicable Law, the Payee may deduct, withhold, charge or levy, any Taxes imposed by any Governmental Body on the Payee or any of its Affiliates or otherwise required to be withheld by the Payee or any of its Affiliates, in respect of any payment made by the Payee to the Owner or any of its Affiliates under this Agreement. The Payee shall pay the full amount deducted or withheld to the relevant Governmental Body in accordance with Applicable Law.

(d)	Documentation. The Payee shall deliver to the Owner, at the time or times reasonably requested by the Owner, such properly completed and executed documentation reasonably requested by the Owner as will permit the Owner to determine whether payments to be made under this Agreement may be made without withholding or at a reduced rate of withholding. In addition, the Payee, if reasonably requested by the Owner, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Owner as will enable the Owner to determine whether or not the Payee is subject to backup withholding or information reporting requirements.

(e)	Application to Guarantor. The provisions of Sections 1.1(i) and 1.1(ii) shall also apply to all payments made by the Guarantor to the Payee, whether made pursuant to its guarantee obligations set out in Section 1.10 or otherwise.

(f)	Cooperation. The Parties agree to reasonably cooperate to: (i) facilitate tax planning with respect to payments on account of the Royalty; (ii) ensure that no more Taxes, duties or other charges are payable with respect to the Royalty than is required under Applicable Law; and (iii) obtain a refund or credit of any Taxes with respect to the Royalty which have been overpaid.

(g)	Overpayment or Credit. If the Payee or any other recipient of any Royalty or payment or transfer of property of any kind under this Agreement (referred to in this paragraph as an “indemnified party”) determines, in good faith, that it has received a refund or credit of any Taxes in respect of which it has received additional amounts pursuant to Section 1.1(ii), it shall promptly pay to the party that paid such additional amounts (referred to in this paragraph as an “indemnifying party”) an amount equal to such refund or credit (but only to the extent of additional amounts paid under Section 1.1(ii) with respect to the Taxes giving rise to such refund or credit and only to the extent such credit results in a reduction of Taxes otherwise payable by the Payee or such recipient in the taxation year the additional amounts are received), net of all out of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 1.1(vii) in the event that such indemnified party is required to repay such refund to such Governmental Body. The Parties intend that this Section 1.1(vii) shall prevent the indemnified party from obtaining a windfall as a result of a payment of, or reimbursement for, the indemnified party’s Taxes by the indemnifying party where such Taxes are not ultimately payable by the indemnified party. Notwithstanding anything to the contrary in this Section 1.1(vii), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 1.1(vii), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 1.1(vii) shall not be construed to require the Payee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

7.	Reporting Obligations

(a)	Reports. The Owner shall deliver or cause to be delivered to the Payee:

(i)	within 15 days after the end of each calendar month, a Monthly Operational Report in respect of the Project;

(ii)	within 45 days after the end of each fiscal year, an Annual Operational Report; and

(iii)	at least 45 days after the beginning of each fiscal year, an Annual Forecast Report.

(b)	Geological Reports. Promptly after they become available, the Owner shall promptly deliver to the Payee a copy any technical reports or any updated mineral reserve and mineral resource estimates produced that pertain to the Property.

(c)	Claims Fee Filings and Payment Receipts. By no later than the earlier of 9:00 am (Toronto time) (i) five days following payment by the Owner of the annual maintenance fee for all unpatented mining claims within the Property and (ii) on August 27, in each calendar year, the Owner shall deliver to the Payee documentation of acknowledgement by the United States Bureau of Land Management that the annual maintenance fee for all unpatented mining claims within the Property have been paid, and copies of the Affidavit and Notice of Intent to Hold Claims recorded in the State of Nevada with respect to the Property.

(d)	Development and Mine Plans. The Owner shall promptly deliver to the Payee a copy of the current development plan or mine plan, as applicable, for the Project and a new copy thereof promptly upon any material amendment thereto.

(e)	Other Notices. The Owner shall deliver to the Payee:

(i)	promptly after the Owner has knowledge or becomes aware thereof, written notice of all material actions, suits and proceedings before any Governmental Body or arbitrator, pending or threatened, against or directly affecting the Project, the Property and the Additional Rights including any actions, suits, claims, notices of violation, hearings, investigations or proceedings with respect to the ownership, use, maintenance and operation of the Property and the Additional Rights, including those relating to Environmental Laws;

(ii)	promptly after the Owner has knowledge or becomes aware thereof, written notice of any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; and

(iii)	such other statements, lists of property and accounts, budgets, forecasts, projections, reports, or other information respecting the Project as the Payee may from time to time reasonably request.

Each notice pursuant to clauses (1) and (2) above shall be accompanied by a written statement by an authorized senior officer of the Owner setting forth all material information relating to the occurrence referred to therein, including any action which the Hycroft Entities have taken or propose to take with respect thereto.

8.	Records; Audits; Inspections

(a)	Records. The Owner shall ensure that the Hycroft Entities each keep true, complete and accurate Records of all material operations and activities with respect to the Property, including the mining, treatment, processing, refining, transportation and sale of Minerals and in which complete entries will be made, in accordance with U.S. GAAP applied on a consistent basis.

(b)	Audits. Upon not less than three Business Days’ notice, the Payee and its authorized representatives shall be entitled, at their own cost and expense, to perform in any 12 month period, one audit or other review and examination of the Records of the Hycroft Parties relevant to the payment of the Royalty pursuant to this Agreement and to otherwise confirm compliance by the Hycroft Parties with the terms of this Agreement. The Owner shall ensure that the Hycroft Parties each provide the Payee with complete access to all the Hycroft Parties’ Records pertaining to the calculation of the Royalty at the Hycroft Parties’ offices during usual business hours. If any such audits reveal a material breach of any provision of this Agreement or that payments on account of the Royalty for any 12 month period have been underpaid by more than 3%, then: (i) the restriction as to only one audit or other review per 12 month period shall be deemed deleted thereafter for a period of two years; and (ii) the Owner shall reimburse the Payee for its costs and expenses incurred in such audit, otherwise all costs and expenses incurred in connection with such audit shall be for the account of the Payee.

(c)	Inspections. At reasonable times and with the prior consent of the Owner (not to be unreasonably withheld or delayed), one time per 12 month period the Payee and its authorized representatives shall have a right of access to all surface and subsurface portions of the Property, to any mill, smelter, concentrator or other processing facility owned or operated by any Hycroft Entity that is used to process Precious Metals and to any related operations of the Hycroft Entities for the purpose of enabling the Payee to monitor compliance by the Hycroft Parties with the terms of this Agreement, as determined by the Payee acting reasonably. The Payee and its authorized representatives shall have the further right to: (i) inspect and take copies of all records and data, whether maintained physically or electronically, pertaining to the Property, mill, smelter, concentrator, other processing facilities and related operations; (ii) take samples from the Property or any stockpile of Precious Metals, any mill, smelter, concentrator or other processing facility and any Payor for purposes of assay verification; and (iii) weigh, or to cause the Hycroft Entities to weigh, all trucks transporting Minerals from the Property to any mill, smelter, concentrator or other processing facility that is used to process Minerals prior to dumping of such ore and immediately following such dumping. If any such inspections reveal a material breach of any provision of this Agreement or that payments on account of the Royalty for any 12 month period have been underpaid by more than 3%, then the restriction as to only one inspection per 12 month period shall be deemed deleted thereafter for a period of two years.

(d)	Investor Tours. Upon not less than 10 Business Days’ notice to the Owner, and up to two times in any fiscal year, the Payee shall have the right to request, and if approved by the Owner (not to be unreasonably withheld or delayed), conduct an investors tour on the Property and any facilities associated therewith, the cost of which will be for the sole account of the Payee.

(e)	Technical Reports. If any Hycroft Entity prepares a technical report under National Instrument 43-101 or SEC Regulations (or similar report) in respect of the Property, upon the request of the Payee, the Owner shall use commercially reasonable efforts to cause the author(s) of such report to provide, at the sole cost and expense of the Payee, (i) a copy of such report to be addressed to the Payee or any of its Affiliates, (ii) the relevant certificates and consents of the author(s) required in connection with the filing of and reference to such report to be provided to the Payee or any of its Affiliates, and (iii) such other consents in connection with the use of or reliance upon such report by the Payee or any of its Affiliates from time to time in its public disclosure as may be required by the Payee. Notwithstanding the foregoing, if the Payee or any of its Affiliates is required by Applicable Law to prepare a technical report under National Instrument 43-101 or SEC Regulations (or similar report) in respect of the Property and chooses to prepare its own technical report (or similar report), the Owner shall cooperate with and allow the Payee and its authorized representatives to access technical information pertaining to the Property and complete a site visit at the Property so as to enable the Payee or its Affiliates, as the case may be, to prepare a technical report (or similar report), at the sole cost and expense of the Payee.

(f)	Additional Requirements. Access to the Property and associated facilities pursuant to Sections 1.3(iii), (iv) and (v) shall be subject to the following: (i) any such access shall be at the sole risk and expense of the Payee, its representatives and its invitees; (ii) any such access shall not unreasonably interfere with the Hycroft Entities’ activities and operations; (iii) the Payee shall comply, and request that its representatives and invitees comply, with the policies and procedures that the Hycroft Entities apply to their own representatives and invitees; (iv) the Payee shall give the relevant Hycroft Entities prompt notice of any injuries, property damage or environmental harm that may occur during such tour; and (v) the Payee shall indemnify the Hycroft Entities from any Losses (excluding loss of profit and consequential or punitive damages) suffered or incurred by any Hycroft Entity as a consequence of injury to the Payee, its representatives or its invitees incurred during such access, provided that the foregoing shall not apply to any Losses to the extent they arise primarily from the gross negligence or willful misconduct of any Hycroft Entity.

9.	Maintenance of Existence and Property

(a)	Maintenance of Existence. The Owner shall at all times do or cause to be done all things necessary to maintain its corporate or other entity existence, including without limitation, as and by way of conversion to a limited liability company and to obtain and, once obtained, maintain all Authorizations necessary to carry on its business and own its assets in each jurisdiction in which it carries on business or in which its assets are located.

(b)	Maintenance of Property. Subject to Section 1.4(iv), the Owner shall at all times do or cause to be done all things necessary to maintain the Property in good standing, including paying or causing to be paid all Taxes owing in respect thereof, performing or causing to be performed all required assessment work thereon, paying or causing to be paid all claim, permit and license maintenances fees in respect thereof, paying or causing to be paid all rents and other payments in respect of leased properties forming a part thereof and otherwise maintaining the Property in accordance with Applicable Laws.

(c)	Encumbrances. The Owner shall not cause or allow to be registered or otherwise permit to exist any Encumbrance on the Property ranking senior to or equally with the Royalty, Royalty Deed or Deed of Trust other than the Permitted Encumbrances. Notwithstanding the foregoing, if any Encumbrance ranking senior to or equally with the Royalty, Royalty Deed or Deed of Trust, other than a Permitted Encumbrance, is asserted against the Property, Owner shall promptly, and at its expense, take such reasonable action so as to cause such Encumbrance to be released.

(d)	Abandonment. The Owner shall not abandon any unpatented claims comprising part of the Property or any other interest in the Property unless it first complies with this Section 1.4(iv) (provided that in the case of leased properties, the Owner shall only be required to comply with this Section 1.4(iv) to the extent permitted under the applicable lease or sublease). If the Owner wishes to abandon any of the unpatented claims comprising part of the Property or any other interest in the Property (“Abandonment Property”), the Owner shall first give notice of such intention to the Payee at least 60 days in advance of the proposed date of abandonment. If, not less than 15 days before the proposed date of abandonment, the Owner receives from the Payee written notice that the Payee wishes to acquire the Abandonment Property, the Owner shall, without additional consideration, use all reasonable commercial efforts to convey the Abandonment Property in good standing by quit claim deed, without warranty, to the Payee or an assignee thereof, and shall thereafter have no further obligation to maintain title to the Abandonment Property. Payee shall assume all liabilities and obligations with respect to the Abandonment Property. The Owner shall not be liable to the Payee if for any reason the quitclaim cannot be effected pursuant to applicable law or requirements of Governmental Bodies. If the Payee does not give such notice to the Owner within the prescribed period of time, the Owner may abandon the Abandonment Property and shall thereafter have no further obligation to maintain title to the Abandonment Property; provided, however, that if any Hycroft Entity reacquires a direct or indirect interest in any of the Abandonment Property within ten years following such abandonment, the production of Precious Metals from such property shall be subject to the Royalty and this Agreement. The Owner shall give prompt written notice to the Payee of any such reacquisition.

(e)	Title Opinions. If any Hycroft Entity prepares, or causes to be prepared, any title opinion or report in respect of all or any portion of the Property, the Owner shall promptly deliver a copy of such opinion or report to the Payee.

(f)	Right of Payee to Cure Defects. The Payee may undertake such investigation of the title and status of the Property as it shall deem necessary. If that investigation should reveal defects in the title, the Owner shall forthwith proceed to cure such title defects to the satisfaction of the Payee. If the Owner fails to do so: (i) the Payee may proceed to cure such title defects; and (ii) any costs and expenses incurred (including attorney’s fees and costs) by the Payee shall be promptly reimbursed by the Owner.

10.	Management of Mining Operations

(a)	Operational Decisions. Subject to the provisions of this Section 1.5, all decisions concerning methods, the extent, times, procedures and techniques of any exploration, construction, development and mining operations related to the Property shall be made by the Owner in its sole and absolute discretion.

(b)	Performance of Mining Operations. The Owner shall ensure that all exploration, construction, development and mining operations and other activities in respect of the Property will be performed in a commercially reasonable manner in compliance with Applicable Laws, Authorizations and Other Rights, and in accordance with good mining, processing, engineering and environmental practices prevailing in the industry and on the same basis as if the Owner retained full economic interest in the Precious Metals. The Owner shall use all commercially reasonable and lawful efforts to obtain and, once obtained, maintain all Authorizations necessary to commence and continue development and mining operations on the Property. The Owner shall use all commercially reasonable efforts to ensure that all Precious Metals from the Property will be processed in a prompt and timely manner.

(c)	Maintenance of Mining Rights. Subject to Section 1.4(iv), the Owner shall use all commercially reasonable and lawful efforts to maintain and apply for and obtain any and all available renewals and extensions of the Property, Authorizations, Other Rights and any and all other necessary rights in respect of the Project and, other than as expressly permitted by this Agreement, not abandon any of the Project (including Utility Commitments) or allow or permit any of the Property, Authorizations, Other Rights or such other necessary rights referred to above to terminate or lapse.

(d)	Compliance with Applicable Laws. The Owner shall comply, and shall cause all operations and activities conducted at, on or in respect of the Project to comply, with all Applicable Laws, all Authorizations and the terms and conditions of Other Rights.

(e)	Reclamation Obligations. The Owner shall timely and fully perform, pay and observe, or cause to be performed, observed and paid, any and all liabilities and obligations required by any Applicable Laws, Authorizations or the terms and conditions of Other Rights or by any Governmental Body for the reclamation, restoration or closure of any facility or land used in connection with the Hycroft Entities’ operations or activities at, on or in respect of the Property or required under this Agreement.

(f)	Stockpiling off Property. The Hycroft Entities may temporarily stockpile, store or place Minerals in locations other than the Property provided that the Owner shall at all times do or cause to be done all things necessary to ensure that:

(i)	such Minerals are appropriately identified as to ownership and origin;

(ii)	such Minerals are secured from loss, theft, tampering and contamination;

(iii)	prior to stockpiling, storing or placing such Minerals in locations other than the Property, the applicable Hycroft Entities shall have entered into and recorded in the applicable County a written agreement in recordable form with the property owner where such stockpiling, storage or placement is to occur providing, among other things, that: (i) the Payee’s rights in and to such Minerals pursuant to the Royalty and this Agreement, insofar as they are applicable, shall continue in full force and effect notwithstanding their removal from the Property; (ii) the Payee’s rights in and to such Minerals shall be the same as if the Minerals had never been removed from the Property; (iii) the Payee’s rights in and to such Minerals shall have precedence over the rights to the Minerals of said property owner, as well as the creditors of said property owner; (iv) the agreement shall be irrevocable as long as the Minerals, or any part thereof, remain on said property; (v) the Payee shall have substantially similar access rights to said property as provided for in respect of the Property under this Agreement; and (vi) the Payee’s rights in and to the Minerals pursuant to the Royalty and this Agreement shall otherwise be preserved; and

(iv)	a security interest in such Minerals shall have been granted to the Payee and recorded, in form and substance satisfactory to the Payee.

(g)	Commingling. The Owner shall ensure that the Hycroft Entities do not process other minerals through their processing plants, or commingle such other minerals with, Minerals mined, produced, extracted or otherwise recovered from the Property, unless (i) the applicable Hycroft Entity has adopted and employs reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a “Commingling Plan”), such Commingling Plan to ensure the division of other minerals and Minerals for the purpose of determining the quantum of Minerals; (ii) the Payee shall not be disadvantaged as a result of the processing of other minerals in priority to, or concurrently with, Minerals, or the parties, acting reasonably, shall have entered into an agreement to compensate the Payee for any such disadvantage providing for a commensurate royalty or stream interest in such other minerals or another form of compensation (a “Compensation Agreement”); (iii) the Payee has approved the Commingling Plan and, if applicable, the Compensation Agreement, such approval not to be unreasonably withheld; and (iv) the Hycroft Entities keep all books, records, data, information and samples required by the Commingling Plan. The Owner agrees to revisit the Commingling Plan and the Compensation Agreement if the Payee determines that circumstances have changed, in order to ensure that the Commingling Plan continues to provide for the accurate measurement of Minerals and the Compensation Agreement reasonably compensates the Payee for any disadvantage.

(h)	Waste Materials. All tailings, residues, waste rock, spoiled leach materials, and other waste materials (collectively, “waste materials”) resulting from the Hycroft Entities’ operations and activities at and on the Property shall be the sole property of the Hycroft Entities, but shall remain subject to the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in the production of Precious Metals. Notwithstanding the foregoing, the Hycroft Entities shall have the right to dispose of waste materials from the Property within or at locations other than the Property and to commingle the same with waste materials from other properties (provided in any case that any sale of waste materials shall be subject to the Royalty). In the event waste materials from the Property are processed or reprocessed, as the case may be, the Royalty payable thereon shall be determined using the best engineering and technical practices then available.

(i)	Taxes. The Hycroft Entities shall pay, or cause to be paid, all taxes levied, assessed or imposed upon or with respect to the Property or any part thereof; provided, however, the Hycroft Entities shall not be required to pay any such tax if the validity and/or amount thereof is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted of which the Hycroft Entities have given prior notice to the Payee and for which appropriate reserves have been established and so long as levy and execution have been and continue to be stayed. If the Hycroft Entities fail to pay or so contest and reserve for such taxes, the Payee may (but shall not be required to) pay the same and invoice the amounts of such payments to the Hycroft Entities for immediate reimbursement.

11.	Insurance Matters

(a)	Maintenance of Insurance. The Owner shall ensure that insurance is maintained with reputable insurance companies with respect to Precious Metals that are shipped of such types and in such amounts as is customary in the case of similar operations in the United States of America.

(b)	Shipment of Minerals. The Owner shall ensure that each shipment of Precious Metals is adequately insured in such amounts and with such coverage as is customary in the mining industry, until the time that risk of loss and damage for such Precious Metals is transferred to a Payor.

12.	Security

(a)	Grant of Security Interest; Deed of Trust. Subject to the Permitted Encumbrances, the Hycroft Parties shall grant to the Payee, on the Effective Date a continuing security interest and a first priority lien on the Property, including all proceeds and products thereof, in order to secure prompt payment of the Obligations and prompt performance by the Hycroft Parties of each and all of their covenants and obligations under the Documents. The Payee’s security interest and first priority lien on the Property shall rank in priority to any security interest or lien granted pursuant to the Credit Agreement or any Facility Document (as defined in the Credit Agreement) and shall be evidenced by the execution and delivery of the Deed of Trust by the Owner, and such other security documents as Payee may reasonably require to give effect to the foregoing. The Owner shall promptly register or record the duly executed Deed of Trust and such other security documents as Payee may reasonably require with all applicable registries or recording offices.

(b)	Perfection. The Hycroft Parties shall perform all steps reasonably requested by the Payee to perfect, maintain and protect the Payee’s security interest in the Property from and after the Effective Date.

(c)	Default. All of the Obligations, including those created by this Agreement shall be secured by all the Property.

13.	Representations and Warranties of the Hycroft Parties

Each of the Hycroft Parties, jointly and severally, acknowledging that the Payee is entering into this Agreement in reliance thereon, hereby makes the representations and warranties to the Payee as set out in 3.

14.	Indemnities

(a)	The Hycroft Parties jointly and severally agree to indemnify and save the Payee and its Affiliates and the directors, officers, employees and agents of the foregoing harmless from and against any and all Losses suffered or incurred by any of them as a result of, in respect of, or arising as a consequence of:

(i)	any breach or inaccuracy of any representation or warranty of the Hycroft Parties contained in this Agreement, including the representations and warranties set forth in 3 hereto, or in any document, instrument or agreement delivered pursuant hereto or thereto;

(ii)	any breach, including breach due to non-performance, by the Hycroft Parties of any covenant or agreement to be performed by any of the Hycroft Parties contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto or thereto; and

(iii)	claims brought by third parties against the Payee and its Affiliates and the directors, officers, employees and agents of the foregoing relating to any work, operation, activities or event on, in or under the Property or the Project or related thereto, provided that the foregoing shall not apply to any Losses to the extent they arise from the gross negligence or willful misconduct of such indemnified persons.

(b)	This Section 1.9 shall survive the termination of this Agreement.

15.	Guaranteed Obligations

(a)	Guarantee. The Parent (in such capacity, the “Guarantor”) does hereby absolutely, unconditionally and irrevocably guarantee the prompt and complete observance and performance of each and all the terms, covenants, conditions and provisions to be observed or performed by the Owner pursuant to this Agreement (the “Guaranteed Obligations”). The Guarantor shall perform all of the Guaranteed Obligations upon the default or non-performance thereof by the Owner.

(b)	Continuing Guarantee. The obligations of the Guarantor under this Section 1.10 are continuing, unconditional and absolute and without limitation, will not be released, discharged, limited or otherwise affected by (and the Guarantor hereby consents to or waives, as applicable, to the fullest extent permitted by Applicable Law):

(i)	any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any of the Guaranteed Obligations, security, person or otherwise;

(ii)	any modification or amendment of or supplement to the Guaranteed Obligations, including any increase or decrease in the amounts payable thereunder;

(iii)	any release, non-perfection or invalidity of any direct or indirect security for any of the Guaranteed Obligations;

(iv)	any winding-up, dissolution, insolvency, bankruptcy, reorganization or other similar proceeding affecting the Owner;

(v)	the existence of any claim, set-off or other rights which the Guarantor or the Owner may have at any time against the Payee;

(vi)	any invalidity, illegality or unenforceability relating to or against the Owner or any provision of Applicable Law or regulation purporting to prohibit the payment by the Owner of any amount in respect of the Guaranteed Obligations;

(vii)	any limitation, postponement, prohibition, subordination or other restriction on the rights of the Payee to payment or performance of the Guaranteed Obligations;

(viii)	any addition of any co-signer, endorser or other guarantor of the Guaranteed Obligations;

(ix)	any defense arising by reason of any failure of the Payee to make any presentment, demand for performance, notice of non-performance, protest or any other notice, including notice of acceptance of this Agreement, partial payment or non-payment of any of the Guaranteed Obligations or the existence, creation or incurring of new or additional Guaranteed Obligations;

(x)	any defense arising by reason of any failure of the Payee to proceed against the Owner or any other Person, to proceed against, apply or exhaust any security held from the Owner or any other Person for the Guaranteed Obligations, to proceed against, apply or exhaust any security held from the Owner or any other Person for the Guaranteed Obligations or to pursue any other remedy in the power of the Payee whatsoever;

(xi)	any law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligation;

(xii)	any defense arising by reason of any incapacity, lack of authority or other defense of the Owner or any other Person, or by reason of the cessation from any cause whatsoever of the liability of the Owner or any other Person in respect of any of the Guaranteed Obligations, except as a result of the payment or fulfillment in full of the Guaranteed Obligations, whether by contract, operation of law or otherwise;

(xiii)	any defense arising by reason of any failure by the Payee to obtain, perfect or maintain a perfected or prior (or any) Encumbrance upon any property of the Owner or any other Person, or by reason of any interest of the Payee in any property, whether as owner thereof or the holder of an Encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Payee of any right to recourse or collateral;

(xiv)	any defense arising by reason of the failure of the Payee to marshal any properties;

(xv)	any defense based upon or arising out of any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Owner or any other Person, including any discharge of, or bar against collecting, any of the Guaranteed Obligations, in or as a result of any such proceeding; or

(xvi)	any other act or omission to act or delay of any kind by the Owner, the Payee or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 1.10(ii), constitute a legal or equitable discharge, limitation or reduction of the obligations of the Owner or the Guarantor hereunder (other than the payment or performance in full of all of the Guaranteed Obligations).

To the extent permitted by Applicable Law, the foregoing provisions of this Section 1.10(ii) apply (and the waivers set out therein will be effective) even if the effect of any action (or failure to take action) by the Owner is to destroy or diminish any subrogation rights of the Guarantor or any rights of the Owner and the Guarantor to proceed against the Payee for reimbursement or to recover any contribution from any other Person.

(c)	Recourse Need Not be Exhausted. The Payee shall not be bound to exhaust its recourse against the Owner or any other Persons or to realize on any securities it may hold in respect of the Guaranteed Obligations before being entitled to payment or performance from the Guarantor under this Section 1.10 and the Guarantor hereby renounces all benefits of discussion and division.

(d)	Transfers of Guarantor Obligations. The Guarantor may only Transfer all or any part of its obligations set forth in this Section 1.10 pursuant to the provisions of Section 1.12.

16.	Term

Subject to Section 1.16(vii), the term of this Agreement shall commence on the Effective Date and shall be perpetual.

17.	Transfers

(a)	Each of the Hycroft Parties may only Transfer their rights and obligations under this Agreement (including the Royalty Deed and Deed of Trust) or in and to the Property, if as a condition to completion of the Transfer (and the release of the Guaranteed Obligations in respect of the transferred obligations), any transferee and its Affiliates shall have first entered into an agreement, in form and substance satisfactory to the Payee, acting reasonably, to be bound by this Agreement and the Royalty Deed (including the provision of a comparable guarantee to that provided by the Parent in this Agreement by any such Affiliates of the transferee). For greater certainty, the Parent shall cause each of the Hycroft Entities that are not parties to this Agreement to comply with the terms of this Section 1.12. The Payee shall promptly negotiate in good faith and settle the form of agreement referenced in this Section 1.12(i) upon the written request of any of the Hycroft Parties.

(b)	Transfers of Interests in the Parent. For greater certainty, (i) an amalgamation, merger or consolidation of the Parent with or into another body corporate, including by way of a plan of arrangement, or (ii) a transfer of shares of the Parent, including a transfer of all of the shares pursuant to a takeover bid and subsequent acquisition transaction (including a compulsory acquisition) or a plan of arrangement, is not prohibited; provided, however, that in the case of clause (i) any successor entity to the Parent shall have acknowledged in writing to the Payee that it is bound by this Agreement.

(c)	Effect of Prohibited Transfer. Any Transfer made in violation of this Section 1.12 shall be null and void and of no force or effect whatsoever. Any Hycroft Party that Transfers its Obligations in accordance with Section 1.12(i) shall be released by the Payee from its respective Obligations hereunder, except for any Obligations that remain outstanding or for any rights that have accrued to the Payee prior to such Transfer.

18.	Transfer Rights of the Payee

(a)	Transfers. The Payee shall have the right to Transfer or encumber, in whole or in part, its rights and obligations under this Agreement (including the Royalty Deed and Deed of Trust) to any Person, without the consent of any Hycroft Party, upon the delivery of notice of such Transfer to the Hycroft Parties. In such a case, provided that such Person has agreed to be bound by such Transferred obligations under this Agreement, the Payee, as applicable, shall be released from such Transferred obligations under this Agreement.

(b)	Encumbrances. Notwithstanding anything in this Agreement, the Payee shall have the right to Transfer by way of Encumbrance, in whole or in part, its rights and obligations under this Agreement to one or more lenders providing financing to the Payee or any of its Affiliates without notice to, or the consent of, any Hycroft Party. If such transferee enforces such Encumbrance, it will provide notice to the Hycroft Parties and upon delivery of such notice, which notice shall confirm that such transferee agrees to be bound by such transferred obligations under this Agreement, such Transferee shall become a party to this Agreement with all of the rights and obligations of the Payee.

19.	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the State of Nevada. Each Hycroft Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Court of the State of Nevada. Each of the Hycroft Parties hereby irrevocably waives, to the fullest extent permitted by law, any forum non conveniens defense to the maintenance of such action or proceeding in any such court. Each Hycroft Party irrevocably consents to service of process in the State of Nevada. Nothing in this Agreement will affect the right of the Payee to serve process in any other manner or in any other jurisdiction permitted by law or to commence suits, actions or legal proceedings in any other jurisdictions.

20.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent or delivered to the respective Parties at their respective addresses, or e-mail addresses set forth below (or at or to such other address, or e-mail address as shall be designated by any Party in a written notice to the other Parties):

If to any of the Hycroft Parties:

c/o Mudrick Capital Acquisition Corporation

8181 E. Tufts Ave.

Suite 510

Denver, CO 80237

Email: Steve.Jones@hycroftmining.com

Attention: Steve Jones,

with a copy to (which copy shall not be deemed to be notice) to:

Cassels Brock & Blackwell LLP,

Suite 2200

HSBC Building

885 West Georgia Street Vancouver, BC V6C 3E8

Email: dbudd@casselsbrock.com

Attention: David Budd

and

Neal, Gerber & Eisenberg LLP

2 N. LaSalle Street

Suite 1700

Chicago, IL

60602-3801

Email: DStone@nge.com

Attention: David Stone

If to the Payee:

Sprott Private Resource Lending II (CO) Inc.

200 Bay Street, Suite 2600
Toronto, ON M5J 2J2

Attention:	Chief Financial Officer
Email:	jgrosdanis@sprott.com

with a copy (which shall not constitute notice) to:

DLA Piper (Canada) LLP
666 Burrard Street, Suite 2800
Vancouver, BC V6C 2Z7

Attention:	Douglas G. Shields
Email:	doug.shields@dlapiper.com

Any notice and communications shall be effective:

(a)	if delivered by hand, sent by certified or registered mail or sent by an overnight courier service, when received; and, provided that if such date is a day other than a Business Day, where the recipient Party is located, then such notice shall be deemed to have been given and received on the first Business Day, where the recipient Party is located, following the date of such delivery; and

(b)	if sent by e-mail transmission and successfully transmitted before 5:00 p.m. on a Business Day, where the recipient Party is located, then on that Business Day, and if transmitted after 5:00 p.m. on that day or on a day that is not a Business Day, then on the first Business Day, where the recipient Party is located, following the date of transmission.

21.	General Provisions

(a)	Further Assurances. Each Party shall execute all such further instruments and documents and shall take all such further actions as may be necessary to effect the transactions contemplated herein, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

(b)	Obligations of Hycroft Entities. Each Hycroft Party agrees to take all action necessary to cause each and every other Hycroft Entity that is a Subsidiary of such Hycroft Party to observe, comply with and perform its covenants and obligations in this Agreement.

(c)	Memorandum for Recording. The Parties agree that no Party shall record this Agreement in any land records. The Parties agree that the Royalty Deed shall instead be recorded. The costs of preparing and recording the Royalty Deed and Deed of Trust shall be at the Owner’s cost and expense.

(d)	Confidentiality. The Payee shall not, without the express written consent of the Owner, which consent shall not be unreasonably withheld, disclose any data or information concerning the operations of the Hycroft Entities obtained in connection with this Agreement which is not already in the public domain (the “Confidential Information”); provided, however, the Payee may disclose Confidential Information without the consent of the Owner: (i) if required by Applicable Law or requested by a Government Body having jurisdiction over the Payee or its Affiliates; (ii) to the Payee’s Affiliates and to any representatives, consultants or advisers of the Payee or its Affiliates for the purpose of providing services to the Payee or its Affiliates; and (iii) to any Person to whom the Payee, in good faith, anticipates Transferring an interest in this Agreement as contemplated by Section 1.13(i) or 1.13(ii) and such Person’s Affiliates and the representatives, consultants and advisers of such Person or its Affiliates. In the case of disclosure pursuant to clause (ii) or (iii), the Payee shall be responsible to ensure that the recipient of the Confidential Information does not disclose the Confidential Information to the same extent as if it were bound by the same non-disclosure obligations of the Payee hereunder. Notwithstanding the foregoing, the Payee shall not be restricted from disclosing the terms of this Agreement or payments on account of the Royalty. For greater certainty, the Payee shall be entitled to disclose publicly data or information concerning the operations of the Hycroft Entities, without the consent of the Owner, once such information has been publicly disclosed by any of the Hycroft Entities.

(e)	No Partnership. Nothing herein shall be construed to create, expressly or by implication, a joint venture, agency relationship, fiduciary relationship, mining partnership, commercial partnership or other partnership relationship between the Payee and the Hycroft Entities.

(f)	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all Applicable Laws. If, however, any provision of this Agreement shall be prohibited by or invalid under any such Applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Applicable Law, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

(g)	Rule Against Perpetuities. If an arbitrator, court or tribunal of competent jurisdiction determines that the term of this Agreement violates the rule against perpetuities, the rule against unreasonable restraints on the alienation of property or any other similar rule, then the term of this Agreement shall automatically be amended to coincide with the maximum term permitted by the rule against perpetuities, the rule against unreasonable restraints on the alienation of property or any other similar rule, as applicable, and this Agreement shall not be terminated solely as a result of such violation. To the extent permitted by Applicable Laws, the Parties irrevocably release and waive the applicability of the rule against perpetuities to the Royalty. Each of the Owner and the Payee agrees and covenants, for itself and its successors and assigns, that it will not commence any action or arbitration proceeding to declare the Royalty ineffective, invalid or void based on the rule against perpetuities, and that it will not in any action or arbitration proceeding commenced by the other Party, or its successors and assigns, as applicable, assert as an affirmative defense against any claim for relief for enforcement of this Agreement that this Agreement is ineffective, invalid or void based on the rule against perpetuities.

(h)	Entire Agreement. This Agreement together with the Royalty Deed and Deed of Trust reflects the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto, including but not limited to the indicative term sheet dated April 15, 2019 issued by Payee to and accepted by the Parent, as amended, modified, supplemented, restated or replaced from time to time.

(i)	Joint and Several. The covenants, agreements, representations, warranties, and acknowledgments of the Hycroft Parties in this Agreement shall constitute the joint and several covenants, agreements, representations, warranties, and acknowledgments of the Hycroft Parties and shall be read and construed accordingly.

(j)	Amendments. No amendment to any provision of this Agreement shall be effective unless it is in writing and has been signed by the all of the Parties. Any such amendment shall be effective only in the specific instance and for the specific purpose for which given.

(k)	Waiver. No waiver of any provision of this Agreement, or consent to any departure by any Hycroft Party therefrom, shall be effective unless it is in writing and has been signed by Payee. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of Payee to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(l)	Specific Performance. Each of the Hycroft Parties acknowledges that any breach of this Agreement may cause the Payee irreparable harm for which damages are not an adequate remedy. The Hycroft Parties agree that, in the event of any such breach, in addition to other remedies at law or in equity that the Payee may have, the Payee shall be entitled to seek specific performance.

(m)	Binding Effect; No Beneficiaries. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Payee. This Agreement is entered into for the sole protection and benefit of the Parties hereto and their successors and assigns, and no other Person (other than the indemnified Persons referred to in Section 1.9) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

(n)	Costs and Expenses. Each of the Parties shall be responsible for paying all costs and expenses incurred by them, respectively, in connection with the negotiation and preparation of this Agreement.

(o)	Counterparts. This Agreement may be executed in counterparts and such executed counterparts may be delivered by electronic transmission of an authorized signature (including in pdf) and each such counterpart shall be deemed to form part of one and the same document.

[Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Royalty Agreement as of the date and year first above written.

MUDRICK CAPITAL ACQUISITION CORPORATION

By:
Name:
Title:

HYCROFT RESOURCES & DEVELOPMENT, INC.

By:
Name:
Title:

SPROTT PRIVATE RESOURCE LENDING II (CO) INC.

By:
Name:
Title:

royalty agreement signature page

Schedule A

DESCRIPTION OF THE PROPERTY

See attached.

Schedule B

PERMITTED ENCUMBRANCES

1.	Encumbrances for taxes, assessments or governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

2.	Encumbrances imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ liens, in each case, incurred in the ordinary course of business and securing payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

3.	Easements, rights of way, zoning ordinances, and other similar land use and environmental regulations.

4.	Overlaps of unpatented mining claims on patented mining claims, fee lands and other lands withdrawn from mineral entry under the Mining Law of 1872.

5.	The paramount title of the United States in and the rights of citizens under applicable law to enter on unpatented mining claims.

6.	Any easement or right-of-way which is not of record or any road which may be proven to be a public road under the Act of July 26, 1866, 12 Stat. 253, 43 USC 932, repealed by the Federal Land Policy Management Act of 1976, P.L. No. 94-579, 90 Stat. 2793, or under NRS 405.191 et seq.

7.	The reservation of water resources by the United States pursuant to Executive Order Public Water Reserve No. 107.

8.	The reservations in any grants or patents of the United States of any fee lands or patented mining claims.

9.	Crofoot royalty as described in the Fourth Amendment Agreement dated January 1, 1996 between Daniel M. Crofoot, for himself and as trustee, BlackRock Properties, Inc., a Nevada corporation, and the Owner, being a 4% net profit interest royalty retained by the original owners of the Crofoot property, which is payable to the maximum of $7,600,000.

10.	Reservation of sulfur on Crofoot patented and unpatented mining claims as described in the Deed of Patented Mining Claims With Reservation of Net Proceeds Royalty and Sulphur Mineral Rights and Deed of Unpatented Mining Claims With Reservation of Net Proceeds Royalty and Sulphur Mineral Rights each dated January 1, 1996.

11.	Encumbrances granted in favor of the Lender as security for all indebtedness, liabilities and obligations outstanding from time to time pursuant to the Credit Agreement and the other Facility Documents (as defined in the Credit Agreement).

12.	Encumbrances granted in favor of the holders of Exchanged 1.25 Lien Notes (as defined in the Credit Agreement) as security for all indebtedness, liabilities and obligations outstanding from time to time pursuant to the Exchanged 1.25 Lien Notes.

Schedule C

REPRESENTATIONS AND WARRANTIES OF THE Hycroft Parties

No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

1.	Organization and Powers. Each Hycroft Party is:

(a)	duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to execute and deliver, and perform its obligations under this Agreement;

(b)	qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the nature and location of its assets requires such qualification or licensing except where such failure to qualify or be licensed or in good standing would not have a Material Adverse Effect; and

(c)	has all requisite power and authority to own and lease its assets and carry on its business.

2.	Authorization; No Conflict. The execution and delivery by each Hycroft Party of, the performance of its obligations under, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or other action of such Hycroft Party and do not and will not:

(a)	violate the terms of the constating documents of such Hycroft Party;

(b)	conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving notice or lapse of time or both), any written or oral contract, agreement, license, concession, indenture, mortgage, debenture, note or other instrument to which any Hycroft Entity is a party, subject or otherwise bound (including with respect to its assets) in each case except as would not have a Material Adverse Effect;

(c)	violate in any material respect any Applicable Law to which any Hycroft Entity is subject or otherwise bound (including with respect to its assets); or

(d)	except as contemplated by this Agreement, result in, or require, the creation or imposition of any Encumbrance upon or with respect to any of the assets or properties that comprise the Project.

3.	Solvency. Each Hycroft Party is Solvent and no Hycroft Party will be rendered Insolvent by the execution and delivery of this Agreement.

4.	Execution; Binding Obligation. This Agreement has been duly and validly executed and delivered by each Hycroft Party. This Agreement constitutes a legal, valid and binding obligation of each Hycroft Party, enforceable against such Hycroft Party in accordance with its terms, except to the extent enforcement may be affected by Applicable Laws and regulations relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.	Consents. No Hycroft Entity is required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution, delivery or performance of the obligations of the Hycroft Parties under this Agreement or the consummation of the transactions contemplated herein, except for recordings or filings in connection with the perfection of the Royalty Deed and Deed of Trust in favor of the Payee.

6.	No Defaults. No event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) has contravened, conflicted with or resulted in, or may contravene, conflict with or result in, a violation or breach of, or give any Hycroft Entity or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract, lease, license, concession, Authorization, agreement, indenture, mortgage, debenture, note, instrument, or Order to which it is a party or by which it or its properties and assets may be bound, and, to the knowledge of each of the Hycroft Parties, each other Person that is party thereto is in compliance in all material respects with the terms and requirements thereof, in each case, except as would not have a Material Adverse Effect.

7.	Litigation. Save and except for the class action disclosed to the Payee in the Credit Agreement, there are no material actions, suits, investigations, claims or proceedings pending or, to the knowledge of each of the Hycroft Parties, threatened against or directly affecting the Owner or the Project by or before any Governmental Body.

8.	Insurance. The properties, assets and operations of the Owner are insured with reputable insurance companies (not Affiliates of any Hycroft Entity), in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where the Owner operates.

9.	Title to Property; Liens. The Owner (i) has good and marketable leasehold title to all leases of real property included within the Property (ii) has good and marketable possessory and record title to all unpatented mining claims and millsite claims included within the Property, except for such claims that are leased to the Owner and are covered under part (i) of this paragraph, (iii) has good and marketable title to such other real property interests included within the Property and not otherwise included under parts (i) and (ii) of this paragraph, and (iv) has good and marketable title to or hold a good and marketable leasehold interest in such properties and assets, which are not real property interests, and comprise part of the Project. Except for Permitted Encumbrances, there are no Encumbrances upon or with respect to any of the properties and assets included in the Property. Without limiting the foregoing:

(a)	save and except for the Permitted Encumbrances listed in Sections Article 9 and Article 10 of 2, no Person other than the Owner has any rights to participate in or operate the Property and the Project;

(b)	the Property comprises all of the real property, mineral and surface interests held by the Owner in respect of the Project;

(c)	the Property constitutes all real property, mineral, surface interests and ancillary rights necessary for, as applicable, the construction, development and mining operations of the Project, as currently operated and substantially in accordance with the current development or mine plan; and

(d)	save and except for the Permitted Encumbrances listed in Sections Article 9 and Article 10 of 2, none of the Property or Minerals therefrom are subject to an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty.

10.	Maintenance of Property. All mining claim maintenance fees, rentals, royalties, recording fees, taxes and all other amounts have been paid when due and payable and all other actions and all other obligations as are required to maintain the Property have been taken and complied with in all material respects.

11.	Authorizations. The Owner has obtained or been issued all Authorizations (including environmental Authorizations) and Other Rights (A) which are necessary for the conduct of exploration, development and operating activities as such activities are currently being conducted at or on the Property or in connection with the Project, or (B) the failure of which to be obtained would not have a Material Adverse Effect. There are no facts or circumstances that might reasonably be expected to adversely affect the issuance or obtaining of any Authorizations (including environmental Authorizations) or Other Rights in the ordinary course of business by the time they are necessary for the conduct of exploration and development activities and the eventual commencement and ongoing commercial production at or on the Property or in connection with the Project, as applicable.

12.	Compliance with Applicable Laws. The Owner and the Property (as and when owned by Owner) are and have been in compliance in all material respects with all Applicable Laws. Without limiting the generality of the foregoing, the Owner and the Property (as and when owned by Owner) are and have been in compliance in all material respects with all applicable Environmental Laws, and there are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the knowledge of each of the Hycroft Parties, threatened against or affecting any Hycroft Entity with respect to the ownership, use, maintenance and operation of the Property, relating to any applicable Environmental Laws, where any adverse determination with respect thereto or liability imposed therein could have a Material Adverse Effect.

13.	Subsidiaries. The Owner is a direct, wholly owned Subsidiary of Allied. Allied is a direct, wholly-owned Subsidiary of the Parent.

14.	No Subordination. There is no agreement, indenture, contract or instrument to which any Hycroft Entity is a party or by which it or any of its properties or assets may be bound that requires the Royalty Deed and Deed of Trust to be subordinate to any other Encumbrance on the Property. Upon recording the Royalty Deed and Deed of Trust against the Property, the Royalty Deed and Deed of Trust shall be senior to any and all other Encumbrances other than the Permitted Encumbrances.

15.	Mineral Reserves and Resources. The most recent estimated measured, indicated and inferred mineral resources and proven and probable mineral reserves, if any, and technical reports disclosed by the Parent for the Project have been prepared and disclosed in accordance with accepted mining industry practices and in accordance with the requirements prescribed by National Instrument 43-101 or SEC Regulations and the companion policy thereto (as in effect on the date of publication of the relevant report or information); neither of the Hycroft Parties has any knowledge that the mineral resources or mineral reserves (or any other material aspect of any technical reports) as disclosed are inaccurate in any material respect; there are no outstanding unresolved comments of any securities commission or other securities regulatory authority in each province and territory of Canada or the United States, in which the Parent is a reporting issuer (the “Securities Regulatory Authorities”) in respect of the technical disclosure made by the Parent; and, to the knowledge of each of the Hycroft Parties, there has been no material reduction in the aggregate amount of estimated mineral resources and reserves, if any, for the Property, from the amounts last disclosed by Parent.

16.	Regulatory Compliance. The Parent has filed, on a timely basis, all required reports, schedules, financial statements, forms, registrations, certifications and other documents together with any amendments required to be made with respect thereto with the applicable Securities Regulatory Authorities (together with the exhibits and other information incorporated therein, the “Parent Securities Documents”) and paid all fees and assessments due and payable in connection therewith; as of their respective dates of filing (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Parent Securities Documents complied in all material respects with the requirements of Applicable Laws and none of the Parent Securities Documents contained any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading; the Parent has not filed any confidential material change reports which continue to be confidential.

17.	Brokers and Finders. No Hycroft Party has employed any broker or finder or incurred any liability for any brokerage fee, commission, finders’ fee or any other similar payment in connection with the transactions contemplated by this Agreement that could give rise to any claim against the Payee for brokerage fees, commissions, finders’ fees or any other similar payments.

18.	Disclosure. All information relating to the Property provided to the Payee or any of its representatives or advisors, or made available to the Payee or any its representatives or advisors, is true, accurate and complete in all material respects.

FINAL FORM

Schedule D

FORM OF ROYALTY DEED

(separately attached hereto)

Schedule D
to
Royalty Agreement

Assessor Parcel No’s (for patented mining claims)

Recording requested by, and
when recorded mail to:

Sprott Private Resource Lending II (CO) Inc.

c/o Wells Parker
Dorsey & Whitney LLP

111 S. Main Street, Suite 2100

Salt Lake City, UT 84111-2176

The undersigned affirm this document does not contain the personal information of any person.

ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT

THIS ROYALTY DEED AND MEMORANDUM OF ROYALTY AGREEMENT (this “Royalty Deed and Memorandum”), dated effective as of the [●] day of [●], 2020 (the “Effective Date”) is by and among Hycroft Resources & Development, Inc., a Nevada corporation (“Owner”), and Sprott Private Resource Lending II (CO) Inc., an Ontario corporation (“Payee”).

Recital

Owner and Mudrick Capital Acquisition Corporation (collectively, the “Hycroft Parties”) and Payee are parties to that certain Royalty Agreement (“Agreement”) dated as of [●], 2020 under which Owner grants to Payee a Royalty in and to the Property as such terms are defined and further described in this Royalty Deed and Memorandum. This Royalty Deed and Memorandum is executed for the purpose of affording notice of the existence of the Agreement and the terms and provisions thereof, which terms and provisions are incorporated herein by reference for all purposes. This Royalty Deed and Memorandum summarizes some of the terms and provisions of the Agreement and is not intended to contain all of the terms and provisions of the Agreement or to alter or vary any of the terms and provisions of the Agreement. Unless otherwise defined herein, all capitalized terms in this Royalty Deed and Memorandum shall have the meanings assigned to them in the Agreement.

Royalty Deed and Memorandum

The Agreement contains the following principal terms, among others:

1.           Royalty. Owner has created, granted and conveyed to Payee under the Agreement, and does hereby create, grant and convey to Payee, a perpetual royalty in the amount of 1.50% of Net Smelter Returns from Precious Metals produced from those properties described on Exhibit A hereto (“Property”), as more specifically set forth and calculated in the Agreement (“Royalty”).

a.       “Precious Metals” means gold and silver in whatever form or state, which are mined, excavated, extracted, recovered in soluble solution or otherwise recovered or produced from the Property.

b.       The terms for calculating the Net Smelter Returns and payment of the Royalty are set forth in the Agreement.

c.       Owner may, but is not obligated to, repurchase up to 33.3% of the Royalty pursuant to terms set forth in the Agreement. Owner’s repurchase right may be exercised only on the following dates: (i) the first anniversary of the Effective Date and (ii) the second anniversary of the Effective Date. In the event Owner exercises its right to repurchase a portion of the Royalty, an instrument memorializing such repurchase will be recorded in the public records of Humboldt County and Pershing County, Nevada.

d.       The Royalty is an interest in real property and constitutes the grant of a vested present interest in the Property and a covenant running with the land and all successions thereof, whether created privately or through government action. The Royalty shall be applicable to the Property and binding upon the Owner and the successors and assigns of the Property. The Royalty shall attach to any amendments, relocations or conversions of any mining claim, license, lease, concession, permit, patent or other tenure comprising the Property, or to any renewals or extensions thereof. If the United States establishes a leasing system or other system of tenure for lands or Precious Metals now subject to location under applicable mining laws, and if the new system gives the Owner an election to acquire rights under the new system in exchange for or in modification of property rights comprising part of the Property, the Royalty, the Agreement and this Royalty Deed and Memorandum shall extend to the lease or other rights granted by the new system in exchange for such property rights included in the Property.

e.       Payee shall have all of the rights and incidents of ownership of a non-participating royalty owner, which incidents are covenants running with the Property and include: (a) the ownership of the non-participating royalty interests which are interests in real property; (b) the right to receive, free of expenses other than those deductible in the calculation of net smelter returns, the Royalty payments; and (c) the obligation of Owner, its successors or assigns, to make the Royalty payments and taxes assessed to Payee, which obligation shall run with the land. Payee, however, shall not have or claim any incidents of the fee simple ownership in the Property, which incidents include: (a) the right to enter, explore, develop or mine the claims; (b) the right to execute leases, operating agreements, or similar instruments with respect to the Property; (c) the right to share in bonus payments made as the consideration for the execution of leases or other instruments; and (d) the right to participate in any manner in the decisions concerning, or the conduct of, operations on the Property.

2.             Term. The term of the Agreement commences on the Effective Date and is perpetual.

3.             Abandonment. The Owner shall not abandon any unpatented claims comprising part of the Property or any other interest in the Property unless it first complies with the Agreement. If the Owner wishes to abandon any of the patented or unpatented claims comprising part of the Property or any other interest in the Property (“Abandonment Property”), the Owner shall first give notice of such intention to the Payee at least 60 days in advance of the proposed date of abandonment. If, not less than 15 days before the proposed date of abandonment, the Owner receives from the Payee written notice that the Payee wishes to acquire the Abandonment Property, the Owner shall, without additional consideration, convey the Abandonment Property in good standing by quit claim deed, without warranty, to the Payee or an assignee thereof, and shall thereafter have no further obligation to maintain title to the Abandonment Property. If the Payee does not give such notice to the Owner within the prescribed period of time, the Owner may abandon the Abandonment Property and shall thereafter have no further obligation to maintain title to the Abandonment Property; provided, however, that if any Hycroft Party reacquires a direct or indirect interest in any of the Abandonment Property within ten years following such abandonment, the production of Precious Metals from such property shall be subject to the Royalty, the Agreement and this Royalty Deed and Memorandum from the effective date of reacquisition. The Owner shall give prompt written notice to the Payee of any such reacquisition.

4.             Grant of Security Interest; Deed of Trust. Subject to the Permitted Encumbrances, the Hycroft Parties have granted and agree to grant to the Payee, a continuing security interest and a first priority lien on the Property, including all proceeds and products thereof, in order to secure prompt payment of the obligations and prompt performance by the Hycroft Parties of each and all of their covenants and obligations under the Agreement and this Royalty Deed and Memorandum and any amendments thereto. The Payee’s security interest and first priority lien on the Property is and shall be evidenced by the execution and delivery of the Deed of Trust by the Owner, and such other security documents as Payee may reasonably require. The Owner shall promptly register or record the duly executed Deed of Trust and such other security documents as Payee may reasonably require with all applicable registries or recording offices, including in the Offices of the Recorder of Humboldt County, Nevada and Pershing County, Nevada.

5.             Grant of Encumbrances. Except as provided herein or in the Agreement, Owner shall not cause or allow to be registered or otherwise permit to exist any Encumbrance on the Property ranking senior to or equally with this Royalty Deed and Memorandum other than the Permitted Encumbrances.

6.             Notice. All notices and communications to the parties shall be delivered as follows:

If to the Hycroft Parties:

Hycroft Resources & Development, Inc.
c/o Mudrick Capital Acquisition Corp

8181 E. Tufts Ave.

Suite 510

Denver, CO 80237

Email: Steve.Jones@hycroftmining.com

Attention: Steve Jones,

with a copy to (which copy shall not be deemed to be notice) to:

Cassels Brock & Blackwell LLP,

Suite 2200

HSBC Building

885 West Georgia Street Vancouver, BC V6C 3E8

Email: dbudd@casselsbrock.com

Attention: David Budd

and

Neal, Gerber & Eisenberg LLP

2 N. LaSalle Street

Suite 1700

Chicago, IL

60602-3801

Email: DStone@nge.com

Attention: David Stone

If to Payee:

Sprott Private Resource Lending II (CO) Inc.

200 Bay Street, Suite 2600
Toronto, ON M5J 2J2

Attention: Chief Financial Officer
Email: jgrosdanis@sprott.com

with a copy (which shall not constitute notice) to:

DLA Piper (Canada) LLP
666 Burrard Street, Suite 2800
Vancouver, BC V6C 2Z7

Attention: Douglas G. Shields
Email: doug.shields@dlapiper.com

7.             Transfers. The Owner may only Transfer its rights and obligations under the Agreement and this Royalty Deed and Memorandum, or in and to the Property, if as a condition to completion of the Transfer (and the release of the Guaranteed Obligations in respect of the transferred obligations), any Transferee and its Affiliates shall have first entered into an agreement, in form and substance satisfactory to the Payee, acting reasonably, to be bound by the Agreement and this Royalty Deed and Memorandum (including providing comparable guarantees to that provided by Parent). A “Transfer” includes any sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, arrangements, amalgamations, consolidations, asset sales or spin out transactions.

8.             Relationship Between this Royalty Deed and Memorandum and the Agreement. This Royalty Deed and Memorandum has been executed and recorded in order to apprise third parties and the public generally of the essential terms and conditions of the Agreement. The Agreement contains numerous provisions and details not reflected in this Royalty Deed and Memorandum. In the event of any conflict or inconsistency between the terms and conditions of this Royalty Deed and Memorandum and those of the Agreement, the terms and conditions of the Agreement shall in all instances prevail and govern. As between the parties, this Royalty Deed and Memorandum is not intended to create and shall not create any terms, conditions, rights, privileges, liabilities, duties or obligations not expressly provided for and set forth in the Agreement. Neither the Agreement nor this Royalty Deed and Memorandum shall imply or give rise to any rights on the part of any person not a party to the Agreement. Requests for information regarding the Agreement should be made to the parties at the addresses set forth above

9.             Counterparts. This Royalty Deed and Memorandum may be executed in counterparts and each such counterpart shall be deemed to form part of one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Royalty Deed and Memorandum to be signed and executed.

HYCROFT RESOURCES & DEVELOPMENT, INC.

By:
Name:
Title:

STATE OF	)
) §
County of	)

This instrument was acknowledged before me on _____________________ by ____________________, the____________________ of Hycroft Resources & Development, Inc., a Nevada corporation.

Signature of Notarial Officer

SPROTT PRIVATE RESOURCE LENDING II (CO) INC.

By:
Name:
Title:

STATE OF	)
) §
County of	)

This instrument was acknowledged before me on _____________________ by ____________________, the _______________________ of Sprott Private Resource Lending II (CO) Inc., an Ontario corporation.

Signature of Notarial Officer

(Seal)

Exhibit A
to
Royalty Deed and Memorandum of Royalty Agreement

PROPERTY

Part 1 of Exhibit A

The Property subject to this Royalty Deed and Memorandum includes all right, title and interest of any of the Hycroft Parties to:

(ee)	patented claims, fee title, mineral or mining leases, and unpatented mining and millsite claims and all accessions and successions thereto, whether created privately or through government action, mineral rights and surface rights, whether owned or leased, easements, surface use agreements and any other right, title or interest to use the surface estate, all as more particularly described in Part 2 of this Exhibit A;

(ff)	all water, water rights, ditches and ditch rights, reservoirs and storage rights, wells and groundwater rights (whether tributary or nontributary), permits and other evidence of authority, water shares, water contracts, water allotments, and other rights in and to the use of water of any kind or nature, whether like or unlike the foregoing, decreed or undecreed, appurtenant to or historically used on or in connection with the properties and rights referred to in subparts (a) and (b) above, including the water rights described in Part 2 of this Exhibit A, and all ditches, headgates, outlet structures, measuring devices, pumps, pipelines, sprinkler systems, and other equipment or devices associated with the historical and beneficial use of or otherwise appurtenant to or used in connection with the water rights, and all easements, rights of way, permissions, licenses or other rights associated with the historical and beneficial use of or otherwise appurtenant to or used in connection with any of the water rights or water facilities described herein;

(gg)	all Minerals, Authorizations and Other Rights, all other property, stockpiles, tailings, buildings, structures, facilities and fixtures used, affixed or situated thereon, Utility Commitments and other rights or assets in each case relating to the interests referred to in (w) and (x) above; and

(hh)	any of the foregoing subsequently acquired.

Part 2 of Exhibit A

[To come.]

EXHIBIT F

Allocation Principles

Purchase Price Allocation Methodology

The following principles shall be applied in assigning value to the assets of the Seller for purposes of determining the amount of gain in connection with the acquisition of the Direct Subsidiary Equity Interests and the Transferred Assets as described in Section 1.1 and for making any required allocations of the purchase price (including all amounts taken into account in determining the purchase price for U.S. federal income tax purposes) under Code Section 1060 or otherwise. Value shall be assigned among the assets of the Company and its subsidiaries in the following order and amounts:

1. Class I (cash and cash equivalents): the actual dollar amount of assets in Class I;

2. Class II (investments): the fair market value of assets in Class II, as reasonably agreed to by Seller and Parent;

3. Class III (accounts receivable): the fair market value of assets in Class III, as reasonably agreed to by Seller and Parent;

4. Class IV (inventory): the fair market value of assets in Class IV (which shall be the retail value of such inventory), as reasonably agreed to by Seller and Parent;

5. Class V (property, plant and equipment, prepaid expenses, and other assets not in any other class): the fair market value of assets in Class V, as reasonably agreed to by Seller and Parent;

6. Class VI (Section 197 intangibles other than goodwill and going concern value): the fair market value of assets in Class VI, as reasonably agreed to by Seller and Parent; and

7. Class VII (goodwill and going concern value): any residual value after taking into account the above shall be assigned to the assets of Class VII.